File Number: 333-122781

Filing Date: June 1, 2006
Amendment No. 8

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Amendment Number 8, originally filed on form S-2)

______________

MORGAN BEAUMONT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	65-1071956
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6015 31st Street East

Bradenton, FL 34203

(941) 753-2875

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

______________

Laughlin Associates, Inc.

2533 N. Carson Street

Carson City, Nevada 89706

(775) 883-8484

(Name, Address, Including Zip Code, And Telephone Number, Including Area Code, of Agent For Service)

______________

Copies to:

Patrick R. Boyd, P.C.

Boyd & Chang, LLP

19900 MacArthur Boulevard

Suite 660

Irvine, California 92612

(949) 851-9800 (Tel)

(949) 851-0159 (Fax)

______________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

______________

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Common Stock, $0.001 par value per share	31,100,000	$0.31	$9,641,000	$902.00

(1)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the OTC Bulletin Board on May 23, 2006.

(2)	Calculated pursuant to Rule 457(c) based on an estimate of the proposed maximum aggregate offering price.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

Item 1.    FRONT OF THE REGISTRATION STATEMENT AND OUTSIDE FRONT COVER OF PROSPECTUS

This prospectus is not an offer to sell these securities and neither we nor the selling stockholders named in this prospectus are soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

June 1, 2006

MORGAN BEAUMONT, INC.

31,100,000 SHARES

OF

COMMON STOCK

This prospectus relates to the resale by the selling stockholders listed in this prospectus of up to 31,100,000 shares of our common stock we previously issued in a private placement. Some of the selling shareholders paid $0.20 per share and some paid $0.40 per share for the shares they now intend to sell pursuant to this prospectus. The low sale price per share resulted in a large number of shares being sold. The registration of an additional 31,100,000 shares will result in an additional approximately 43% of shares in the public market. This influx of shares may have a material adverse effect on our share price.

Our common stock is quoted on the OTC Bulletin Board, under the symbol “MBEU”. On May 23, 2006, the last reported sale price for our common stock was $0.31 per share. You are urged to obtain current market quotations for our common stock. The selling stockholders may offer their shares of common stock from time to time in the open market, in privately negotiated transactions, in an underwritten offering, or a combination of methods, at market prices prevailing at the time, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may engage brokers or dealers who may receive commissions or discounts from selling stockholders. Any broker-dealer acquiring the common stock from the selling stockholders may sell these securities in normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of methods. See Plan of Distribution on page 26. We will bear all of the fees and expenses in registering the shares offered by this prospectus.

Investing in our common stock involves a high degree of risk. You should carefully consider the Risk Factors beginning on page 15 of this prospectus.

	Per Share	Total
Public offering price (Estimate)	$0.31	$9,641,000
Proceeds to the Company	$0.00	$0.00
Proceeds to the selling shareholders	$0.31	$9,641,000

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE PRICE PER SHARE SET FORTH ABOVE IS ONLY AN ESTIMATED PRICE BASED UPON THE PRICE OF OUR SHARES AT THE TIME OF FILING OF THIS PROSPECTUS. ACTUAL OFFERING PRICES ARE DISCUSSED IN OUR PLAN OF DISTRIBUTION.

The date of this prospectus is June 1, 2006

Item 2.	INSIDE FRONT AND OUTSIDE BACK COVER PAGES OF PROSPECTUS.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. In this prospectus, the terms “we”, “us”, “our”, “MBI”, “Morgan”, “Morgan Beaumont”, and the “Company” mean Morgan Beaumont, Inc. unless otherwise indicated. All dollar amounts in this annual report are in U.S. dollars unless otherwise stated.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	74
INDEMNIFICATION OF OUR DIRECTORS AND OFFICERS	75
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	76
RECENT SALE OF UNREGISTERED SECURITIES	77
EXHIBITS	78
UNDERTAKINGS	78
WHERE YOU CAN FIND MORE INFORMATION	79

Item 3.     SUMMARY INFORMATION AND RISK FACTORS.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and information included or incorporated by reference into this prospectus. This summary may not contain all of the information that is important to you. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 15 as well as the documents, before deciding to invest in our common stock.

We are primarily a developmental stage technology company. We have established a network for loading funds on debit cards and conducting other financial transactions with business partners such as MasterCard, Visa, Discover card, Western Union and MoneyGram. We have not yet achieved profitable operations.

Morgan Beaumont, Inc.

Morgan Beaumont was founded in 2000 and began developing our brand of debit cards in 2001. In 2003 we began selling our debit cards to the sub-prime credit challenged consumer and very soon thereafter observed that a major barrier to the acceptance and use of the card was the ability to deposit money on the debit card. In 2003 our focused shifted to building a computer network that would connect the merchants where the credit challenged customers shopped, to the processors and banks that support and issue the debit cards enabling the near real-time deposit of money on to the debit card so it then could be used to purchase products and services similar to the way a credit card would conduct credit transactions.

To develop the network we had to write software to integrate the magnetic stripe credit card reading equipment at a merchant location with our software and then develop a way to interface our software with the computer systems of various processors and banks which operate of a variety of equipment and software.

We have branded the network the SIRE Network. In January of 2005, we began using the SIRE Network and throughout 2005 we processed transactions for our own debit cards on the network as we refined and improved the network.

In May of 2005, we purchased telecommunications switching equipment for a dual purpose. The first purpose was that the sub-prime credit consumer traditionally purchases prepaid phone cards to make their long-distance telephone calls. Our purchased equipment allowed us to offer those services on a debit card thereby making the card more valuable to the consumer. Secondly, we began selling the traditional prepaid phone cards at and below cost as a way to increase awareness of and loyalty to the Morgan Beaumont brand within the sub-prime consumer.

In December of 2005, we activated a sufficient number of merchants on the SIRE Network which we call “Points of Presence” (“POPs”) to reach a substantial portion of the sub-prime credit consumers. We believe we have established enough market penetration to make the SIRE Network a commercially viable product. In 2006, we have begun marketing the SIRE Network services to companies that sell their own debit cards so that consumers with another company’s debit card can take advantage of the services offered by the SIRE Network. We will continue to add POPs to our network as well as add other services to benefit our customers, the sub-prime credit consumer and the processors and issuers of debit cards.

Our Services and Products

SIRE Network/ POPs

The SIRE Network provides the financial communications platform necessary for money to be loaded onto debit cards at numerous banks, stores and other POP locations, which utilize otherwise incompatible operating systems. Before the introduction of this system, it was very cumbersome and costly to load money onto a debit card unless you had a bank account. Our SIRE Network and platform software allows banks, financial services companies, retailers and other POPs to communicate debit card and telecommunications transactions. We give the software away for free, but charge the card user a use fee each time a transaction is processed. When cardholders use the SIRE Network we receive a fee, even from cards sold by others.

The SIRE Network achieved a sufficient number of POPs that we believe will make the SIRE Network very attractive for Banks to utilize in servicing the customers of their branded debit cards. We are currently marketing to these banks and if we are successful we will be able to generate revenue from the SIRE Network from the transaction fees paid to us by the users of the debit cards sold by other companies as well as our own.

As we progress in our business we will add additional services and to the SIRE Network. As of March 31, 2006, we had approximately 167,000 POPs under contract in all 50 states, situated primarily in urban areas, of which approximately 86,000 were operational. The majority of operational POPs are from MoneyGram and Western Union and located primarily within grocery stores, drugstores and convenience stores. New POPs are secured and brought on line as they are processed by our engineers. Typically, the process to bring a group of POPs online can take between a week and six months and in extreme circumstances more than six months, depending on the complexity of the computer software involved and the responsiveness of the POPs’ technical staff at the POP. The POPs are operational but relatively inactive until more people begin to use the SIRE Network.

In January of 2006, we added the ability to write a money order that can be printed over the internet and drawn against the balance on the customer’s debit card, which acts as a substitute for a personal check or cashier’s check. This feature will allow the holder of a debit card that is enabled on the SIRE Network to pay their bills in much the same way as a traditionally banked consumer would. This provides people who cannot qualify for a checking account with most of the benefits and functionality associated with a checking account.

Debit Cards

Our debit cards are issued through our partner banks such as First Gulf Bank and MetaBank. The bank is the repository for the balance that is loaded on the card. The SIRE Network provides card activation and cash load services. We generate revenue from the sale and use of our debit cards and we receive a monthly maintenance fee for active debit cards. We have also begun marketing debit cards to large employers of low wage personnel who often fall within the sub-prime credit group. These “payroll cards” provide the employer with a way to include un-banked employees in their direct deposit program.

Card distributors or in some cases, retailers, also acquire the cards from us, and pay us for the cards which they resell to consumers. We have placed approximately 230,000 debit cards with distributors since December 1, 2004, approximately 1,000 to 2,000 have been activated and used at some point in time. We estimate that approximately 600 are currently active and the vast majority of which have yet to be activated and are being held by our distributors until they roll out their individual marketing campaigns. Our business partners are not required to sell the cards or roll-out a program or any specified schedule. We presently market all of our debit cards under the Morgan Beaumont name and under the Pronto Banco name. We have recently begun entering into contracts for the private label of our debit cards for others, where our name would not appear on the card.

Phone Cards & Telecommunications Products

Prepaid phone cards are presently sold to retailers and to prepaid phone card distributors on a wholesale basis. These resellers are attracted to our phone cards due to their branded packaging, profitability and ease of use. We are currently selling these cards at or below cost in order to enhance the Morgan Beaumont brand and develop consumer loyalty. The ability to use the funds on a debit card to make prepaid phone calls is a feature on the SIRE Network and will be available to cards supported on the SIRE Network. Approximately 70% of our cards are sold under our brand name and 30% are privately labeled, without any reference to Morgan Beaumont.

In order to reduce our cost of providing long-distance on prepaid phone cards we are selling long-distance service on a wholesale basis to other telecommunications providers. This is helping to create economies of scale for us and give us enough buying power to reduce our cost per minute of long-distance service.

Operational Overview

Since inception we have suffered from lack of operating capital which has slowed our development. Our first significant operating capital came as part of the merger with Pan American Energy Corporation. The status as a publicly trading company allowed us to more easily locate additional funding for our operations. We have had limited card services and sales of approximately $355,900 in 2003, but never had a substantial number of POPs and card sales until various contracts became effective starting in January 2005. We now believe we have all of the necessary pieces in place to grow our business. Our infrastructure is in place and we believe we have refined our technology.

Our current revenues are not representative of our intended revenue stream in the future. We are presently generating the bulk of our revenues from telecom operations. The telecom products serve as a loss leader enabling us to establish market presence. In the future, we plan to place less emphasis on our telecom operations and focus primarily on the SIRE Network and products operating on the SIRE network. The relative importance of these products varies from period to period and over the progression of our business as we roll-out programs on the SIRE Network. Revenue from prepaid phone cards and wholesale long distance traffic presently makes up nearly all of our revenue, but debit cards have the highest profit margin. Revenue for the year ended September 30, 2005 and March 31, 2006 was as follows:

	For the year ended September 30, 2005		For the six months ended March 31, 2006
	Revenue	% of Total	Revenue	% of Total
General Telecom Revenue	$ 603,838	55.4%	$3,329,107	98.9%
Debit Card Revenue	459,943	42.2%	25,773	0.8%
SIRE Network Revenue	25,891	2.4%	10,451	0.3%
Total	$1,089,672		$3,365,331

We were incorporated in Nevada in May 26, 2000. Our headquarters is currently located at 6015 31st Street East, Bradenton, Florida 34203 and our telephone number is (941) 753-2875. Our Website address is www.morganbeaumont.com. The information on our Website is not part of this prospectus.

Material Relationships

Our material contracts and relationships fall into the five main categories of:

•	Banks, who issue cards or card programs which we sell to distributors or others.
•	Processors, who handle the back office mechanics of transferring money and debiting and crediting accounts for the financial transactions among the banks and the cardholders and the card distributors.
•	Distributors, who structure the type of card programs they want and sell the cards to end users or other sub distributors.
•	Points of Presence (POPs), which are card sales and load locations.
•	Card Association Companies, such as MasterCard and Visa, which sponsor certain types of card issuances.

We attempt to identify a demand for a particular type of card program based upon our understanding of the marketplace or direct requests from customers. When we develop or structure a card or card program, we attempt to match that program with a bank which is best suited for the particular card terms and users. Once a bank approves a program, it will refer us to the processors with which it does business. There are no regional or national restrictions on the issuing banks or processors. Some banks however cannot support large numbers of retail transactions but would prefer payroll or other programs. Likewise, certain processors handle large numbers of retail transactions while others might be better suited for payroll. Some banks are not big enough to handle large card programs, while larger banks may not offer as favorable of pricing as the smaller banks.

We currently have three to six key relationships in each of the five main categories, which we list in order of the general importance to us, as set forth below.

Banks	Processors	Distributors	POPs	Card Associations
1. First Gulf Bank 2. Bank First 3. MetaBank 4. First Federal Bank	1. WildCard 2. Symmetrex 3. First Data 4. National Card Services/ 5. I2C	1. Prime Source 2. Bostrom International Group 3. Network Management, Inc. 4. Acosta 5. Virtual Lending Services 6. IPrepay 7. PBS	1. Western Union 2. Transaction Management 3. APS 4. IPP 5. Bank of America 6. Money Gram 7. IPrepay	1.MasterCard 2. Visa 3. Discover Card

We continue to add banks, processors and distributors and we are negotiating with Discover card to offer programs through them and negotiations with Visa to increase our level of approval from an independent service organization to a third party processor. Certain relationships may fall into more than one category, such as IPrepay which has its own terminal in certain retailers. The level of importance of a particular relationship changes periodically as some contracts and relationships become more or less important in that period.

Recent History of Losses, Accumulated Deficit and Anticipation of Future Losses

An investment in our securities involves a high degree of risk. We are and have been for an extended period, a development stage company. We lack profitable activities. We have a history of losses and we expect to continue to incur significant losses for the foreseeable future. We had accumulated losses of approximately $15,114,624 as of March 31, 2006. These losses included approximately $352,000 in registration penalties and $1,417,613 in losses attributable to derivative financial instruments associated with our capital raising activities. We expect to continue losing money for the foreseeable future. In our September 30, 2005 financial statements, for various reasons, we disclosed, and our independent auditors reported in their opinion, that we might not be able to continue as a going concern. This means that unless we are able to generate adequate cash to pay our expenses and meet our other operating commitments, we may go out of business and our stock may become worthless.

Employees, Officers and Directors

We have 33 full time employees and 5 consultants as of June 1, 2006 including employees at our telecom division. We have 4 executives, 5 sales people, 5 marketing people, 7 technology people, 3 customer service people, 4 operations people and 10 finance and administrative people including consultants.

Our Chief Financial Officer has tendered his resignation as an officer and director effective June 2, 2006. Until we find a suitable replacement, our Vice President of Finance will act as interim Chief Financial Officer.

Competition

The markets for the financial and telephone products and services offered by us are intensely competitive. We compete with a variety of companies in various segments of the financial service industry and its competitors vary in size, scope and breadth of products and services they offer. Certain segments of the financial services industry tend to be highly fragmented, with numerous companies competing for market share. Highly fragmented segments currently include financial account processing, customer relationship management solutions, electronic funds transfer and card solutions. We face a number of competitors in the debit card and payment market. We also face substantial competition for the wholesale distribution of prepaid phone cards and the wholesale and retail sale of long distance services. Some of our debit/ prepaid phone card customers are also in the business of selling prepaid phone cards and wholesale long distance services.

This prospectus contains trademarks and trade names of other companies.

THE OFFERING

Common stock offered by the selling shareholders...........	31,100,000
Common stock to be outstanding after the offering........	74,555,528
Use of proceeds.................................................	The Proceeds will not go to us
Market Symbol..................................................	MBEU
Risk Factors......................................................	See page 15 for a discussion of risks and uncertainties facing our business and the shares

This offering relates to the offer and sale of 31,100,000 shares of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

The shares offered by the selling stockholders are already issued and outstanding and the resale of these shares by the selling shareholders will not affect the total number of outstanding shares. As of the date of this prospectus, we have 74,555,528 shares outstanding.

SUMMARY FINANCIAL DATA

The following table summarizes the financial data for our business. You should read this information with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated in this prospectus by reference to certain documents it has previously filed with the Securities and Exchange Commission.

	For the nine months ended September 30, 2004 (Audited)	For the year ended September 30, 2005 (Audited)	For the six months ended March 31, 2006 (Unaudited)
Statement of Operations Data:
Revenue (net of returns and allowances)	$58,602	$1,089,673	$3,365,331

Cost of revenues	35,833	1,075,445	4,260,602

Gross Profit (Deficiency)	22,769	14,228	(895,271)

Other operating expenses:
Research and Development	73,600	303,000	331,217
Selling, general and administrative	955,525	5,503,503	3,674,258
Total other operating expenses	1,029,125	5,806,503	4,005,475

Loss from operations	(1,006,356)	(5,792,275)	(4,900,746)

Gain/(loss) from litigation	(56,000)	60,000	-
Gain/(loss) on derivative financial instruments	-	(1,620,686)	203,073
Registration rights penalties	-	-	(351,972)
Interest income	36,211	34,283	10,686
Interest expense	(5,190)	(4,159)	(2,793)
Other	-	(95,098)	-
Total other income (expenses)	(24,979)	(1,625,660)	(141,006)

Net Loss	$(1,031,335)	$(7,417,935)	$(5,041,752)

Net loss per common share – basic and diluted
	$(0.08)	$(0.15)	$(0.08)
Weighted average common shares outstanding basic and diluted	12.697,400	49,175,851	65,044,210

	September 30, 2004 (Audited)	September 30, 2005 (Audited) (as Restated)	March 31, 2006 (Unaudited)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$121,832	$2,474,712	$448,044
Working capital (deficiency)	333,254	(2,859,845)	(598,684)
Long term debt	-	-	-
Total assets	920,034	6,527,904	5,350,102
Total liabilities	444,846	7,962,166	4,397,947
Accumulated deficit	(2,654,937)	(10,072,872)	(15,114,624)
Stockholders’ equity/(deficit)	$475,188	$(1,434,262)	$952,155
Dividends—None

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you could lose much if not all of the money you paid to buy our common stock.

An investment in our stock involves a high degree of risk. Investors considering investing in us should carefully consider the risks described below and other risks inherent in doing business before investing in our common stock. If any of the following risks or other risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these or other risks.

RISKS RELATED TO OUR BUSINESS

Most states require us to undergo a difficult and costly process of obtaining licenses to load our stored value cards, which could further delay our operations and profitability.

Approximately 40 states have established some form of law or regulation governing entities taking or loading money on cards or processing such transactions. We have engaged counsel to contact the authorities of each state in which we conduct business to determine our compliance needs. In the interim, we intend to continue to rely upon the licenses of our affiliated banks. Some states may require us to obtain our own license to conduct money loading operations. This may mean that in order for us to be able to conduct our card loading operations in certain jurisdictions, we could be required to apply for and obtain licenses in nearly every state in which we load money on to cards. We may have to post bonds to operate in those states and pay filing fee’s which range from $1,000 to $100,000 per state. We may also have to qualify to do business in each such state and thereafter file tax returns and be subject to service of process in each state. In the best case scenario it may take at least 9 months to obtain all of the necessary licenses. We do not presently know if we will be able to obtain all of the licenses we need to fulfill existing and proposed contracts. We also do not know if we would be able to obtain the funding necessary to purchase the approximately $6,000,000 in bonds necessary to secure all of the licenses. In most states we will have to obtain the bonds prior to applying for the license.

Our capital resources have not been generated from operations and we may continue to be dependent on our ability to sell additional stock to fund continued operations.

From inception to March 31, 2006, we generated cash from financing activities of $11,991,178. This amount arose primarily from sales of our common stock, and collections under a note receivable from a stockholder that was acquired at the time of the Pan American merger discussed above. We have used a significant portion of this capital to fund cash outflows for operating and investing activities totaling approximately $11,544,000 as of March 31, 2006. Since continue to lose money, we anticipate that we will be required to obtain additional debt or equity capital to pursue our plan of operations, and there is no assurance that we will be able to obtain financing in the amount required or terms satisfactory to us.

Our point of purchase operators may subject us to liability if they fail to follow applicable laws.

As part of our license requirements, we may be required to have agency agreements with each of our load centers. Among other things the agreements will require them to comply with the Patriot Act and anti-money laundering laws. While we do not intend to be responsible for their actions, we could be subject to state or federal actions against us if our load center agents violate or are accused of violating the law. Such actions could compromise our credibility with our customers, issuing banks and state regulators, generally making it harder for us to do business. It could also cost us a great deal of money to investigate, defend and resolve such matters. We cannot be sure that we could afford such actions and be able to continue in business.

States may adopt even more stringent licensing rules and regulations that could impede our ability to operate in those states.

We anticipate that many of those states that many of those states will later adopt regulations or laws with which we will be required to comply. There were over one hundred stored value bills introduced in state legislatures in the first half of 2004 alone. We expect regulation of this industry to only increase and become more complicated. Regulatory and tax intensive states such as California will likely adopt a typically complex and heavily regulated scheme. The lack of license requirements in states such as California is more likely a result of their legislature’s inability to function effectively rather than the lack of desire to tax and regulate. It may be even more costly or difficult for us to comply with the new state regimes and more stringent rules and regulations adopted by state and federal government agencies. These regulatory structures could prove too expensive or complicated for us to comply with on a cost effective basis or at all.

Our business draws particular regulatory scrutiny because it is easily and frequently abused.

Stored Value Cards such as the ones that we issue and especially those which can be loaded and reloaded at multiple non-banking locations have recently caught the attention of state and federal law enforcement. Agencies from the DEA and FBI to Homeland Security have documented the use of such cards by drug dealers, terrorists and money launderers who desire the anonymous storage and transfer of money. These agencies are promoting further regulation of the industry and scrutiny of its customers. While we already have monitoring and security measures in place to detect abuse of our systems, we expect an increase in the level of scrutiny required of us as state and federal agencies detect new areas and methods of abuse.

We have a limited operating history which makes it difficult for us to project our future prospects.

We began our current business operations in 2001, but our systems and network have only recently become fully operational. We continue to encounter new problems and impediments to our ability to generate significant revenues or profitability. We have only a limited operating history on which an evaluation of our prospects can be made.

We have not been profitable and expect future losses.

We have suffered recurring losses from operations including a net loss of $1,031,335 for the nine months ended September 30, 2004 and $7,417,935 for the year ended September 30, 2005. Other operating expenses for the nine months ended September 30, 2004 and the year ended September 30, 2005 were $1,029,125 and $5,806,503, respectively. We also suffered a net loss for the six months ended March 31, 2006 of $5,041,752. We have not achieved profitability in any quarterly or annual period since inception and we expect to continue to incur net losses for the foreseeable future. Although revenues have grown in certain recent quarters, we cannot be certain that we will be able to sustain these growth rates or that we will obtain sufficient revenues to achieve profitability. Even if we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. We expect that costs and expenses will continue to increase in future periods, which could negatively affect future operating results.

We could be required to cut back or stop our operations if we later need money but are unable to obtain needed funding.

We anticipate requiring additional capital to expand our business or in connection with upgrading our facilities or to provide capital to fulfill contracts. Should we be unsuccessful in our efforts to raise capital, we will be required to curtail our expansion plans or we may be required to cut back or stop operations. There can be no assurance that we will raise additional capital or generate funds from operations sufficient to meet our obligations and planned requirements. As with our November 2004 and June 2005 private sale of securities, we might have to sell shares at a time when our stock price is unusually low. In such an event, our shareholders could experience substantial dilution. Such a sale could also trigger the price based anti-dilution provisions extended to the selling stockholders.

The loss of key vendors, processors, and banks could weaken our ability to support our card holders and reduce the quality of our service or completely eliminate particular products.

Our success depends on the ability of our vendors, processors, and banks (“Suppliers”) to perform according to our agreements in place. It takes several months to structure and implement a particular card program for an individual bank or card product. Should one of these issuers or processors become insolvent or simply refuse to perform under an agreement it could reduce or eliminate service on affected company products because it takes at least 90 days to establish a new card program. Should this be a long-lived situation and we are unable to find another supplier to perform in the non-performing supplier’s place, we may be forced to eliminate the product entirely thereby reducing the revenue stream that would have resulted from that product.

Changes in banking regulations could hurt our business.

We have designed our systems and card programs to comply and work in association with applicable banking rules and regulations. A change of those rules and regulations could require us to dramatically alter our software programs, the hardware upon which we operate and our implementation and operation of debit cards and stored value cards. Such changes could be costly or impractical and we may not be able to modify our operations and technology to comply with dramatic changes in banking regulations.

Changes in the patriot act could impede our ability to circulate cards that can be easily loaded or issued.

Our current screening process is designed to comply with the Patriot Act requirements that financial institutions know their cardholders. If the Patriot Act or subsequent legislation increases the level of scrutiny that we or our affiliated banks or the load or point of purchase locations are required to adopt to know their customers, it may be costly or impractical for us to continue to profitably issue and load cards for our customers or even comply with new regulations.

If major banks begin to target the sub-prime market, it will create substantial competition for us and our products and services.

We operate among major financial institutions, providing products and services designed to service the sub-prime credit market. Large and small banks alike have traditionally not sought the typically unprofitable and undesirable sub-prime market. This allows the symbiotic relationship between us and banks, where the banks get access to the cumulative deposits of the cardholders, without the trouble of administering thousands of very small individual accounts of less reliable depositors. If banks decide to directly target the sub-prime market before we are able to establish a strong foothold, we will not be able to compete with established banks which have substantially greater resources.

If we were to lose our third party processor license from MasterCard or Visa, the loss would substantially interfere with our ability to transact business.

Our MasterCard and Visa relationship allow us to come with a package of other networks such as Star(TM) and Plus(TM) and Interlink(TM) and Cirrus(TM) and similar networks. If we lose our third party provider licenses with both MasterCard and Visa, we would be forced to separately negotiate access to each of the individual networks. Any down time associated with the loss of access in the networks could render our systems and cards as issued useless. Even if we were then able to negotiate third party processor agreements with the individual networks, we might not be able to do so in time to preserve our business name and customer relationships. Thus, the loss of third party processor relationships with both Visa and MasterCard could put us out of business.

If MasterCard or Visa changes their requirements or stops issuing debit cards, the loss would substantially interfere with our marketing strategy and us to issue only non-hologram products.

Customers readily accept the Visa and MasterCard brands on debit cards. If we would lose our ability to issue cards under the Visa and MasterCard brands, we would lose substantial market acceptance for its products.

Having insufficient bandwidth, problems on our telecom equipment or carriers being down could impair our ability to effectively host our telecom networks

We require sufficient bandwidth as well as operating equipment and carriers to host our telecom networks. Insufficient bandwidths and problems with our telecom equipment or carriers could impair our ability to effectively host our telecom networks which could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR COMMON STOCK

We recently sold a total of 31,100,000 shares of our common stock which we are obligated to register immediately which could dilute the value of our shares and make shares harder to sell.

In December 2004, we completed a sale of 7,125,000 shares of our common stock at $0.20 per share. In July 2005, we completed the sale of 12,362,500 shares of our common stock for $0.40 per share. We recently completed the sale of 11,612,500 shares of our common stock for $0.20 per share pursuant to the exercise of outstanding warrants to purchase our shares. We are contractually obligated to immediately attempt to register all 31,100,000 shares. We do not know how the market for our shares will be affected by the addition of 31,100,000 free trading shares however; we presume that such additional shares will have the effect of increasing the supply of our shares and thus reducing the market price of our shares.

Our shares continue to be designated as penny stock which makes them more difficult to sell.

Our shares are presently designated as “penny stock” and thus may be more illiquid than shares traded on a major exchange. The SEC has adopted rules (Rules 15g-2 through l5g-6 of the Securities Exchange Act of 1934) which regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are any non-NASDAQ equity securities with a price of less than $5.00, subject to certain exceptions. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customers account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that is subject to the penny stock rules. Since our securities will be subject to the penny stock rules, investors in the shares may find it more difficult to sell their shares. The market liquidity for the shares could be severely and adversely affected by limiting the ability of broker-dealers to sell the shares and the ability of purchasers in this offering to sell their stock in any secondary market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under the “Prospectus Summary,” “Risk Factors,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “intend,” “expects,” “plan,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

Item 4.	USE OF PROCEEDS.

We are registering 31,100,000 shares for sale by the selling shareholders. We will receive no proceeds from the sale of the selling stockholder’s shares.

Item 5.	DETERMINATION OF OFFERING PRICE.

The selling stockholders will sell at a price based on the prevailing market prices or privately negotiated prices quoted on the Over the Counter (“OTC”) Bulletin Board. The price will be determined at the time of sale by the selling shareholders based upon the price bid by prospective purchasers of the shares in the open market or by prices arbitrarily set by the selling shareholders, which are met by buyers.

Market Information

Our shares are currently trading on the OTC Bulletin Board under the stock symbol MBEU. Formerly our shares traded under the symbol AGBM, then a development stage company that our management believes never conducted operations, from May 16, 2002 through March 22, 2004, and then PAEY, an energy exploration company that our management believes never conducted actual operations, from March 23, 2004, until we began trading as MBEU on August 9, 2004 as a result of the merger between Pan American and Morgan Beaumont. The high and the low prices for our shares under our current operations for each quarter that we have been operating Morgan Beaumont as a public company are set forth below:

FISCAL QUARTER ENDED	HIGH	LOW

August 31, 2004	$0.52	$0.42
September 30, 2004	$0.44	$0.34
December 31, 2004	$0.83	$0.11
March 31, 2005	$1.76	$0.94
June 30, 2005	$1.10	$0.46
September 30, 2005	$0.69	$0.63
December 31, 2005	$0.73	$0.34
March 31, 2006	$0.78	$0.37
April 20, 2006	$0.29	$0.27

The source of the high and low bid price information is the OTC Bulletin Board. The market quotations provided reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. Our shares are also currently trading on the Berlin Bremen and Frankfurt Stock Exchanges. However, the trading on these markets was involuntary and not authorized by us. We are not aware of trading information, including any private transactions, for Morgan Beaumont, the card company, prior to the listing on the OTC.

Item 6.	DILUTION.

We are registering 31,100,000 shares for sale by the selling stockholders. We will receive no proceeds from the sale of the selling stockholder’s shares and we are not issuing any new shares as part of this offering. Consequently, the sale by the selling stockholders of their shares will not result in any dilution in the purchase price of the stock compared to the net tangible book value per share immediately after the purchase.

Item 7.	SELLING STOCKHOLDERS.

We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all stockholders named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the stockholders named below.

This prospectus relates to the offer and sale of 31,100,000 shares of our common stock by the selling stockholders identified below. Except as noted below, none of the selling stockholders is, nor has been during the last three years, affiliates of ours or had a material relationship with us or our predecessor or our affiliates. The selling stockholders will determine when they will sell their shares. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders. The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by each of the selling stockholders:

File Number: 333-122781

Filing Date: June 1, 2006
Amendment No. 8

	Shares of Common Stock Beneficially Owned Before Offering (13)	Number of Common Shares Being Offered - December 2004 Placement		Number of Common Shares Being Offered - June 2005 Placement		Shares of Common Stock to be Beneficially Owned After Offering
Name of Selling Stockholder (1)	Number	Number	Percentage	Number	Percentage	Number	Percentage
Peter A. Massaniso^ (2)	975,000	375,000	*	600,000	*		*
Ponte Vedra Partners, Ltd. (2)	375,000	375,000	*	-	*		*
Pinnacle Asset Management, Inc. (2)	250,000	250,000	*	-	*		*
Massaniso & Company, Inc. (2)	250,000	250,000	*	-	*		*
London Family Trust^ (3)	6,000,000	3,000,000	4.0%	3,000,000	4.0%		*
RB & AJ Associated Holdings, Inc.^ (4)	1,000,000	500,000	*	500,000	*		*
John S. Lemak (5)	500,000	500,000	*	-	*		*
Sandor Capital Master Fund, L.P. (5)	1,250,000	1,250,000	1.7%	-	*		*
Ron R. Goldie	250,000	250,000	*	-	*		*
Boyd Family Trust, II (6)	250,000	250,000	*	-	*	-	*
Alan Stevens	125,000	125,000	*	-	*		*
Tammer Fahmy^	625,000	-	*	625,000	*		*
Burlingame Equity Investors (Offshore) Ltd.^ (7)	746,606	-	*	746,606	1.0%	-	*

	Shares of Common Stock Beneficially Owned Before Offering (13)	Number of Common Shares Being Offered - December 2004 Placement		Number of Common Shares Being Offered - June 2005 Placement		Shares of Common Stock to be Beneficially Owned After Offering
Name of Selling Stockholder (1)	Number	Number	Percentage	Number	Percentage	Number	Percentage
Burlingame Equity Investors L.P.^ (7)	2,434,228	-	*	2,434,228	3.3%	-	*
Burlingame Equity Investors II, L.P.^ (7)	319,166	-	*	319,166	*	-	*
Brian Corbman	125,000	-	*	125,000	*		*
Jeffrey Porter^ (8)	250,000	-	*	250,000	*		*
Porter Partners^ (8)	1,000,000	-	*	1,000,000	1.3%		*
EDJ Limited^ (8)	250.000	-	*	250,000	*		*
GSSF Master Fund LP^ (9)	2,500,000	-	*	2,500,000	3.4%		*
Gryphon Master Fund LP^ (9)	5,500,000	-	*	5,000,000	6.7%		*
Robert A. Berlacher IRA^ (10)	150,000	-	*	150,000	*		*
Insignia Partners LP^ (10)	1,250,000	-	*	1,250,000	1.7%		*
Northwood Capital^ (10)	1,500,000	-	*	1,500,000	2.0%		*
Chardonnay Partners LP^ (10)	350,000	-	*	350,000	*		*
Cabernet Partners LP^ (10)	750,000	-	*	750,000	1.0%		*
Harbor View Fund, Inc.^ (11)	500,000	-	*	500,000	*		*

	Shares of Common Stock Beneficially Owned Before Offering (13)	Number of Common Shares Being Offered - December 2004 Placement		Number of Common Shares Being Offered - June 2005 Placement		Shares of Common Stock to be Beneficially Owned After Offering
Focus Fund LP^ (12)	1,500,000	-	*	1,500,000	2.0%	*
Phil Westriech	125,000	-	*	125,000	*	*
Brian Angiuli^	500,000	-	*	500,000	*	*
Total	31,100,000	7,125,000	9.6%	23,975,000	32.2%	1*

*	Less than one percent.
^	Includes Exercised Warrants related to the June 2005 Placement.

(1)	Assumes all shares offered are sold.
(2)	Under common management, ownership or control with others so identified. Peter Massaniso is the individual with voting and investment power over these shares.
(3)

Robert London is the individual with voting and investment power over these shares. Mr. London also received the right to additional warrants to purchase common stock and the right to convert $400,000 in debt into our common stock as part of a bridge loan made to the Company by the London Family Trust on April 27, 2006. See Recent Sale of Unregistered Securities page 75.

(4)	Robert Prag is the individual with voting and investment power over these shares.
(5)	Under common management, ownership or control with others so identified. John S. Lemak is the individual with voting and investment power over these shares.

(6)

John R. Boyd is the individual with voting and investment power over these shares. Patrick Boyd, our legal counsel is a beneficiary of the Trust and his father an associate of our legal counsel is the Trustee of this Trust. This trust paid cash for its shares. Patrick Boyd has a pre-existing business relationship with our CEO and Chairman Cliff Wildes and Patrick has acted as counsel for other companies with which Cliff Wildes has been involved. The trust has waived its rights to any penalties or payments based upon a delay in the registration of our shares.

(7)	Under common management, ownership or control with others so identified. Blair Sanford is the individual with voting and investment power over these shares.
(8)	Under common management, ownership or control with others so identified. Jeffrey Porter is the individual with voting and investment power over these shares.
(9)	Under common management, ownership or control with others so identified. Tim Stobaugh is the individual with voting and investment power over these shares.
(10)	Under common management, ownership or control with others so identified. Bob Berlacher is the individual with voting and investment power over these shares.
(11)	Kenneth Orr is the individual with voting and investment power over these shares.
(12)

Winder Hughes is the individual with voting and investment power over these shares. Mr. Hughes also received the right to additional warrants to purchase common stock and the right to convert $100,000 in debt into our common stock as part of a bridge loan made to the Company by the Focus Fund, L.P. on April 27, 2006.

(13)	Assumes sale of all of the shares registered by us in this prospectus.

File Number: 333-122781

Filing Date: June 1, 2006
Amendment No. 8

Item 8.	PLAN OF DISTRIBUTION.

This prospectus covers 31,100,000 shares of our common stock. All of the shares offered are being sold by the selling stockholders. We will not realize any proceeds from the sale of the shares by the selling stockholders. The selling stockholders will sell at a price per share based on the prevailing market prices or privately negotiated prices quoted on the Over-The-Counter Bulletin.

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the Over-The-Counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter or exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	in options transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any selling shareholder who is an affiliates of a broker-dealer may also be deemed an underwriter if the seller did not purchase the shares in the ordinary course of business or at the time of purchase of the securities to be resold, the seller had any agreements or understandings, directly or indirectly, with any person to distribute the securities. To our reasonable knowledge none of the selling shareholders in this Prospectus is either a broker-dealer or affiliated with a broker-dealer.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to keep the registration statement of which this prospectus constitutes a part, effective until the earlier of:

•       such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement; or

•       such time as all of the shares held by the selling stockholders may be sold to the public without registration or restriction pursuant to Rule 144(k) of the Securities Act, in the reasonable opinion of counsel to the selling stockholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Item 9.	LEGAL PROCEEDINGS.

We are involved in certain litigation in the normal course of business. We do not believe the resolution of these matters will have a material adverse effect on our financial position or results of operations. Listed below is a list of litigation active as of the date of this prospectus:

Morgan Beaumont, Inc. v. Robert W. Cloud, Case No. 2004-CA-4392 (Sarasota County, Florida):

Wade Cloud was a former short-term employee hired to be a sales person. He was terminated for cause by us after only a few months of employment. In an attempt to settle this dispute without litigation, we offered to pay all compensation due to Mr. Cloud under his employment agreement through the date he was terminated and the offer was refused. The compensation offered to Mr. Cloud has been placed in escrow with our attorney in the case and is not included on our balance sheet.

We filed suit against Mr. Cloud in May 2004 in order to invalidate his employment contract. Subsequently, as a counter to the lawsuit, Mr. Cloud has alleged that he has ownership rights to software developed by Typhoon Voice Technology for Morgan Beaumont. The two cases were consolidated under the case name, Robert W. Cloud v. Morgan Beaumont, Inc., Case No. 2004-CA-4392. We additionally filed suit in September 2004 in Federal Court in Sarasota County, Florida against Mr. Cloud, Cloud Consulting, which as of November 2004 has gone unanswered. Our attorneys have submitted a written opinion that Mr. Cloud’s counter suit is not material and that if he were to prevail he would not be likely to be awarded in excess of $10,000. We believe we have a strong likelihood of success in this matter.

Morgan Beaumont, Inc. v. First National Bank of Central Texas, FiScrip, Transend, Superior Bank, Financial Services International (“FSI”), Virtual Money, Optimum Pay, Case No. 8:03-CV-2499-T-17MAP (Middle District of Florida):

We filed suit in Federal Court in Tampa, Florida in April 2004, against the defendants named above, maintaining that the banks and processors named failed to submit paperwork to MasterCard on Morgan Beaumont card programs while approving the programs and advising us that MasterCard authorized the shipment of Morgan Beaumont cards to our customers. The card program was canceled by MasterCard due to the banks’ failure to properly submit the appropriate applications. Our lawsuit seeks recovery of costs as well as damages which we believe to be in excess of $500,000. No trial date has been set.

In November 2004, we had reached a settlement with two of the defendants, FSI and TranSend, pursuant to which FSI and TranSend paid us $10,000, forgave approximately $50,000 in notes and debt, and granted us a royalty free license to use their software and agreed to provide us with 10,000 cards free of charge. FSI has also agreed to use our software to load cards. Our action against First National Bank of Central Texas, the primary defendant, is not settled and remains pending. Our attorneys have not advised us of the possibility of any material loss in the event we do not prevail.

Morgan Beaumont, Inc. v. James Smith III, Case No. 582005CA0108940000NC (Sarasota County, Florida):

We filed suit in state court in Sarasota Florida against our former Chief Technology Officer, James Smith, for breach of contract, fraud and other causes of action. Mr. Smith entered into an employment agreement with us to induce us into paying him a signing bonus and issuing shares to him. He immediately thereafter resigned. He accepted bonuses and stock attributable to that agreement and stated his intention of performing under the new agreement. Mr. Smith resigned within days of signing the agreement and kept the stock and signing bonus. We sued Mr. Smith. He recently countersued us in federal court in Augusta, Georgia to attempt to enforce a purported settlement agreement and other matters. Our lawyers believe we will prevail in both matters. If we do not prevail, we do not anticipate incurring any material loss.

Morgan Beaumont, Inc. v. Secure Cash Network (Montgomery County, Texas)

On February 10, 2006, we initiated arbitration proceedings against Secure Cash Network (“SCN”) with the American Arbitration Association in Dallas, Texas, for breach of contract under a Private Brand Sales Agreement and Distribution Agreement. SCN delivered cards that did not work. We refused to accept any future shipments from SCN. SCN is demanding that we accept and pay for the nonconforming goods. SCN has filed a counter claim against us and we have subsequently amended our claims. We allege that SCN provided defective cards, improperly swept funds from a Good Funds Account, failed to reimburse us for money paid for defective cards, failed to provide administrative and customer services, and failed to abide by agreed upon reduced funding levels for the Good Funds Account. We have also alleged that SCN improperly suspended and terminated the agreements. SCN has alleged that we breached the agreements with respect to funding of the reserved account, access to information and non-payment of invoices.

We seek damages in an amount to be determined and equitable relief. SCN seeks damages including $29,000 plus lost profits alleged to be approximately $250,000 and equitable relief. SCN has also presented us with an invoice for cards (which are alleged defective by us) in excess of $500,000 and has made a reference to damages in the event we interfere with its other relationships.

We have filed a motion for Interim Injunctive Relief. The arbitration panel will consist of three arbitrators and is expected to be impaneled shortly. At this time the arbitration hearing is not scheduled.

Item 10.	DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

The following table sets forth the names, ages, and positions with us for each of our directors and officers as of March 31, 2005. As described below, certain officers and directors have resigned or assumed new positions.

Name	Age	Position	Since

Clifford Wildes (1)	55	Chief Executive Officer, Treasurer and Director	2001

Erik Jensen (2)	47	President, and Director	2003

Mark Brewer	47	Director	2002

Virgil “Brother” Sandifer, Jr.	50	Director	2004

Benjamin J. Bond	64	Director	2004

Theodore Misiewicz	47	Director, Secretary and Chief Financial Officer	2005

Daniel Davis	36	Chief Technology Officer	2005

Joseph Hudgins	50	Director – Effective October 1, 2005	2005

(1) Mr. Wildes was a founding shareholder and has been a member of our board of directors since our formation. From incorporation through February 2001, Ron Noce was our CEO. Upon his resignation, Rod Braido became CEO. Mr. Braido resigned as CEO in February 2002 and Cliff Wildes became CEO. In May 2002, Ken Craig was hired and took over as CEO and held that position until becoming CFO in November 2003, at which time Mr. Wildes again assumed the CEO position.

Clifford Wildes - Chief Executive Officer, Director and Founder. Mr. Wildes has been with us since we were founded. Prior to serving in roles as our CEO, COO, CFO, President and Founder, Mr. Wildes was our CEO and was also Founder of several companies within the hi-tech sector, as well as business consulting services.

•	Mr. Wildes is the former founder and CEO of Microtech International Inc., a private company that he sold to a Japanese public company in 1995.
•	He was also the founder and CEO of Nova Interactive Inc., which he sold to a public company in 1997.
•	Mr. Wildes was co founder and an Officer of Barclay Partners Inc. from 1996 to 1998.
•	Mr. Wildes is founder and CEO of Meridian Capital Inc a business consulting services from 1997 – 2004.
•

From 1997 to 2001, Mr. Wildes consulted, or has been employed with, various public companies holding positions as their CEO, COO and Vice President and managing the operations of those companies on a temporary or interim basis.

•

Mr. Wildes served as the interim CEO of Beverly Hills Limited, a public company where he was engaged by Board of Directors and its largest shareholder from April 1999 to July 1999 to evaluate and assist in evaluating potential acquisitions candidates for Beverly Hills Ltd.

•	From September 1999 to December 1999, he served as COO of WCollect, an online art auction company, where he was hired at the request of a financing group to evaluate and assist in operations.

•

From January to December 2000, Mr. Wildes was an affiliate of MacKenzie Shea, a business consulting firm. As such, Mr. Wildes was placed as officer or director of several companies in need of management or operational guidance on a temporary basis, similar to what Mr. Wildes had previously done on his own. As part of this role with MacKenzie, Mr. Wildes helped form and operate Siesta Acquisition Corp, Inc., the parent company of Siesta Telecom Inc. a telecom operation purchased from Fusion, Inc. Mr. Wildes also served from February 2001 to June 2001 as director of Key Card Communications, Inc., a private company seeking to merge with a public company, and as a our vice president from August 2001 to December 2001 after it merged with a non-trading, but fully reporting public corporation in November 2001.

•

From December 2000 to January 2004, Mr. Wildes continued his business consulting services as CEO of Meridian Capital, Inc. while he was simultaneously an officer and director of Morgan Beaumont, Inc. In January 2002, Mr. Wildes began working full time for us.

•	From January 2005 to present is a member of West Coast Construction Management LLC in Florida.

Mr. Wildes received a Bachelor of Science degree in Political Science and Economics from the University of Massachusetts (formerly “Boston State College”) in Boston in 1972.

Erik Jensen – President, Chief Operating Officer and Director; effective January 2005, President and Director. Mr. Jensen has co founded and sold a number of technology start up companies over the past 15 years. Prior to joining us, Mr. Jensen was President, Director and Co-Founder of Typhoon Voice Technology from 2001 to 2003, a software development company described in Item 1 of this report, which was acquired by us. From 1999 to 2002, Mr. Jensen was Technology marketing manager for all VoIP solutions. He has extensive experience in the telecommunications industry and related technology. He has held executive positions at Callware Technologies and Comdial Corporation, which is currently active. Mr. Jensen has studied Business Administration and Management Information Systems from 1977 to 1988.

Joseph Hudgins –Director. Mr. Hudgins has over 25 years experience in the banking industry. Mr. Hudgins is Executive Vice President of First National Bank of Pennsylvania in Sarasota, which is currently active, where he manages its operation in Florida. Hudgins has held senior executive positions with First Third Bank of Florida in 2001 and with First National Bank of Florida from January 2001 through December 2004. Mr. Hudgins was President with First National Bank of Florida F.K.A. West Coast Branch from 1992 through 2003, with SouthTrust Bank of Sarasota from 1990 through 1991 and with SouthTrust Bank of Decatur from 1986 through 1990. From 1978 to 1986, Mr. Hudgins was Vice President for First Union National Bank of Rome. Mr. Hudgins was also Assistant Branch Manager with Valley Fidelity Bank from 1977 through 1978. Mr. Hudgins received a Bachelors Degree in Mathematics from Carson-Newman College in 1977 and received a Masters of Business Administration in Banking Management from the University of Virginia in 1982.

Mark Brewer – Director. Mr. Brewer has served as the Marketing Director for One World Nutrition, a nutritional supplement company, since January 2003. He is the Managing Director of Novus Capital Investment Fund. Since May of 2002, he has served as Vice President of Lighthouse II, Inc., a marketing company. From 1997 to 2002, he has also served as President of HydroMaid International, manufacturers of water-powered disposal units. Mr. Brewer attended the University of Phoenix where he received a Bachelor of Arts in Business Administration in 1985.

Benjamin J. Bond – Director, Audit Committee Member, Compensation Committee Member. Mr. Bond is a certified public accountant. For the past 10 years, Mr. Bond has been in private accounting practice specializing in tax and consulting. Mr. Bond received a Bachelor of Science in Business Administration from the University of Florida in 1966.

Virgil Lee “Brother” Sandifer, Jr. – Director, Audit Committee Member, Compensation Committee Member. Mr. Sandifer is a certified public accountant and managing partner of the accounting firm of Sayle, Sandifer & Associates, LLP, where he has practiced since 1980. Mr. Sandifer attended the University of Mississippi where he received a Bachelor of Arts in Accounting in 1977 and a Master of Business Administration in 1979.

Theodore Misiewicz –Director, and Chief Financial Officer. Mr. Misiewicz is a certified public accountant. He is a financial and operations professional with more than twenty years of extensive operational responsibilities in a wide variety of industries including computer manufacturing, Licensing Financial Services, Affinity Marketing, the Gift Market, Collectibles, Syndication and Consulting. Mr. Misiewicz was director and manager of corporate accounting for QMS, Inc. from 1985 through 1994. During the course of his employment, that company grew from approximately $50 million in sales to over $300 million as a public corporation. From 1994 through 1995, Mr. Misiewicz was Vice President of Finance & Administration for Jordan American Holdings, Inc. where he was responsible for all corporate financial and administration of the publicly traded holding company including accounting and budgeting. He accomplished the tax-free spin-off of an unprofitable division that served to materially reduce the shares and increase the book value per share. From 1996 through 2000, he was secretary and treasurer for Mill Pond Press, Inc. Mr. Misiewicz was Chief Financial Officer of Atlantic Syndication from 2000 through 2004 and Senior Executive Analyst for American Management Services from March 2004 through May 2004. Mr. Misiewicz attended Western Michigan University where he received a Bachelor of Business Administration. Mr. Misiewicz tendered his resignation effective June 2, 2006.

Daniel Davis – Chief Technology Officer. Mr. Davis was our Vice President of Engineering and was promoted to Chief Technology Officer. Prior to being retained by us, Mr. Davis owned and operated Switching Solutions, Inc., a developer of software solutions many of which were specifically tailored to the stored value industry. Switching Solutions is still owned by Mr. Davis; however, it is operated by employees and Mr. Davis has no day to day responsibilities within Switching Solutions. Prior to operating Switching Solutions, Mr. Davis was active in the telecommunications industry serving as the Vice President of Operations for the now defunct Tel-Ops, LLC, of Tampa Florida and Chief Operating Officer for Galaxy Long Distance. Mr. Davis holds an Associate of Computer Technology degree from National Education Center.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, no present or former director, executive officer, or person nominated to become one of our directors or executive officers:

•

filed a petition under federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing ,or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

•	was convicted in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•

was the subject of any order, judgment or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from or otherwise limiting his/ her involvement in any type of business, securities, or banking activities; or

•

was found by court of competent jurisdiction in a civil action , by the SEC or the Commodity Futures Trading Commission, to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated.

Significant Employees

We have no significant employees other than our officers and directors. We conduct our business through agreements with consultants and arms-length third parties.

Employment Agreements

We entered into new employment agreements with Cliff Wildes, Erik Jensen and Theodore Misiewicz effective October 1, 2005. The new agreements define specific severance pay should the Executive resign their position as consideration for a definitive divesture plan for the “bleed out of stock subject to SEC regulations. The agreements, and an agreement with another employee are summarized below:

Clifford Wildes

Cliff Wildes entered into a two (2) year employment agreement effective October 1, 2005 replacing the three (3) year employment agreement effective October 1, 2004, pursuant to which he receives an annual salary of $205,000 beginning October 1, 2005 increasing to $225,000 beginning October 1, 2006. Mr. Wildes received options to purchase 3,250,000 shares of common stock at $0.20 per share, vesting 1,625,000 as of October 1, 2004, vesting 812,500 as of September 30, 2005, and vesting 812,500 as of September 30, 2006 (a significant portion of such grants served as consideration for him agreeing to cancel benefits and protections set forth in his prior employment agreement). He also receives a $750 per month automobile reimbursement, a performance-based bonus and bonus upon sale of the Company and certain medical and other benefits. Mr. Wildes also received a signing bonus at the signing of the original October 1, 2004 agreement of $75,000 in exchange for cancellation of the anti-dilution protections set forth in his prior employment agreement. If we terminate this officer without cause, we will be required to pay severance to him in the amount of compensation and benefits he would have otherwise earned for a period of six months. A copy of the employment agreement is attached as Exhibit 8.1 to our 10-KSB filed with the SEC on December 23, 2005 and incorporated herein by reference.

Erik Jensen

Erik Jensen entered into a one year agreement effective October 1, 2005 replacing the two (2) year employment agreement effective October 1, 2004, pursuant to which he receives an annual salary of $145,000. Mr. Jensen received options to purchase 750,000 shares of the common stock at $0.20 per share, vesting 250,000 as of October 1, 2004, vesting 250,000 as of September 30, 2005, and vesting 250,000 as of September 30, 2006. Mr. Jensen also received a signing bonus of $15,000 at the signing of the October 1, 2004 agreement, and entitlement to a performance-based bonus and a bonus upon sale of the Company and certain medical and other benefits. If Mr. Jensen is terminated without cause, he will be paid in full for all pay, benefits, overrides, commission, vacation pay, personal days, bonus and stock or options. A copy of the employment agreement is attached to our 10-KSB filed with the SEC on December 23, 2005 as Exhibit 8.2 and incorporated herein by reference.

Theodore Misiewicz

Theodore Misiewicz entered into a one year three month agreement effective September 1, 2005 replacing the two year employment agreement effective January 1, 2005 as amended pursuant to which he will receive an annual salary of $105,000 per year prorated from June 1, 2005 and effective January 1, 2006 an annual salary of $115,000. Mr. Misiewicz received options to purchase 500,000 shares of the our common stock at $0.66 per share with the signing of the January 1, 2005 agreement vesting 166,667 on January 1, 2005, 166,667 on December 31, 2005, and 166,666 on December 31, 2006. Mr. Misiewicz also received an automobile allowance of $500 per month and certain medical and other benefits. A copy of the employment agreement is attached to our 10-KSB filed with the SEC on December 23, 2005 as Exhibit 8.3 and incorporated herein by reference. The agreement is cancelable upon 30 days written notice. Mr Misiewicz has provided the us with such notice and his last day of employment will be June 2, 2006.

Daniel Davis

Daniel Davis entered into a two year agreement with us on September 16, 2005 pursuant to which he receives an annual salary of $110,000. The agreement calls for Mr. Davis’s compensation to be raised to an annual $125,000 on September 16, 2006 for the remaining year of the agreement. Mr. Davis received 400,000 stock options vesting 100,000 on October 18, 2005, 100,000 on January 1, 2006 and 200,000 on September 30, 2006 at an exercise price of

$0.55 per share. Mr. Davis also received an automobile allowance of $400 per month and certain medical and other benefits. A copy of the employment agreement is attached to our 10-KSB filed with the SEC on December 23, 2005 as Exhibit 8.4 and incorporated herein by reference. The agreement is cancelable upon 30 days written notice.

We have also entered employment agreements with numerous other employees, however they are cancelable upon 30 days written notice.

Consulting Agreements

James Christiansen

Effective January 1, 2005, we entered into a one year consulting agreement with James Christiansen to advise and assist us in developing and implementing appropriate plans and security procedures for our ATM network development. The Agreement automatically renewed upon expiration, however it is terminable by either party on 30 days notice. As consideration for various services to be rendered during the year ended December 31, 2005, we paid the consultants monthly fees, and to issued 425,000 nonqualified stock options to him, which allow him to purchase a like number of shares of our common stock for $1.00 per share. The options are fully vested as of December 31, 2005 and may be exercised on a cashless basis. A copy of this consulting agreement is attached as Exhibit 5.1 to our 10-QSB for the period ended March 31, 2005.

Dennard Rupp Gray & Easterly, LLC

On March 17, 2005, we entered into a one year consulting agreement with Dennard Rupp Gray & Easterly, LLC ("DRG&E") for DRG&E to provide investor relations services and advice to us for a monthly fee. Our contract at DRG&E is Kenneth Dennard. Neither DRG&E nor its principals received any stock or additional compensation for their services. A copy of this consulting agreement is attached as Exhibit 5.3 to our 10-QSB for the period ended March 31, 2005. The agreement expired on March 31, 2006, however it automatically renewed in full force and effect. Either party may terminate the contract on 90 days notice any time after March 31, 2006.

Committees of the Board of Directors

We presently have an audit committee and compensation committee of our board of directors, each of which are controlled by a majority of outside directors.

Audit Committee Financial Expert

Our Audit Committee consists of two practicing accounting professionals.

Past Relationships Among Officers, Directors and Consultants

Certain members of the audit committee and Board of Directors have acted as accountants or tax advisors to certain other officers and directors of the Company. The Board of Directors has been advised of the details of these relationships. Attorney Gary Glassman has represented Cliff Wildes and one of his companies in the past.

Cliff Wildes and Erik Jensen formed West Coast Construction Management, LLC, to acquire Kesselring Construction a building restoration, painting and home construction company in Florida, in which Mr. Wildes is a member and Mr. Jensen is a managing member. Mr. Jensen has since resigned from being a member in the LLC.

Ben Bond was past accountant for Nova Interactive Inc., Barclay Partners Inc. and Meridian Capital Inc. Erik Jensen’s wife, who is an attorney, previously worked for a firm that did legal work for Mr. Wildes personally and for his companies, including Morgan Beaumont. Mr. Jensen’s wife worked with the firm that was Key Card Communication’s corporate attorneys. VL “Brother” Sandifer had filed our past tax returns and has been associated with Ken Craig, our former Chief Financial Officer. Our Board of Directors has been advised of the details of these relationships.

Cliff Wildes was an investor in Key Card Communications and a director of Key Card Communications for approximately 4 months in 2001 and then became a vice president of its successor after it merged with a non-trading reporting company, until he finally resigned in December 2001. There he met Michael Rejbeni, and others who were involved in the initial operations of Key Card. Mr. Wildes also introduced Key Card to his professional relationships. Benjamin Bond agreed to act as a consultant on accounting matters and Attorney Gary Glassman agreed to act as one of Key Card’s corporate attorneys. Mr. Wildes also introduced Key Card to several law firms that presently represent Morgan Beaumont. Mr. Wildes resigned from Key Card’s Board of Directors in June 2001 after learning in a board meeting that Key Card had not paid its payroll taxes as they came due. Mr. Wildes remained as a consultant to Key Card and a vice president of its successor until December 2001, to assist in the completion of the merger. The merger was completed; however, Key Card’s shares were never listed or traded. Key Card discontinued operations in approximately July 2002, shortly after Key Card’s attorneys reported to its board that they believed that Key Card’s founder and President, who is now deceased, had misappropriated substantial amounts of cash from Key Card. There was no known evidence to the auditors or others that anyone else was involved in the embezzlement of Key Card’s funds. Mr. Wildes filed suit against Key Card in 2002 and received a judgment against them. Mr. Wildes believed that although Key Card’s founder had cheated and deceived him, a number of professional services and local investors, that Key Card did employ a number of good and intelligent individuals who were familiar with the telecom industry. As Morgan Beaumont developed, Mr. Wildes sought out the expertise of those employees to assist him in our growth.

Patrick Boyd, our legal counsel, has a pre-existing business relationship with our CEO and Chairman Cliff Wildes and Patrick has acted as counsel for other companies with which Cliff Wildes has been involved. Mr. Boyd is a beneficiary of the Boyd Family Trust II and his father, an associate of our legal counsel, is the Trustee of this Trust. This trust paid cash for its shares. The trust has waived its rights to any penalties or payments based upon a delay in the registration of our shares.

Item 11.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth as of the date of this prospectus, the number and percentage of the outstanding shares of common stock which, according to the information supplied to us, were beneficially owned by (i) each person who is currently a director, (ii) each executive officer, (iii) all of our current directors and executive officers as a group and (iv) each person who, to our knowledge is the beneficial owner of more than 5% of the outstanding common stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. This table does not reflect options granted to our executive officers after the period covered in this report, which are listed in the description of their employment agreements.

Title of class class(1)	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class

Common Stock	Clifford Wildes	7,440,789 shares(2)	10.0%
	7436 Myrica Drive
	Sarasota, FL 34241

Common Stock	Carole L. Wildes	7,440,789 shares(3)	10.0%
	7436 Myrica Drive
	Sarasota, FL 34241

Common Stock	Erik Jensen	1,623,757 shares (4)	2.2%
	5105 Sunnydale Circle
	Sarasota, FL 34233

Common Stock	Virgil “Brother” Sandifer, Jr.	150,000 shares related to options	0.2%
	2037 Hwy 82 E.
	Greenville, MS 38703

Common Stock	Benjamin J. Bond	150,000 shares related to options	0.2%
	1001 N. Washington Blvd., Suite 106
	Sarasota, Florida 34236

Common Stock	Mark Brewer	150,000 shares related to options	0.2%
	12577 South 265 West
	Draper, UT 84020
Common Stock	Theodore Misiewicz	600,000 shares related to options	0.8%
	3688 Quiet Pond Ln.
	Sarasota, FL 34235
Common Stock	Daniel Davis	300,000 shares related to options	0.4%

Common Stock	Jody Hudgins	50,000 shares related to options	0.1%

Common Stock	All Officers and Directors	10,464,546 shares	14.0%
	as a Group that consists of
	three people

(1)	The percent of class is based on 74,555,528 shares of common stock issued and outstanding as of the date of this prospectus.
(2)

Of the shares represented, 3,993,989 are in the name of Cliff Wildes and 96,800 shares are in the name of his wife, Carole L. Wildes, of which he is deemed to be the beneficial owner, and 3,350,000 shares related the options granted Mr. Wildes.

(3)

Of the shares represented, 96,800 are in the name of Carole L. Wildes and 3,993,989 shares are in the name of her husband, Cliff Wildes, of which he is deemed to be the beneficial owner and 3,350,000 shares related the options granted Mr. Wildes.

(4)	Of the shares represented, all 773,757 in the name of Erik Jensen and 850,000 shares related the options granted Mr. Jensen.
Item 12.	DESCRIPTION OF SECURITIES.

The shares registered pursuant to the registration statement, of which this prospectus is a part, are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of our common stock.

We are authorized to issue up to 170,000,000 shares of $.001 par value common stock of which 74,555,528 shares are outstanding and 25,000,000 shares of $.001 par value per share blank check preferred stock (none of which are issued). We also have outstanding options to purchase

11,211,667 shares of common stock at a weighted average exercise price of $0.36 per share, of which 8,225,836 are exercisable immediately at a weighted average exercise price of $0.306 per share. The balance of the options vests over the next twenty-four months. We also issued warrants to purchase 12,362,500 shares of our common stock for $0.60 per share pursuant to our June 2005 private placement, which warrants were exercisable in whole or in part immediately. In December 2005, January and early February 2006, we allowed the warrant holders to exercise warrants at price of $0.20 per share, 11,612,500 of the outstanding warrants were exercised and the shares issued thereby are included in this registration statement. The remaining 750,000 warrants remain outstanding at a price of $0.60 per share and are exercisable in whole or in part immediately. The terms of the warrants and our recent offering are more particularly described in the annual and quarterly and special reports included with this prospectus.

The holders of common stock, including the shares offered hereby, are entitled to the following:

•	equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore.

The holders of our shares registered in this offering have the following rights:

•	pre-emptive rights to subscribe for sales of our securities within one year;

•

in the event we offer debt or equity securities in the twelve (12) month period following the closing date of the offering, selling shareholders have the right to participate in such offering on the same terms and conditions; provided however, that such participation may be limited or superceded by any investor group, underwriter or placement agent directing in excess of $3,000,000 to us;

•

price-based anti-dilution provisions which allow for an adjustment to the price they paid for their shares if we sell shares for less than $0.20 per share within six months year of the effective date of this Registration Statement; and

Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Under Nevada corporate law, holders of our common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to our board of directors.

REGISTRATION RIGHTS

As part of our issuance of common stock in our December 2004 and June 2005 private placements totaling 31,100,000 shares of our restricted common stock, we agreed to register all of the shares at our expense. The two offerings had different registration terms, for the December 2004, private placement, if we do not have an effective registration statement related to the shares within 120 days of filing this registration statement, we are required to pay the investors a cash penalty of 1.5% of their invested amount for the first month and 1.5% of the amount for each successive month until the registration statement becomes effective. The June 2005 private placement requires us to pay the investors 2% per month of the invested amount beginning on the 91st day after the completion of the offering if the shares are not registered prior to the 91st day.

In March 2006, we issued 790,625 shares of unregistered common stock to settle accrued penalties through February 17, 2006 of $158,125 to the purchasers of our December of 2004 private placement. The agreement under which the shares were issued eliminated further penalties beyond February 17, 2006.

In March 2006, we issued 1,236,250 shares of unregistered common stock, to the purchasers of our June 2005 private placement to settle $494,500 of accrued penalties through February 28, 2006. The agreement under which the shares were issued stated that penalties of approximately $99,000 per month will continue to accrue.

There are no restrictions in our Articles of Incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, prohibits us from declaring dividends where, after giving effect to the distribution of the dividend if:

A. We would not be able to pay our debts as they become due in the usual course of business; or

B. Our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared nor paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. Our current policy is to retain any earnings in order to finance the expansion of its operations. Our board of directors will determine future declaration and payment of dividends, if any, in light of the then-current conditions they deem relevant and in accordance with the Nevada Revised Statutes.

Item 13.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares offered under this prospectus is being passed upon for us by Boyd & Chang, LLP, Irvine, California.

In 2004, we engaged Williams Parker Harrison Dietz and Getzen of Sarasota Florida to be our local corporate attorneys.

EXPERTS

Our financial statements as of and for the year ended September 30, 2005 and the nine months ended September 30, 2004 included or referred to in this prospectus have been audited by Kingery & Crouse, P.A., independent registered public accountants, and are included in this prospectus in reliance on this firm as experts in accounting and auditing.

Item 14.    DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION OF SECURITIES ACT LIABILITIES.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.	ORGANIZATION WITHIN LAST FIVE YEARS.

N/A.

Item 16.	DESCRIPTION OF BUSINESS.

We are a developmental technology company that provides debit and phone card services and products. We have developed and deployed as our core technology, the SIRE Network, a financial communications network which provides for debit transactions that connects retail merchants with multiple stored value processors and issuing banks, to support a variety of transactions primarily for the sub-prime consumer. The SIRE Network consists of a platform of servers, a point-of-sale (POS), proprietary PC-based software and processes, and bank and merchant points-of-presence (POPs). The SIRE Network supports both telecommunications services such as prepaid phone cards and wholesale long distance traffic, and services that support prepaid debit cards, which consumers can use like a credit card to purchase products and services. We also sell debit cards, prepaid phone cards and long distance services, all of which are supported by our SIRE Network.

DESCRIPTION OF PRODUCTS AND SERVICES

SIRE Network

The SIRE Network provides the financial communications platform necessary for money to be loaded onto debit cards at numerous banks, stores and other POP locations, which utilize otherwise incompatible operating systems. Before the introduction of this system, it was very cumbersome and costly to load money onto a debit card unless you had a bank account. Our SIRE Network and platform software allows banks, financial services companies, retailers and other POPs to communicate debit card and telecommunications transactions. We give the software away for free, but charge the card user a use fee each time a transaction is processed. When cardholders use the SIRE Network we receive a fee, even from cards sold by others. The SIRE Network is comprised of the following:

•

Proprietary Data Routing technology to permit different types of transactions to be routed to the appropriate backend entity to complete the transaction. For example, if a consumer is purchasing or using a paper prepaid phone card, the data to complete that call must be routed to the Morgan Beaumont telecommunications switches so that the call is routed over the correct service to provide the rates specified to the consumer. If a consumer is going to replenish their plastic debit card with additional value (load money), this transaction needs to be routed to the correct Issuing Processor and Bank so the consumer’s funds will be credited to the correct account.

•

Contractual relationships with retail stores, or POPs that permit us to download software to the store, and then provide the SIRE Network services to the store’s magnetic card reader POS device. The ability to recruit and provide necessary technology to these POPs is critical to the success of the Morgan Beaumont model. It was imperative that we first build the retail footprint of POPs, and have the services required by the consumer in place prior to the actual deployment of the paper or plastic products the consumer will purchase and use.

•

Proprietary end point technology to permit the retail store to conduct all of the transactions supported by the SIRE Network. Our business model is geared to providing the products and services to various types of retail establishments, from large chain store locations to mom and pop retailers. Each of these stores may utilize different types of magnetic reader POS devices, so we have developed software that can be downloaded to a variety of different POS devices to enables us to provide SIRE Network services to the greatest number of retail stores possible.

Now that we have completed the development and deployment of the SIRE Network, as well as the roll-out of the technology to retail POPs, we intend to focus on marketing the SIRE Network to other card issuers that already have significant market presence which, if successful, could dramatically increase the number of consumers that can make use of the services offered by the SIRE Network.

Points of Presence

As of the date of this prospectus, we had approximately 86,000 POPs operational and 162,000 total POPs under contract.

The table below provides the number of POPs as of the date of this prospectus under contract, that are operational as of March 31, 2006 and which are in beta testing, in a roll out phase or in engineering development.

POPs under contract (approximate)

In Person Payment	3,000
Transaction Management	1,400
NMI	6,000
iPrePay	20,000
MoneyGram	22,000
Western Union	54,000
APS	48,000
i2C	2,000
Bank Of America	5,880

Total	162,280

POPs that are operational

In Person Payment	3,000
Transaction Management	1,400
MoneyGram	22,000
iPrePay	100
Bank Of America	5,880
Western Union	54,000

Total	86,380

POPs under contract, but not operational, POPs which are in beta testing, in a roll out phase, or in engineering development

iPrePay	19,900	iPrePay has begun deployment of the POPs. This will be an ongoing activity until all are operational.
NMI	6,000	The customer is in the process of buying a software download program to push information to all of their locations

APS	48,000	Under the contract signed in March of 2006, APS’s 48,000 independent pharmacies are in the process of being added to the SIRE network.
I2C	2,000	Under the contract signed in March of 2006, I2C’s POPs are in the process of being added to the SIRE network.
Total	75,900

The contracts for POPs are often signed with an estimated number of retail locations that will participate. When the engineering is completed, the actual number of stores that choose to participate may not be an exact match to the number that was originally targeted in the contract. Due to the rapidly changing engineering and business development schedule, it is extremely difficult to put an exact number to either category, “contracted” or “live”. For example, since January 1 we have executed Contracts, or reached agreements and are waiting on signatures for roughly 60,000 new locations, which are now in the engineering schedule preparing for launch.

The estimation for launch date is also difficult to predict since this is an engineering effort that can not take every possible contingency into account. If no issues arise, it is easy to deploy ahead of schedule. If unforeseen issues arise, it may delay deployment for weeks, or possibly months. The risk factor may not be significant in this case since new projects are identified by the business development efforts of the company, and new projects may deploy ahead of previously reported projects, which will cause the net result to remain fairly close to the projection, but may involve a completely different partner.

The Systems

Our network is based upon a server bank hub of primarily Linux servers running on a SQL database, linked to the various contractual partners via the Internet, telephone and other communication sources. Our equipment is maintained at a secure server location in Sarasota, Florida. We also maintain a fully redundant back-up system at One Wilshire in Los Angeles, California.

Compliance

We have received Payment Card Industry (PCI) security certification of our network operations, which means we have met the credit card industry standards to protect information that is sent across the SIRE Network. We are registered with Visa and MasterCard and Discover card to sell their card products and provide value load services to those cards.

Telecom Products

Phone Cards. Our Prepaid Phone Card is a prepaid phone card and long distance card which incorporates a toll-free access number and a PIN (Personal Identification Number) printed on an array of branded phone cards. Purchasers of these prepaid phone cards are able to place international calls from the United States to over 35 countries and domestic long distance calls from any touch-tone phone in the Continental United States at favorable rates.

Traditional paper prepaid phone cards that have a toll-free access number and unique PIN protected from view by a scratch off cover until purchased by the consumer that is used by the consumer to make a predetermined dollar volume of phone calls at published rates. These paper phone cards are typically purchased on $3, $5 or $10 increments, and the paper card is discarded once the full value of the card has been used by the consumer.

Another method of delivering prepaid telephone service is with a plastic “stored value” debit card, often displaying a VISA, MasterCard, or Discover logo on the front of the card, which can also be used by the consumer to purchase food, clothing, as well as for payment of bills. This same card can be used by the consumer for making prepaid phone calls, exactly as the disposable paper phone card is used, but since it can be replenished with value, using the plastic card ultimately is more convenient and less expensive for the consumer. Morgan Beaumont’s business model calls for building market share and consumer confidence with the traditional paper phone card, then educating the consumer in the value of using the plastic debit card, and migrating the consumer to the plastic debit card. If the consumer gains confidence in the card, the card can also be used for all their transactions: payment of bills, payment of necessities and direct deposits for the card, to name a few.

Long Distance. We also sell wholesale usage of long distance telephone services. Our telephone switches and route arrangements allow us to buy a predetermined amount of telephone communications capacity to various locations. We resell this access to various users of long distance services, including other prepaid phone card companies. We also trade the use of our minutes on certain routes for minutes on routes secured by others. Our prepaid phone cards utilize our routes, allowing us access to long distance portals without paying fees to middlemen. The sale of prepaid phone cards to retailers is more profitable, but wholesale of long distance services increases our volume and allows us economies of scale to reduce our costs. We intend to continue to grow our telephone services to fully utilize the capacities of our switching equipment and reduce our telecommunications costs per minute.

Debit Card Products

ATM Debit Card. Our ATM Debit card can be used at any ATM location on the Interlink, Plus, Pulse & Star ATM networks and at restaurants, gas stations, car rentals and other locations utilizing credit card services or with ATM functions. Certain characteristics of the card are:

•	the card is PIN activated and balances/transactions can be checked at any ATM on the Cirrus and Maestro network, as well as via the Internet or by a toll free phone call;
•	the card is anonymous; it does not require a name to be embossed on the card;

•	the card is available in a one or two card set;
•	the card can be used for money transfers or to withdraw cash via ATM network, a debit card at retail locations worldwide or as a payroll card;
•	the card can be loaded with money from anywhere in the world via the Internet or by Cashier's Check or Money Orders via mail; and
•	the transaction accounts are registered and FDIC insured.

Many in the sub prime market have a need to transfer money from the United States to their families in other countries. Funds may be transferred from one card to another by telephone. A funds transfer on our card may be executed from one card to another for as little as $2.00.

Prepaid Debit Card. Prepaid Debit Cards are named differently by different card associations, MasterCard calls them “Stored Value Cards” and Visa calls them “Prepaid Debit Cards”. Our Stored Value MasterCard and Visa is a prepaid debit card that can be used anywhere MasterCard or Visa are displayed worldwide. The cardholder determines the spending limits by the amount loaded on the card. Certain characteristics of the card are:

•	the card includes either a VISA or MasterCard hologram on the front of the card and can be used worldwide anywhere Master Card and Visa are accepted;
•	the card is PIN activated and balances can be checked at any ATM, by a toll free phone call or via the Internet;
•	the card is not anonymous. The holders name is embossed on the card;
•	the card is primarily a prepaid debit card, but can be used as an ATM card, charge card or debit card (i.e. either pin based or signature based);
•	the card can be used as a payroll card; and
•	the card is widely recognized as an instrument of payment for goods and services.

MECHANICS OF PREPAID DEBIT CARD PRODUCTS

The Morgan Beaumont Debit Palm and Stored Value Card are printed at a facility that has been authorized by the card association under which the card is issued such as MasterCard or Visa. The printing of the cards can only take place once the card program has received approval from:

(1) the card association,
(2) the issuing bank, and
(3) the issuing processor.

The cards are provided to consumers in a retail sale transaction for ordinary debit cards and provided by the employer for payroll cards. The specific method will depend on the type of card the consumer obtains.

1.           Debit Card – This card product is one the consumer may purchase over the counter at a retail merchant such as a convenience store, grocery store or similar merchant. This type of card product is readily available and may be packaged in a manner that allows the product to be displayed to the consumer so they are able to clearly understand the basic features and benefits of the card product prior to purchase.

2.           Payroll Card – This type of debit card product is typically not purchased by the consumer, but is provided by an employer as a means for the employer to directly deposit a consumer’s paycheck for them, rather than writing a paycheck. The packaging of this card product will be less informative, but it will contain documents clearly outlining the usage of the card as a payroll device.

The consumer pays fees for use of these card products. The fees for the payroll card may be lower for certain types of activities than for an ordinary debit card. In all cases, the issuing processors are responsible for debiting the cardholder account for the correct fees. These fees are to be distributed to us and other entities to pay for the services rendered for those fees.

All record keeping for this activity is kept at the issuing processor’s data center and is sent to our data center for monthly reconciliation.

The functions for loading money to the card, including banking functions, money movement and other details are described below:

HOW THE CARD WORKS

CONSUMER TO MERCHANT TRANSACTION:

A consumer will present their card to the merchant who will run the card through the magnetic reader to activate a menu on the device. The merchant will supply certain authentication information to confirm they are the authorized user of the terminal and will enter the consumers desired value load amount. The SIRE Network data center verifies that the consumer’s card account is authorized to accept the desired value and will then notify the merchant. Once the amount is verified, the merchant will accept the cash from the consumer and will give the consumer a printed receipt confirming the value load amount. We notify the bank where the consumer’s card account resides that the consumer has added more value to their card account and to transfer money from our reserve account to the consumer card account. This gives the consumer immediate access to the cash from their value load.

The merchant deposits all money collected from consumers to a designated bank account at the end of each day and the SIRE Network reports to our bank the total amount of cash each merchant loaded for the day. This reserve account is maintained to provide an “overnight” float to the consumers and ensures that there is an adequate balance to provide immediate access to the consumers for the next day value loads.

VALUE LOAD SETTLEMENT/ RECONCILIATION:

The value load settlement process transfers money from the merchant’s designated account to replenish our reserve account. The settlement process begins as soon as the consumer has accepted the receipt from the merchant. The value load information is routed to the correct issuing processor so the processor knows the dollar amount and card number of the transaction.

As soon as the issuing processor receives confirmation from the SIRE Network system of the value load, it notifies the bank to transfer the funds from the merchant’s designated bank account to our reserve account. The issuing processor also facilitates the consumer reconciliation of purchase and value loads to their cards.

FINANCIAL TERMS OF DEBIT CARD PRODUCTS

Fee Allocation. Banks and processors charge the consumer fees for certain transactions, which we pass through to the consumer. In some cases, this is a direct pass through with no added margin. In other cases, the standard fees charged to the consumer allow a small margin to be added prior to passing along to the consumer. Each bank and processor will set their own fee structure and all of the fees will not be charged on every card product. We work with the processor and bank to design a specific fee structure to appeal to the target market for the card as well as generate an acceptable revenue to the bank, processor as well as Morgan Beaumont. The table below provides the average fees paid by the consumer and the range of revenue we typically receive from a transaction.

Cardholder Fee Schedule Payroll	Retail Fee	Revenue to Morgan Beaumont
Monthly Maintenance	$4.95	$1.00 - $1.50
ATM Domestic	$1.75	$0.10 - $0.25
ATM International	$5.00	$0.25 - $1.00
ATM Decline/Inquiry	$1.00	$0.15 - $0.25
POS Domestic	$0.75	$0.15 - $0.25
POS Domestic Decline	$0.75	$0.15 - $0.25
POS International	$0.80	$0.15 - $0.25
POS International Decline	$0.80	$0.15 - $0.25
Balance Inquiry online	Free	$0.00
Live Call with CSR	$1/minute	$1/minute
Lost or Stolen Card	$20.00	$20.00
Card Liquidation	$10.00	$10.00
Research Requests	up to $25/hr	$0.00
Dormancy Fee	$7.50	$1.00 - $4.00
Retail Load	$4.95	$1.25 - $2.00
ACH Credit/Debit	$1.25	$0.25 – 1.00

Transfer From	$1.00	$0.15 - $0.75
Transfer To	$1.00	$0.15 - $0.75

The above table is representative of a typical fee arrangement of ours. There is no standard arrangement; the fees vary from program and arrangements we have with our processors.

Allocation of Risks. We believe that the majority of risks associated with our services are primarily born by the banks and the processors. For some of our programs and arrangements, the risks are limited to the associated bank. For other programs and arrangements, we may be exposed to the risks associated with the card products as more fully described below. In each program and arrangement, controls are placed at each level of the transaction to minimize the risk to each individual party. Each program and arrangement has a different method of managing risk to each individual party.

Fraud. We have experienced virtually no fraud on our debit cards and SIRE Network transactions to date, however this condition is likely to change as our products are more widely used. We intend to continue to take steps to minimize our risk of losses due to fraud. On debit cards, it is a cash-on-cash transaction. The debit card requires possession of the card and the actual personal identification number. Unless the bank processor makes a mistake, there is very little known risk with the debit cards at the time. In the event of a processor error, risk is on the processor. On a hologram card, the risk of fraud is primarily on us; such risk generally arises from the possibility of people purchasing the card products with intent to defraud.

If a bank fails to pay or do proper paperwork with the processor, MasterCard or Visa can shut down the bank and all cards issued by it, even if the cards have credit balances loaded onto them.

MATERIAL RELATIONSHIPS

The process of getting our products into the hands of consumers involves contractual relationships at several levels: (1) the bank that issues and owns the card, (2) the processor responsible for accepting transaction information handling back room operations and keeping the card account up to date and (3) our distribution partners or customers are responsible for the distribution of the cards to retail locations or directly to consumer. Our current and intended operations involve us working with some of the following business partners to sell cards and services. Each of these relationships plays a different role.

A)    Card Associations. We have relationships with Visa, MasterCard and Discover card. All of the cards we produce which have a hologram logo on the front will require approval from the card association holding the trademark for the hologram logo. We obtain access to the network of financial institutions and linked ATM’s and point of sale systems through an arrangement among banks and MasterCard and Visa, as third party providers. The MasterCard and Visa relationship provides us with a package of other networks such as Star™ and Plus™ and Cirrus™ and similar networks. Our third party provider licenses with both MasterCard and Visa provide access to these networks without us having to negotiate access to each of the individual networks separately. We recently entered into an agreement with Discover card that will allow us to directly issue Discover cards without a sponsoring bank. We pay an annual fee to the card association to maintain the program approvals.

B)    Banks. The Bank is the entity with the direct relationship to the card association (MasterCard or Visa), and is responsible for sponsoring us as a TPP (Third Party Processor), or ISO (Independent Sales Organization). Without a TPP or ISO relationship with the card association, we would not be able to produce the card products for sale to consumers. Once an approval from a card association is obtained, we work with an issuing bank to put out a card product or program. The terms of these contracts will articulate our responsibility to supply adequate customer service to answer consumer questions and will define the card account parameters, i.e. the maximum amount the consumer can have on the card, and daily usage parameters for ATM withdrawals, etc. The bank has a schedule of fees for services provided to the card holder. We are charged these fees, and pass them on to the consumer each time a transaction that incurs a fee takes place. The bank charges the issuing processor a fee for certain transactions the consumer conducts, which is collected at the time of the transaction by the processor and distributed to the bank. The bank also charges us a monthly fee to keep the card account active. This fee is collected by the issuing processor who distributes those funds to the bank and to us. We currently have relationships with 5 banks, First Gulf Bank, Bank First, MetaBank, First Federal Bank and Merrick Bank, but to date have only sold cards issued by First Federal Bank and Gulf Bank.

We have an agreement with Meta Financial Services located in South Dakota as an issuer of MasterCard Stored Value card product for us. We are in the process of obtaining a MSP and TPP license approval with MasterCard via META. We commenced sales of our Stored Value product issued by MasterCard and META in December 2005.

We have a signed an agreement with Gulf Bank located in Pensacola, Florida as an issuer of VISA Stored Value card product for us and have started shipping payroll Stored Value cards issued by the bank. We are an ISO for Gulf Bank.

We have a signed agreement with Merrick Bank as an issuer of Stored Value MasterCard. We have expended considerable time, effort and money working with Merrick and its processor Galileo in the development and approval process for various Stored Value MasterCard products. We have approved programs for Stored Value MasterCard programs with Merrick and are a MSP and TPP with MasterCard with the bank. Merrick was considered essential by us for issuing of Stored Value MasterCard cards for a program called SIRE Elite which was approved by the bank and MasterCard and anticipated to have launched in our Q4. We were notified by Merrick in Q4 that it was unable to deliver product that quarter and unsure as to when it would be able to deliver product. We believe these delays adversely impacted our revenue for Q4 and Q1 in the sale, activation and generation of fees for Stored Value cards.

We received notification that we were approved to do business with Bank First in November and that Bank First would be sponsoring a new Stored Value card payroll program with us called Ultra issued. We anticipate shipping this card in our second quarter of fiscal 2006.

C)     Processors. Banks require an approved processor have a relationship with the TPP or ISO so that all of the consumer transactions are tracked and debits/credits to the consumer card accounts are properly adjusted. The terms of these contracts articulate how we work with the processor to address fraudulent use of the cards, how any potential shortfall is addressed for a legitimate consumer load and the availability of customer service information. The processor has necessary regulatory and banking approvals to conduct transactions from point-of-sale terminals and banks to apply credits and debits to the consumer cards. We have direct relationships with the processor to facilitate the consumer reconciliation of purchase and value loads to their card. WildCard Systems and National Card Services are examples of our current relationships. We pay a fee to the processor for the initial set up of the card program and the processor charges a fee to the consumer for certain transactions performed by the consumer. These fees are collected by the processor and distributed to the appropriate party.

D)    Distribution Partners. The relationship to the entities responsible for selling the card products to the retail store is a standard wholesale sales model. We sell the cards to the distributor at a wholesale price; the distributor then adds their margin and sells the card to the retail store. The retail store typically adds a margin and sells the card to the consumer. Each entity in this chain is free to establish their own margins; we simply offer suggestions regarding market trends. To place our card products into the retail establishments that will sell them to the consumer, we work with a variety of distribution partners that are currently selling a similar or related product or service to the stores. Our current strategy is to use prepaid phone card distributors and agents that wish to add additional products to their line. The financial arrangement between us and the distributor is a fairly typical wholesale situation. The distributor purchases the cards from us at a wholesale price and then sells the card products to the store with a margin added. There are some fees collected from the consumer (the monthly maintenance is the most common) for which we will pay the distributor a commission. This is to encourage the distributor to continue providing service to the store so the consumer is satisfied with the features of the card product.

E)     POPs. We currently have material relationships with certain firms and companies such as iPrePay, Inc, In Person Payment (“IPP”), Transaction Management, who offer our products to consumers and utilize our network systems. These key relationships expand the number of POPs which in turn is anticipated to increase revenue by increasing the coverage for use without having to increase costs for the production of products.

F)     Affiliations Involved or Participating in the SIRE Network. We currently have an agreement in place with IPP that allows IPP to load cards that can be loaded on the SIRE network. We also have an agreement with iPrePay which is in the process of implementing the ability to load cards that can be loaded on the SIRE Network through many of our 160,000 locations. We are also currently negotiating with several other money transmitters to allow them to load SIRE network loadable cards.

G)    Outsource/ Design/ Packaging Services. We design the majority of our products internally with the help of outside vendors experienced in the industry. These vendors also provide production and packaging services for us. By using both internal and external sources for this activity, we use this redundancy to reduce dependence on individual sources for our product’s design and manufacture.

We currently have certain relationships in each of the five main categories, which we list in order of the general importance to us, as set forth below.

Banks	Processors	Distributors	POPs	Card Associations
1. First Gulf Bank 2. Bank First 3. MetaBank 4. First Federal Bank	1. WildCard 2.Symmetrex 3. First Data 4. National Card Services 5. I2C	1. Prime Source 2. Bostrom International Group 3. Network Management, Inc. 4. Acosta 5. Virtual Lending Services 6. IPrepay 7. PBS	1. Western Union 2. Transaction Management 3. APS 4. IPP 5. Bank of America 6. Money Gram 7. IPrepay	1.MasterCard 2. Visa 3. Discover Card

We continue to add banks, processors and distributors and we are negotiating with Discover card to offer programs through them and negotiations with Visa to increase our level of approval from an independent service organization to a third party processor. Certain relationships may fall into more than one category, such as IPrepay which has its own terminal in certain retailers. The level of importance of a particular relationship changes periodically as some contracts and relationships become more or less important in that period.

Licensing Requirements. We have obtained a National Association of Securities Dealer (“NASD”) Federal Money Services Business License (“MSB”), which some states require. Additionally, due to the nature of the business we conduct, many states require us to obtain some type of money services business license to sell or service the card products in that particular state. There is currently no clearly defined policy at a Federal or State level defining which segment of the business would require that type of licensing and which states will participate in requiring the license. We have engaged Jones Day, a law firm familiar with the current and emerging regulatory climate, to provide guidance in obtaining all necessary licenses. Due to the changing regulatory situation, it is possible that a state we are doing business in that does not currently require a license, may change its opinion, laws, rules, regulations or interpretation thereof and later require that we obtain a license. We have no ability to predict if that will happen, or what the period of time to obtain a license may be if it should occur. However, we have taken a proactive approach to this by regularly contacting the State agency in charge of those matters, and requesting updates on their policies. We anticipate this will provide adequate time to obtain any license that may be required.

Jones Day is evaluating and advising us on various state licensing compliance requirements that may exist for our stored value and prepaid telecommunications products. Although this is an expensive and timely process, we feel that the compliance process is essential in the long term success of our business. To date, we have not obtained any state licenses.

HISTORY OF OUR BUSINESS OPERATIONS

Pan American Energy Corp. (“Pan American” or “PAEC”) was incorporated under the laws of Nevada on May 26, 2000 and our planned principal operations commenced in 2000. Pan American was an exploration stage company engaged in the acquisition, exploration and development of mineral properties. Pan American’s business plan was to carry out exploration work on a mineral claim referred to as the Flint mineral claim in order to ascertain whether it possessed commercially developable quantities of gold, silver, lead or zinc.

Morgan Beaumont, Inc., a Florida corporation, was formed on July 10, 2000, as a sales and marketing company providing debit card products to the sub-prime consumer. We developed a strategy that launched a successful sales campaign and shipped the first cards to consumers in late 2001. We had a relationship with only one bank and one processor at that time. The bank failed to secure the necessary applications from Visa for the debit card products. In mid 2003, Visa rejected those cards. This resulted in a cessation of all card sales until December 2004. We began to cultivate multiple Banking and processing relationships, as well as undertake the development of value loading technology to bolster our ability to produce debit card products, and to attempt to provide the services for these products we believed the consumer was requesting. Sales efforts for debit card products resumed in late 2004, and sales began in 2005.

Pan American merged with us in August 2004 (the "Merger"). We merged with and into Pan American, the separate existence of Morgan Beaumont ceased and Pan American continued as the Surviving Corporation under the name Morgan Beaumont, Inc., a Nevada corporation. The business of the Company changed from oil and gas exploration development to our business which we describe in this Prospectus.

We established MBI Services Group, LLC (“MBI Services Group”) on January 27, 2005, as a wholly owned subsidiary with its principal business being the operation of the select assets purchased from MTEL and the production of pre paid telecommunications products. We completed the purchase of property and equipment from MTEL Communications, Inc. on May 6, 2005, transferred the telecommunications equipment to MBI Services Group, and began operations in Miami, Florida as a telecommunications company. MBI Services has subleased space from MTEL and its executives in the building where the equipment resides. The subleased facility is located in a building that has suitable bandwidth and back up resources to support the operation during power outages. MBI Services has applied and received a federal license to operate. A significant amount of our revenue has been generated by the sale and support prepaid telecommunications products produced by MBI Services LLC. We anticipate that this will continue in 2006. MBI Services Group is positioned to sell services to multi-national carriers through Independent Sales Office (“ISO”) providers in specific targeted markets. By leveraging its relationships and increasing its network of providers, MBI Services Group intends to introduce new profitable, communications products on a regular basis.

INDUSTRY OVERVIEW

The acceptance of credit and debit cards by consumers in the United States has steadily increased over the past ten years. According to the Nilson Report, the use of credit-based card systems in the United States grew from $0.5 trillion in 1992 to $1.9 trillion in 2002. In order to remain competitive, small and larger businesses have embraced credit and debit cards as a necessity to their future success. Consumer expenditures using card-based payment methods are expected to grow to $4.6 trillion by 2012 or 50% of all U.S. payments, representing a compound annual growth rate of 9% from 2002 levels, according to the Nilson Report.

Sub-Prime Credit Consumers. According to CARDWEB.com, trade publications and the United States payment Card Information Network, "there are perhaps as many as 60 million un-banked consumers in the United States. Analysts estimate this group of un-banked consumers spends over $15 billion annually in check cashing and other financial services." These individuals may be unable to avail themselves of traditional credit and banking channels or to obtain a debit or credit card for a number of reasons such as, recent immigration to the US, bad credit history, lack of credit history due to divorce or age (i.e. students) or recent emergence from bankruptcy etc. Prepaid debit and cash cards are attractive alternatives to these individuals.

The difference between a sub-prime consumer using debit cards and a prime consumer using debit cards is that the prime consumers debit card is linked to the individual’s bank account at a bank where the consumer has a checking or savings account. The sub-prime consumers’ card is linked to a pool account established as a depository for all funds linked to the BIN supplied by the bank. Each consumer’s card is a sub-account in the larger pooled account.

Often times a sub-prime consumer is not able to open a bank account for a variety of reasons such as a low FICO score, or a history of bouncing checks, or some similar activities banks shy away from. By obtaining our debit card the sub-prime consumer is able to utilize our pooled account as a depository with the issuing bank of our card. This card account becomes the sub-prime consumers’ account where their money is stored, as opposed to a prime consumer who simply opens an account at that bank in their own name.

Both prime consumer and sub-prime consumer accounts are a cash-on-cash transaction, meaning both consumers must have money in their respective accounts to use the debit card.

Our debit card is for a sub-prime consumer and works the same as other debit cards with the exception that our debit cards can have cash loaded on the card at retail locations.

Services Offered to Small Business and Sub-Prime Credit Consumers. Small businesses and sub-prime credit consumers have traditionally been under-served or ignored by traditional financial institutions. When services have been available to this market segment, it has been made available at a premium price given the perceived heightened risk potential for liability for fraud, charge-backs and other losses. Debit cards substantially reduce that risk and allow for more competitive terms to be offered to small businesses and sub-prime credit consumers alike.

The Prepaid Card Business is a relatively young industry with increasing and dramatic growth expected to continue well into the future. Total industry revenues worldwide are predicted to reach $11 billion annually. Sales in the U.S. prepaid phone card industry are expected to reach $6 billion this year, up from just $80 million in 2003 (International Telecard Association). There are several large providers of prepaid phone cards including AT&T, MCI, Qwest and Sprint, as well as regional firms like Verizon, SBC and Bell South. However, the bulk of the prepaid market belongs to smaller, independent sales firms that concentrate in this marketplace and cater to the specific needs and desires of prepaid consumers. It is these smaller, highly focused companies that are able to meet the needs of the specific groups who most often utilize prepaid calling services. This is also the same group that large providers are partnering with to distribute their products effectively into these well-defined markets.

Prepaid phone card users, as a group, are comprised of a vast array of different types of consumers. This $80 billion per annum industry contains certain subsets of the general population, including trans-nationals new to the US, seasonal and migratory workers and lower income populations create the bulk of what can be termed the “credit challenged” segment of the prepaid market. These consumers all have the need and desire to use telecommunications services, but for various reasons are unable to use traditional credit based services. Another segment is the youth market. Highly mobile, they are very strong consumers of communications services. A third segment includes business and recreational travelers able to use prepaid calling services to save money when calling while away from home. Other segments include individuals and organizations seeking to develop a collectible card and groups involved in fund raising activities.

There are various reasons for consumers to use prepaid services. Often, these reasons may center on the inability to establish sufficient credit relationships with product and service providers. This group can further be divided into markets based upon:

•	limited income,
•	lack of credit history due to youth, and
•	limited residence time in the US.

Typically members within this group have few financial tools available to them, with many not having any relationship with a bank or financial institution. Collectively, these markets are often labeled the “sub-prime” market.

An average long distance domestic call using our prepaid phone card may cost anywhere from 5 to 10 cents per minute. The same call made using a MCI or AT&T calling card can cost as much as 8 to 10 cents more to over one dollar per minute.

We offer branded cards specifically targeted to Mexican, South American, Asian and Caribbean consumers. These demographic groups typically exhibit a high degree of loyalty to companies that provide products and services specifically designed for them.

Essentially, there are two types of business organizations that have evolved to meet the needs of the prepaid marketplace. One was the technology-driven long distance company (AT&T) that added a prepaid transaction platform to their long distance switch. The other was the distribution driven sales company that privately labeled their cards and resold the long distance company’s services. MBI Services Group is a hybrid of these two business models, encompassing aspects of both types of organization.

SALES AND MARKETING

Personnel

As of the date of this prospectus, we had 4 sales people, of which 3 are outside sales and 1 is inside sales. Our outside sales people visit customers and handles sales outside of the office. We also have one consultant that functions as an outside sales representative. We also have 5 marketing personnel who prepare collateral materials, conduct market research, handle advertising, do some web design and graphics design and handle customer training. Both groups’ efforts center around direct mail, telephone solicitation and industry direct advertising.

Target Markets

Since our inception, our primary sales focus has been to market our debit card products to distributors. They in turn market directly to their target markets. These are typically consumers that for a variety of reasons do not have a traditional banking relationship. The reasons are primarily, but not exclusively, due to low credit scores. As discussed elsewhere, this can be due to bankruptcy, divorce, youth, bad past credit practices, low income or other factors. We believe these sub-prime consumers to be the majority of non banking debit card users; however, we believe the use of debit cards is growing among all consumers. Our cards are used in the same manner as traditional credit and debit cards except they are a prepaid instrument and value can be loaded on the cards at any SIRE Network location.

To conduct the necessary transactions for bill payments, these consumers rely on alternative financial products, such as money orders, to pay their bills. We have established marketing tools and other information to the various retail merchants that sell money orders and similar products to provide information to consumers about the use of Money/Stored Value cards. The consumer can then make an informed decision about the alternatives to using money orders for some of their transactions. The demographic of the average debit card customer is typically not defined by age or the geographic region they reside as much as by individuals with a lower income and credit challenged.

We have only recently been successful at selling our own cards to end-users or distributors. After trial and error on multiple marketing and sales levels, we concluded that the best way to drive card users to the SIRE Network was to target established card issuers. In addition to continuing to sell our own cards to end users and distributors, we now market the SIRE Network directly to card issuers which already have a large number of cards outstanding. This provides the cardholders money loading facilities on the SIRE Network and us with a means to attract an immediate revenue stream from the use of the SIRE Network by active cardholders. This method has only recently been adopted. We have a little data by which to evaluate the results. We believe that marketing to existing issuers and embracing or competition will be the most effective means to establish the SIRE Network as a widely used platform for debit card transactions.

Sales

We sold approximately 90,000 cards from inception through September 30, 2004 but had no card sales in fiscal year 2004. In the year ended September 30, 2005 and the quarter ended December 31, 2005, we sold approximately 119,000 cards and 9,400 cards respectively. In December of 2005, we also shipped 1,520 ServiBancos cards. The ServiBancos cards are a product that has a low cost “bogey” card in the package used to active, register and perform the initial load of the product. The merchant does not pay us for the bogey packages and we are paid with a portion of the load and activation fees when the merchant activates the product for the customer.

Customer Relations. We outsource first contact customer service for all members. Our content providers provide all back up and product related customer service, interfacing with our support team. We attempt to keep detailed records of every sales contact, including source of inquiry, client needs, employment and income.

CUSTOMER RELATIONSHIP MANAGEMENT

Handling of all bilingual customer service is currently shared between in-house and outsource customer service. Our customer service department is scaleable to handle one or multiple programs. We also have relationships with third party firms who wish to provide their customer service, as needed.

COMPETITION

The markets for the financial products and services offered by us are intensely competitive. We compete with a variety of companies in various segments of the financial service industry and our competitors vary in size, scope and breadth of products and services they offer. Certain segments of the financial services industry tend to be highly fragmented, with numerous companies competing for market share. Highly fragmented segments currently include financial account processing, customer relationship management solutions, electronic funds transfer and card solutions. We face a number of competitors in the debit card and payment market. We also face competition from in-house technology departments of existing and potential clients who may develop their own product offerings.

We believe we compete with other providers of money and stored value cards services on the basis of the following factors:

•	quality of service;

•	reliability of service;
•	ability to evaluate, undertake and manage risk;
•	speed in approving merchant applications; and
•	price.

We believe our focus on smaller merchants and sub-prime credit clients gives us a competitive advantage over larger competitors that have a broader market perspective, and over competitors of a similar or smaller size that may lack our extensive experience and resources in this market sector. Please see Risk Factors for additional discussions of competition.

PROPRIETARY RIGHTS

We have filed various copyrights on Stored Value and Pre Paid telecommunications products during the year. We have taken such action to protect our brand and marketing initiatives. We anticipate that we will continue this practice. We do not hold any patents and have not received any copyright or trademark registrations to date. Where appropriate, to protect our intellectual property rights, we intend to rely on a combination of trademark, patent and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners, acquisition targets and others. Effective trademark, copyright and trade secret protection may not be available in every country in which we intend to offer our services. The steps taken to date by us to protect our intellectual property rights may not be adequate. We have not patented or trademarked any of our work through the U.S. Patent and Trademark Office, nor have we copyrighted any of our work through the U.S. Copyright Office. We have filed trademark applications for the name Morgan Beaumont, our logo and for the “SIRE” Network. The trademark “SIRE” is already held by a large financial services firm in the same trademark category that applies to our business. Third parties may infringe or misappropriate our intellectual property rights or we may not be able to detect unauthorized use and take appropriate steps to enforce our rights. In addition, other parties may assert infringement claims against us. Such claims, regardless of merit, could result in the expenditure of significant financial and managerial resources. Further, an increasing number of patents are being issued to third parties regarding money and debit card processes. Future patents may limit our ability to use processes covered by such patents or expose us to claims of patent infringement or otherwise require us to seek to obtain related licenses. Such licenses may not be available to us on acceptable terms. The failure to obtain such licenses on acceptable terms could have a negative effect on our business.

We believe that our products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties and that we have licensed proprietary rights from third parties.

Our proprietary intellectual property consists of:

(1)	Software for various Point of Sale terminals, with functionality to facilitate non-cash transactions for barter exchanges using either IVR or magnetic card transactions; and
(2)

Application server and web server software, to provide the business logic necessary for proper data transmission of all transactions that may be initiated for any other applications listed above. This software is a very complex set of technologies with many distinct components, but requires the use of all parts.

We believe that most of our proprietary software is protected by common law copyright, but none have been registered with the United States Copyright Office.

EMPLOYEES, OFFICERS AND DIRECTORS

We have 33 full time employees and 5 consultants as of May 24, 2006 including employees at our telecom division. We have 4 executives, 5 sales people, 5 marketing people, 7 technology people, 3 customer service people, 4 operations people and 10 finance and administrative people including consultants.

Item 17.	MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

PLAN OF OPERATIONS

Summary.

Results of Operations. To this date we have had limited revenues. In June 1975, the Financial Accounting Standards Board, in its Statement No. 7, set forth guidelines for identifying an enterprise in the development stage and the standards of financial accounting and reporting applicable to such an enterprise. In the opinion of management, we continue to fall within the referenced guidelines. Accordingly, we reported our activities in accordance with the aforesaid Statement of Financial Accounting Standards No. 7.

Lack of Profitability of Business Operations. We were initially focused exclusively on the sales of our products. It became apparent there was a flaw in solely focusing on the sales of our products, so management made the decision to expand our focus to include the development of a process to allow the consumer to perform value loads in a retail environment. The time and expense of developing the process and associated technology has kept us from achieving profitability to date.

When we began sales activities in 2001, those efforts were halted due to an issue involving MasterCard and the issuing bank programming deviancies that the bank had in supply paperwork to MasterCard on our programs; we then stopped shipping our products and were working with multiple banks processors to develop a program with the bank, MasterCard and Visa approval. We filed a lawsuit against that issuing bank as described on page 34 of this report. During that time, we had also been developing processes and technology to allow cards to be loaded on the cards. Additionally, our revenues were initially used to maintain operations. We needed to raise additional revenue to proceed with operations and launch our programs, products and services.

This process is now well defined and the technology has been rolled out in a limited release and is now ready for all of our strategic partners to commence rolling out in a general availability mode. We anticipate profitability will occur when we have approximately no less 50,000 retail load locations operational and approximately 100,000 to 150,000 cards actively used by consumers and a sufficient number of POPs in the geographic location which are higher in density in cardholders. Profitability is also dependent on the expansion of load stations and the expansion of the programs for the card products.

In fiscal 2005 and the six months ended March 31, 2006, we received limited acceptance of our debit products offered in the market primarily related to delays in the activation of POPs, and brand recognition. To facilitate the correction of these deficiencies we purchased property and equipment from Mtel Communications, Inc. enabling us to provide prepaid phone cards into the market place. Prepaid phone cards are a readily accepted product in our targeted Sub-prime market. In July, we began releasing phone cards to the bodegas and convenience stores that service our target market at attractive prices to enhance brand recognition and establish relationship with distributors and retailers in the market with a product they are more familiar with. In our fiscal third quarter of 2006 we are beginning to phase out the traditional “paper” phone card and implementing the phone feature into our debit card products. We will also be making the phone feature available to other processor’s cards being loaded on the SIRE Network.

At March 31, 2006, we had approximately 86,400 POPs active on our branded SIRE Network in the United States and approximately 76,000 additional POPs under contract and in various stages of implementation. Throughout the remainder of fiscal year 2006, we intend to finish the implementation of the 76,000 POPs under contract and not active as well as continue to grow the number of POPs on the SIRE network.

We have seven sources of sales and revenue: initiation fees, subscription fees, transaction fees, prepaid phone cards, maintenance fees, financial float fees and sales of wholesale telecommunications long distance. We generate income from the sale of our stored value debit and VISA cards, and the consumer use of our prepaid phone cards. We also generate income from the monthly maintenance fees associated with keeping stored value cards active, the maintenance fees generated from our Prestige Payroll cards, and from transaction fees associated with these cards. Income is also generated by the SIRE Network when consumers load cash into their card account so the card can be used for day to day purchases.

Hosting and Licensing Fees are charged for the use of our proprietary technology. In a Hosted Agreement, the customer is not required to purchase the technology, but only pay transaction fee for each use. These fees are defined in a service agreement with the customer that stipulates a minimum monthly fee for the use of the technology and is typically a 2-year term. In a licensing agreement, the customer pays a fee for each product sold, (the product can be sold under the Morgan Beaumont brand, or can be private labeled for the customer), and also pays for any minor changes to the technology required to meet the specific market the customer wishes to address. Transaction fees are derived from the use and loading of cash of for ATM, debit or

Stored Value Cards and monthly maintenance fees associated with keeping ATM, debit or Stored Value Cards active.

Sales and Revenues. Revenues for the year ended September 30, 2005 and the nine months ended September 30, 2004 were $1,089,673 and $58,602, respectively. Revenue was up in the year ended September 30, 2005 by 1,759 % when compared to the nine months ended September 30, 2004. In addition to the additional three months of selling opportunity in fiscal 2005, sales in fiscal 2004 were hindered because we did not have working card programs to sell and not enough money to fund sales and development. Telecommunications revenue for the year ended September 30, 2005, was approximately $1,031,071 or approximately 94.6% of revenues as compared to zero in the nine months ended September 30, 2004 as we were not engaged in such business at such time. During the nine months ended September 30, 2004 we had an average of approximately 5,800 POPs excluding the approximate 4,000 Bank of America locations that can load some of our products. These POPs were restricted to loading its cards and did not market our cards.

Revenues for the six months ended March 31, 2006 and 2005 were $3,365,331 and $191,038, respectively. Revenue in the six months ended March 31, 2006 was composed of $1,510,343 in wholesale domestic and international telecommunications, $1,818,763 in prepaid calling cards, $28,273 in stored value cards and $7,951 in fees. In the six months ended March 31, 2005, revenues arose from shipments of our card programs of $176,325 and transaction and fees of $14,693. Telecommunications revenue, which did not exist in March 2005, caused the increase in revenue from the six months ended March 31, 2005. The reduction in revenue from our card programs is the result of the halt in shipments of our Palm card program due to the SCN dispute until the dispute is resolved, combined with a new approach to marketing the cards on consignment for which revenue is not recognized until the card is activated.

Cost of Revenues. Cost of revenues for the year ended September 30, 2005 and the nine months ended September 30, 2004 were $1,075,445 and $35,833 respectively. The 2,900% increase in 2005 was the result of increased revenue as well as the addition of telecommunications revenue at a very low margin in the reporting period.

Total costs of revenue for the six months ended March 31, 2006 and 2005 were $4,260,602 and $97,242, respectively. Costs of revenue in the six months ended March 31, 2006 included stored value card costs of $34,295, cost of fees of $10,769, telecommunications costs of $3,978,614 and freight of $13,326. Cost of revenue for the six months ended March 31, 2005 included stored value card costs of $83,762, cost of fees of $10,155 and freight costs of $3,325. The primary reason for the increase in cost of revenues was the addition of the telecommunications business.

Other Operating Expenses. Other operating expenses for the year ended September 30, 2005 and the nine months ended September 30, 2004 were $5,806,503 and $1,029,125, respectively. The increase in such expenses of 464% for the year ended September 30, 2005 compared to the nine months ended September 30, 2004, was attributable to the following:

Employee compensation benefits increased in expanding our development, sales and marketing, customer service and accounting efforts. Employee compensation was $2,400,555 for the year ended September 30, 2005, compared to $624,972 in the nine months ended September 30, 2004 a 284% increase due to increases in the number of employees.

Stock based compensation and consulting expense also increased from $14,200 for the nine months ended September 30, 2004 to $1,088,200 for the year ended September 30, 2005, a 7,563% increase that was primarily due to our expense recognized for consultant based options in fiscal 2005.

Professional and consulting fees increased 677% from $141,116 for the nine months ended September 30, 2005, to $1,096,838 for the year ended September 30, 2005 because of the professional services needed to comply with the registration of our two equity private placements as well as our filings with the SEC, security consulting, licensing research and compliance, and investor relations.

Impairments amounted to $212,000 for the year ended September 30, 2005 compared to approximately $43,200 for the nine months ended September 30, 2004. We evaluated our assets during the year ended September 30, 2005 and 2004 and determined that certain assets were impaired.

Occupancy and equipment costs increased from $88,951 to $506,712 for the nine months ended September 30, 2004 compared to the year ended September 30, 2005 respectively. This increase was due to the additional office space and equipment needed to support our additional staff and activity during fiscal 2005.

Other operating expenses for the six month periods ended March 31, 2006 and 2005, were $4,005,475 and $2,928,328, respectively. Our activity in preparing additional products for release, adding and implanting POPs, certifying its network with MasterCard, as well as our increased sales were the primary causes of the increase in operating expenses. Additionally, the expense of the reporting process and in particular the attempts at registration of securities issued in the private sale of our stock caused increases in legal and accounting expenses. Other operating expenses included non cash items (i.e. depreciation and amortization, provisions for bad debts and inventory obsolesce and stock based compensation) of approximately $716,300 and $972,000, respectively for the six month periods ended March 31, 2006, and 2005. Of these operating expenses we expensed as stock based compensation $250,416 in the six months ended March 31, 2006 and $952,833 in the six months ended March 31, 2005. Other employee compensation of $1,562,629 and $1,062,012 was recognized in the six month periods ended March 31, 2006 and 2005, respectively. The increase was due to the addition of personnel to develop market and account for our products. Other professional fees incurred in the six month periods ended March 31, 2006 and 2005 were $1,074,187 and $456,042, respectively. The increase in other professional fees is primarily attributable to legal and accounting fees related to external reporting, completion of certain agreements and contracts and our efforts to register stock issued in private sales of our common stock as well as our state licensing and compliance efforts. We will continue to upgrade our technology to maintain what we believe is its lead in technology within the market.

Gain (loss) on Derivative Financial Instruments. We recognized a loss on derivative financial instruments of ($1,620,686) for the year ended September 30, 2005, and a gain on derivative financial instruments of $203,073 for the six month period ended March 31, 2006. These losses and gains arise from adjustments to record our derivative financial instruments at fair values in accordance with current accounting standards. Our derivative financial instruments arose in connection with the sale of certain equity instruments. Otherwise, we generally do not use derivative financial instruments for other purposes, such as hedging cash-flow or fair-value risks. During the year ended September 30, 2005, we issued common stock and freestanding warrants in connection with our financing activities. Although the terms of the financings do not provide for net-cash settlement, we afforded the holders registration rights that included liquidating damages provisions. In these circumstances, physical or net-share settlement of the warrant is presumed not to be within our control and, accordingly, we are required to account for these freestanding warrants as derivative financial instrument liabilities, rather than as equity. In addition, because filing registration statements, achieving and maintaining effectiveness thereof, and maintaining the listing of our common stock are also presumed not to be within our control, we are required to carry the estimated settlement value of the registration rights (resulting from the liquidating damages feature) as a derivative liability.

Derivative financial instruments are initially measured at their fair value and are re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. We use the Black-Scholes option-pricing model to value warrant-based derivative financial instruments because that model embodies all of the necessary elements and assumptions necessary to value such instruments. We use a projected, probability-weighted cash-flow model to make estimates of our cash-settlement obligations under the registration rights agreement. Each of these valuation models requires the use of subjective estimates and assumptions that are applied consistently during the life of the instrument. Such models will likely continue to result in volatility in our earnings in future periods as we continue to reflect our derivative financial instruments at fair values.

Registration Rights Penalties. For the six months ended March 31, 2006, we accrued registration rights penalties of $351,972 for penalties related to common stock issued pursuant to the common stock warrants issued in the June 2005 offering.

Loss from Operations and Net Loss. As a result of the above, our loss from operations increased 471% to $5,792,275 in the year ended September 30, 2005 from $1,006,356 in the nine months ended September 30, 2004. The loss from operations for the six month period ended March 31, 2006 was $4,900,746 compared to $2,834,523 for the six month period ended March 31, 2005, a 73% increase. Net loss increased 619% to $7,417,935 for the year ended September 30, 2005 compared to $1,031,335 for the nine months ended September 30, 2004.

For the six month periods ended March 31, 2006 and 2005 the net loss was $5,041,752 and $2,763,215 respectively an 82% increase. From inception we incurred a cumulative loss from operations of $13,315,432 through March 31, 2006. The average loss per month from operations in the year ended September 30, 2005 was $482,700 compared to $111,817 for the nine months ended September 30, 2004 and $816,791 in the six month period ended March 31, 2006. The increase in the rate of loss related to our increased staffing and marketing activities compared to the slower rate of growth in our sales and corresponding gross margin.

Liquidity and Capital Resources.

From inception to March 31, 2006, we raised $8,941,178 from sales of our common stock and warrants for purchase of our common stock, borrowed on notes payable a total of $97,912 and received $3,000,000 of payments under a note receivable from Paul Marshall, a stockholder. We used these proceeds to fund operating and investing activities of $11,543,134 and $50,000 to pay notes payable. On March 31, 2005, we had a cash balance of $448,044 which is not sufficient for us to operate in fiscal year 2006. Accordingly we sought and received a $1,100,000 bridge loan and on April 27, 2006 we borrowed $500,000 of that amount to finance operations from existing shareholders to fund operations while we sought permanent financing. The $500,000 along with any additional borrowings against the bridge loan are due July 26, 2006,. The cash balance on May 24, 2006 was approximately $91,000.

In addition to our operating expenses, we are also incurring monthly registration rights penalties arising from our agreement to register the shares that we are attempting to register through this registration statement. Through March 31, 2006, we have recognized cumulative penalties of approximately $352,000. We will continue to incur penalties at the rate of approximately $47,000 per month until the stock in the registration rights agreements have been registered.

We have not attained profitable operations and are dependent upon obtaining financing to pursue our plan of operations, there is no assurance that we will not require additional resources in the future or that it will be able to obtain financing in the amount required or terms satisfactory to us. These factors, among others, indicate that we may be unable to continue as a going concern for a reasonable period of time.

With respect to such matter, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which we operate.

Changes in Number of Employees. To support the expansion of POPs, the substantial marketing effort, and the increased administrative needs, we anticipate that the development of our business may require the hiring of additional employees.

OFF-BALANCE SHEET ARRANGEMENTS

We are obligated under the following agreements that have initial or remaining terms in excess of one year:

Operating Leases

We are obligated under various operating lease agreements for our facilities. Future minimum lease payments under these leases are approximately as follows at September 30, 2005:

Years ending September 30,	Amounts
2006	$286,800
2007	286,800
2008	194,700
2009	48,700

Total	$817,000

Consulting Fees

At the time of the purchase of the MTEL assets, we engaged the founder and President of MTEL to provide certain consulting services to us under a consulting agreement that requires, at a minimum, monthly payments of $7,000 for a period of at least eighteen months.

Significant Employment Agreements

We are obligated under a two year employment agreement with our chief executive officer. Pursuant to the agreement, the officer is to receive $205,000 for the year ending September 30, 2006 and $225,000 for the year ending September 30, 2007, as well as various vacation and medical benefits, a car allowance of $750 per month, and annual bonuses ranging from 2.5 to 3.0% of net income. In addition, we granted him options to purchase 3,250,000 shares of our common stock at a price of $.20 per share (a significant portion of such grants served as consideration for him agreeing to cancel certain benefits and protections set forth in his prior employment agreement). The agreement, which is subject to automatic renewal unless we exercise our rights to terminate it at the end of the initial, or any succeeding, terms, contains a takeover provision that requires us to pay the greater of $750,000, or an amount equal to 7.5% of any sale price in excess of $25,000,000 to him in the event a change in control occurs. If we terminate this officer without cause, we will be required to pay severance to him in the amount of compensation and benefits he would have otherwise earned for a period of six months.

Service and Purchase Agreements

We have entered into one to three year contracts with various contractors to provide certain marketing, technology and customer support services to expand the debit card program. Since the fees to be paid are contingent primarily on sales volume, it is not possible to calculate the amount of the future commitment on these contracts.

CRITICAL ACCOUNTING POLICIES

Revenue Recognition and Deferred Revenue

We generate the following types of revenues:

• Initiation fees, which arise from sales of our stored value and debit cards.

• Subscription fees, which arise from hosting or licensing fees. Under a hosted agreement, our customers are not charged for the use of our proprietary software; rather they pay a per minute or per transaction fee for each use whereas under a licensing agreement, our customer pays monthly fees for the use of our software at each of their loading stations.

• Transaction fees, which arise from the use and loading of cash for ATM, debit or stored value cards.

• Maintenance fees, which arise from charges for keeping the cards active.

• Financial float fees, which arise from charges for the instant load of cash and convenience of stored value, ATM and debit cards.

• Sales of prepaid phone cards and related phone card fees which arise from the usage of such cards. All revenue from the sale of prepaid phone cards is initially deferred and subsequently amortized to revenues as the cards are used.

• Revenues from sales of long-distance minutes are recognized when provided.

In general, our revenue recognition policy for fees and services arising from our products is consistent with the criteria set forth in Staff Accounting Bulletin 104 - Revenue Recognition in Financial Statements ("SAB 104") for determining when revenue is realized or realizable and earned. In accordance with the requirements of SAB 104, we recognize revenue when, (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) our price to the buyer is fixed or determinable; and (4) collectibility of the receivables is reasonably assured. More specifically, revenue for our stored value cards are recognized when shipped and revenue for our prepaid telephone card sales are recognized when the products are used. Costs of revenue, including the cost of printing the prepaid cards, are recorded at the time revenue is recognized.

Accounts Receivable and Allowance for Doubtful Accounts

Our credit terms for stored value cards vary from net 30 days to up to 90 days from the date of shipment. Our credit terms for prepaid phone cards vary from COD to "first use" plus 3 days with first use being defined as the first time a particular phone card is used. Accounts receivable are determined to be past due if payment is not made in accordance with the terms of our contracts and receivables are written off when they are determined to be uncollectible. We perform ongoing credit evaluations of all of our customers and generally do not require collateral.

We evaluate the allowance for doubtful accounts on a regular basis for adequacy. The level of the allowance account, and related bad debts are based upon our review of the collectibility of our receivables in light of historical experience, adverse situations that may affect our customers' ability to repay, estimated value of any underlying collateral and prevailing economic conditions.

This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Equity Issued with Registration Rights

In connection with sales of our common stock during the fiscal year ended September 30, 2005, we granted certain registration rights that provide for liquidated damages in the event we fail to timely perform under the agreements. Although the common stock does not provide for net-cash settlement, the existence of liquidated damages provides for a defacto net-cash settlement option. As a result, a portion of the common stock subject to such liquidated damages does not meet the tests required for permanent equity classification, and accordingly has been included as a derivative financial instrument liability in the accompanying consolidated balance sheet until such time the conditions are eliminated. The amount initially allocated to such liability (approximately $546,000) represents our best estimate of the fair value of the estimated penalties we will incur as a result of these liquidated damages.

Derivative Financial Instrument Liabilities

We evaluate our financing arrangements for derivative financial instruments, whether freestanding or embedded in other instruments that are indexed to our common stock or are otherwise required to be carried as assets and liabilities under current accounting standards. Such instruments and features are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net-share settlement is not within our control. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement.

We carry derivative financial instruments at their estimated fair values. We use the Black-Scholes option-pricing model to value warrant-based derivative financial instruments because that model embodies all of the necessary elements and assumptions necessary to value such instruments. We use a projected, probability-weighted cash-flow model to make estimates of our cash-settlement obligations under registration rights agreements or similar forward-based arrangements. Each of these valuation models requires the use of subjective estimates and complex assumptions that are applied consistently during the life of the instrument. Such models will likely continue to result in volatility in our earnings in future periods as we continue to reflect our derivative financial instruments at fair values.

Property and Equipment

Property and equipment are stated at cost. Major additions are capitalized, while minor additions and maintenance and repairs, which do not extend the useful life of an asset, are expensed as incurred. Depreciation and amortization are provided using the straight-line method over the assets' estimated useful lives, which range from three to ten years.

Long-Lived Assets and Impairment

Statement of Financial Accounting Standards (SFAS) 144, "Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets, including certain identifiable intangibles, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets in question may not be recoverable. We periodically review our long-lived assets for recoverability and record impairment losses as we deem necessary. At December 31, 2005, we believe all of our long-lived assets are recoverable.

Net Loss Per Share

We compute net loss per share in accordance with SFAS No. 128 "Earnings per Share” (“SFAS No. 128”) and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period (common stock equivalent shares arise from options and warrants that were issued in 2005). Because of our net losses in 2005, none of these common stock equivalent shares are dilutive; accordingly basic and diluted net loss per share are identical for each of the periods in our consolidated statements of operations.

Stock - Based Compensation

Prior to January 1, 2006, we used Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148") to account for our stock based compensation. This statement amends FASB statement No. 123, "Accounting for Stock Based Compensation". It provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for employee stock based compensation. It also amends the disclosure provision of FASB statement No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Through December 31, 2005, as permitted by SFAS No. 123 and amended by SFAS No. 148, we used the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," to account for our stock-based employee compensation arrangements. Effective January 1, 2006, we are required to apply Financial Accounting Standards Board Statement Number 123 ("FAS 123 (R)"), Share-Based Payments, which was issued in December 2004. This statement requires all entities to recognize compensation expense in an amount equal to the fair value of shared-based payments such as stock options granted to employees. We will be required to apply FAS 123 (R) on a modified prospective method. Under this method, we are required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, we may elect to adopt FAS 123 (R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in the pro forma disclosures that had been required by FAS 123. FAS 123 (R) will be effective for the first reporting period beginning on January 1, 2006. We have not yet definitively determined the effect that FAS 123 (R) will have on our financial statements, however we estimate that we will be required to record a minimum of $325,000 of stock based compensation expense as a result of this new statement.

With respect to non-employee stock options that vest at various times, have no significant disincentives for non-performance and/or specific performance commitments, we follow the guidance in Emerging Issues Task Force Number 96-18. Pursuant to this standard, the value of these options is estimated at various reporting dates and finally measured at the respective vesting date(s) of the options (or the date on which the consultants' performance is complete). The expense for each group of options is recognized ratably over the vesting period for each group, and the estimated value of any unvested options is updated at such time. As a result, under these arrangements, our initial and periodic recording of stock based compensation expense represents an estimate for which changes are reflected in the period that they are determined to be necessary.

Item 18.	DESCRIPTION OF PROPERTY.

Our corporate offices are located at 6015 31st East, Suite 201, Bradenton, FL 34203, telephone number: (941) 753-2875, where we occupy approximately 20,000 square feet. We intend to sub-lease space in Suite 201 and have been actively showing the space to potential lessees. Once the sub-lease is complete, we believe that its cost per square foot will be significantly reduced. This facility is leased, with a base monthly rent of approximately $28,000. This lease expires on December 31, 2008. We currently maintain our database, software and operations at 1 Wilshire Blvd in Los Angeles, California 90017, as a “mirrored” location for security and redundancy in the case of an emergency or power outage.

MBI Services Group, LLC currently sub-leases from MTel, Inc. on a month to month basis approximately 2,500 square feet of office and co-location telecommunications space located at 1080 NW 163rd Drive, Miami, Florida. We anticipate moving our operations for MBI Services Group to a more permanent location in fiscal year 2006.

Our Website address is www.morganbeaumont.com. The information on our Website is not part of this prospectus.

Item 19.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

There have been three transactions within the last two years where one of our directors, officers or shareholders, had a direct or indirect interest.

•

Erik Jensen, current President and COO, was an officer and director of Typhoon Voice Technologies in 2003. Typhoon had contracts with us for the development of the Morgan Beaumont Network and database. We have since acquired Typhoon and all assets thereof.

•	Virgil “Brother” Sandifer, Jr., prepared our 2002 and 2003 tax returns as our tax accountant before joining our Board of Directors.

•

Kesselring Corporation, a licensed Florida Contractor, performed remodeling services for us at various times during the year ended September 30, 2005. Clifford Wildes is a minority shareholder in Kesselring and Erik Jensen also owned a minority interest in Kesselring from January 2005 until September 2005.

During the year ended September 30, 2005, we engaged a construction company in which our President and CEO has an interest to remodel our new facility to meet our operating needs. Total amounts paid to this entity for these leasehold improvements approximated $57,000 (including $40,000 incurred and paid subsequent to September 30, 2005).

At the time of the purchase of the MTEL assets, we engaged the founder and President of MTEL to provide certain consulting services to us under a consulting agreement that requires, at a minimum, monthly payments of $7,000 for a period of at least eighteen months. During the year ended September 30, 2005, we paid approximately $35,000 under this arrangement.

Subsequent to the date of the purchase of the MTEL assets, we purchased approximately $690,000 of telecommunications services from MTEL.

Item 20.	MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

Our shares are currently trading on the OTC Bulletin Board under the stock symbol MBEU. Formerly our shares traded under the symbol AGBM from May 16, 2002 through March 22, 2004 and PAEY from March 23, 2004, until it began trading as MBEU on August 9, 2004 as a result of the merger between Pan American and Morgan Beaumont. The high and the low prices for our shares for each quarter of our last two fiscal years; and supplemented through the last quarter of operations. Price ranges for periods shown prior to September 1, 2004 relate to our operations prior to its merger with Morgan Beaumont.

Fiscal Quarter Ended	High	Low
August 31, 2002	$4.75	$0.35
November 30, 2002	$6.90	$2.75
February 28, 2003	$7.40	$3.00
May 31, 2003	$4.05	$1.65
August 31, 2003	$0.90	$0.41
November 30, 2003	$0.49	$0.41
February 28, 2004	$1.45	$1.45
May 31, 2004	$0.75	$0.75
August 31, 2004	$0.52	$0.42
September 30, 2004	$0.44	$0.34
December 31, 2004	$0.98	$0.11

March 31, 2005	$1.76	$0.51
June 30, 2005	$0.90	$0.44
September 30, 2005	$1.14	$0.43
December 31, 2005	$0.41	$0.38
March 31, 2006	$0.78	$0.37

The source of the high and low bid price information is the OTC Bulletin Board. The market quotations provided reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. We are not aware of any sales or transfer or any trading of our shares or any private transactions prior to its merger with the public company.

Holders of Common Stock

As of March 31, 2006, there were 101 registered shareholders of our common stock.

Dividends

There are no restrictions in our Articles of Incorporation or bylaws that restrict it from declaring dividends. The Nevada Revised Statutes, however, prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

A.	We would not be able to pay our debts as they become due in the usual course of business; or
B.

Our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have neither declared nor paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. Our current policy is to retain any earnings in order to finance the expansion of our operations. Our board of directors will determine future declaration and payment of dividends, if any, in light of the then-current conditions they deem relevant and in accordance with the Nevada Revised Statutes.

Item 21.	EXECUTIVE COMPENSATION.

SUMMARY COMPENSATION TABLE

The table below summarizes all compensation awarded to, earned by, or paid to the following individuals, our “named executive officers, and directors” for the two most recently completed fiscal periods ended September 30, 2005. This table does not reflect changes that went into effect after the end of our fiscal year.

		Annual Compensation				Long Term Compensation
Name	Title	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#) Granted
Clifford Wildes (1) (3)	Chief Executive Officer, Treasure and Director	2005 2004	$185,000 $150,000	$35,000 -	$16,500 $5,941	- -	3,350,000 -
Erik Jensen (1) (3)	President, Chief Operating Officer, and Director	2005 2004	$125,000 $96,000	$15,000	$11,500 $4,800	- 12,737 shares	850,000 -
Theodore Misiewicz (1) (3)	Chief Financial Officer, Secretary, and Director	2005 2004	$74,083	- -	$12,100	- -	600,000 -
Kenneth Craig (1) (3)	Chief Financial Officer, Secretary, and Director	2005 2004	$233,750 $150,000	$35,000 -	$7,800 $12,593	- -	2,500,000 -
Daniel Davis	Chief Technical Officer	2005 2004	$78,000 -	- -	$4,800 -	- -	300,000 -
James Smith III	Chief Technical Officer	2005 2004	37,000 $78,000	- - -	- $4,800	- -	150,000 -
Virgil “Brother” Sandifer, Jr. (1) (2)	Audit Committee Member, Compensation Committee Member, and Director	2005 2004	$5,000 $5,000	- -	$3,750 $1,000	- -	100,000 -
Benjamin J. Bond (1) (2)	Audit Committee Member, Compensation Committee Member, and Director	2005 2004	$5,000 $5,000	-	$3,750 $1,000	- -	100,000 -
Mark Brewer (1) (2)	Director; Audit Committee; Compensation Committee	2005 2004	$5,000 $5000	- -	$3,750 $1000 $	- -	100,000 -
		2005	$747,833	$85,000	$63,950	12,737 shares	8,050,000
(1)

Outside Directors receive $5,000 per year to serve on the Board, plus an additional $1,000 if they attend the annual meeting of our Shareholders. They also receive 100,000 options, which vest immediately upon grant. Employee Directors receive 100,000 options, which vest immediately upon grant.

(2)	Also a Committee Member. Committee members receive an additional $250 for each Committee Meeting they attend.

Item 22.	FINANCIAL STATEMENTS.

Our audited consolidated financial statements as of and for various periods ended December 31, 2005, September 30, 2005, and the nine months ended September 30, 2004 are included in this statement following this page.

Item 23.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIALS DISCLOSURE.

None.

MORGAN BEAUMONT, INC.

(A Development Stage Enterprise)

Consolidated Financial Statements

As of and for various periods ended

September 30, 2005 and 2004

As of March 31, 2006 and for the

Three Months ended March 31, 2006 and 2005

MORGAN BEAUMONT, INC.

(A Development Stage Enterprise)

Consolidated Financial Statements as of and

for various periods ended

September 30, 2005 and 2004,

and Report of Independent

Registered Public Accounting Firm

TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm.................................................................................	F-3

Consolidated Financial Statements as of and for various periods ended September 30, 2005 and 2004:
Balance Sheet.........................................................................................................................................................	F-4
Statements of Operations....................................................................................................................................	F-5
Statements of Stockholders’ Equity (Deficit)...................................................................................................	F-6
Statements of Cash Flows..................................................................................................................................	F-7
Notes to Financial Statements...........................................................................................................................	F-9

[LETTERHEAD OF KINGERY & CROUSE, P.A]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Morgan Beaumont, Inc. and Subsidiary:

We have audited the accompanying consolidated balance sheet of Morgan Beaumont, Inc. and subsidiary (the “Company”), a development stage enterprise, as of September 30, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended, the nine months ended September 30, 2004 and the period July 10, 2000 (date of incorporation) to September 30, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2005, and the results of its operations and cash flows for the year then ended, the nine months ended September 30, 2004, and the period July 10, 2000 (date of incorporation) to September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes A and B to such financial statements, the Company is in the development stage, has suffered recurring loss from operations and will have ongoing requirements for additional capital investment. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note M to the consolidated financial statements, the Company has restated its 2005 consolidated balance sheet.

Kingery & Crouse, P.A /s/

December 20, 2005 (except for the second paragraph of Note B, the second and third paragraphs under the subheading Contingencies included in Note F, and Notes K, L and M as to which the date is May 10, 2006). Tampa, FL

MORGAN BEAUMONT, INC.

(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2005

(as restated)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,474,712
Receivables:
Accounts (net of allowance for doubtful accounts of $90,000)	2,315,788
Other	18,398
Inventories	204,192
Prepaid expenses and other current assets	89,231
Total current assets	5,102,321

PROPERTY AND EQUIPMENT – NET	1,348,458

OTHER ASSETS	77,125

TOTAL	$6,527,904

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$423,570
Deferred revenues	1,910,467
Derivative financial instruments	5,628,129
Total current liabilities	7,962,166

COMMITMENTS AND CONTINGENCIES (see Note F)

STOCKHOLDERS’ DEFICIT:
Common stock - $0.001 par value: 170,000,000 shares authorized; 60,376,153 shares issued and outstanding	60,376
Additional paid-in capital	8,578,234
Deficit accumulated during the development stage	(10,072,872)
Total stockholders’ deficit	(1,434,262)

TOTAL	$6,527,904

See notes to financial statements.

MORGAN BEAUMONT, INC.

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended September 30, 2005	For the nine months ended September 30, 2004	For the period July 10, 2000 (date of incorporation) to September 30, 2005

REVENUES (net of returns and allowances)	$1,089,673	$58,602	$1,679,892

COST OF REVENUES	1,075,445	35,833	1,391,607

GROSS PROFIT	14,228	22,769	288,285

OTHER OPERATING EXPENSES:
Stock based compensation and consulting	1,088,200	14,200	2,100,486
Other employee compensation and benefits	2,400,555	624,972	3,475,670
Other professional and consulting fees	1,096,838	141,116	1,280,533
Purchased in process research and development	-	-	153,190
Impairment of assets	212,000	43,154	255,154
Occupancy and equipment	506,712	88,951	691,787
Selling and marketing	120,211	28,301	215,792
Travel and entertainment	102,344	24,073	130,437
Other	279,643	64,358	399,921
Total other operating expenses	5,806,503	1,029,125	8,702,970

LOSS FROM OPERATIONS	(5,792,275)	(1,006,356)	(8,414,685)

OTHER INCOME (EXPENSE):
Gain (loss) from settlement of litigation	60,000	(56,000)	4,000
Loss on derivative financial instruments	(1,620,686)	-	(1,620,686)
Interest income	34,283	36,211	70,494
Interest expense	(4,159)	(5,190)	(16,897)
Other	(95,098)	-	(95,098)
Total other income (expense)	(1,625,660)	(24,979)	(1,658,187)

NET LOSS	$(7,417,935)	$(1,031,335)	$(10,072,872)

NET LOSS PER SHARE – Basic and diluted	$(0.15)	$(0.08)

Weighted average number of shares outstanding	49,175,851	12,697,400

See notes to financial statements.

MORGAN BEAUMONT, INC.

(A Development Stage Enterprise)

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(as restated)

						Deficit
					Note	Accumulated
			Additional	Common	Receivable	During the
	Common Stock		Paid-In	Stock	from	Development
	Shares	Par Value	Capital	Subscribed	Stockholder	Stage	Total

Balances, July 10, 2000 (date of incorporation)	-	$-	$-	$-	$-	$-	$-

Common stock subscription	-	-	-	100	-	-	100
Net loss	-	-	-	-	-	-	-
Balances, December 31, 2000	-	-	-	100	-	-	100

Issuance of common stock for cash:
At $0.0069 per share	50,947	51	399	(100)	-	-	350
At $0.0063 per share	796,047	796	4,204	-	-	-	5,000
Issuance of common stock for services -
At $0.0785 per share	1,557,067	1,557	120,693	-	-	-	122,250
Net loss	-	-	-	-	-	(216,982)	(216,982)
Balances, December 31, 2001	2,404,061	2,404	125,296	-		(216,982)	(89,282)

Issuance of common stock for cash:
At $0.0785 per share	26,747	27	2,073	-	-	-	2,100
At $0.1309 per share	1,295,327	1,295	168,205	-	-	-	169,500
At $0.157 per share	318,419	318	49,682	-	-	-	50,000
Issuance of common stock for services:
At $0.0785 per share	928,254	928	71,952	-	-	-	72,880
At $0.13111 per share	1,509,304	1,509	196,382	-	-	-	197,891
At $0.157 per share	67,505	68	10,532	-	-	-	10,600
Net loss	-	-	-	-	-	(451,646)	(451,646)
Balances, December 31, 2002	6,549,617	6,549	624,122	-	-	(668,628)	(37,957)

Issuance of common stock for cash:
At $0.0785 per share	284,195	284	22,029	-	-	-	22,313
At $0.157 per share	254,735	255	39,745	-	-	-	40,000
Issuance of common stock for services:
At $0.157 per share	3,785,774	3,786	590,679	-	-	-	594,465

						(Continued)

MORGAN BEAUMONT, INC. (A Development Stage Enterprise) STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (as restated)
						Deficit
					Note	Accumulated
			Additional	Common	Receivable	During the
	Common Stock		Paid-In	Stock	from	Development
	Shares	Par Value	Capital	Subscribed	Stockholder	Stage	Total
Issuance of common stock for assets of Typhoon
Technologies at $0.157 per share	1,421,357	1,421	221,769	-	-	-	223,190
Net loss	-	-	-	-	-	(954,974)	(954,974)
Balances, December 31, 2003	12,295,678	12,295	1,498,344	-	-	(1,623,602)	(112,963)

Issuance of common stock for cash ($.0785 per share)	263,651	264	20,436	-	-	-	20,700
Issuance of common stock held in escrow	350,260	350	(350)				-
Common stock issued for services at $0.157 per share	90,428	91	14,109	-	-	-	14,200
Issuance of common stock in exchange for net assets in a recapitalization	27,025,000	27,025	2,941,975	-	(3,000,000)	-	(31,000)
Collections on note receivable from stockholder through September 30, 2004	-	-	-	-	971,051	-	971,051
Collections on note receivable from stockholder after September 30, 2004 (reflected as a current asset)	-	-	-	-	644,535	-	644,535
Net loss	-	-	-	-	-	(1,031,335)	(1,031,335)
Balances, September 30, 2004	40,025,017	40,025	4,474,514	-	(1,384,414)	(2,654,937)	475,188

Issuance of common stock and warrants for cash:
At $.20 per share	7,125,000	7,125	1,417,875	-	-	-	1,425,000
At $.40 per share (net of stock issuance costs)	12,362,500	12,362	4,871,252	-	-	-	4,883,614
Allocation of proceeds from sales of common stock to derivative financial instruments (warrants)	-	-	(3,461,500)	-	-	-	(3,461,500)
Allocation of proceeds from sale of common stock to derivative financial instruments ( registration rights)	-	-	(545,943)	-	-	-	(545,943)
Value attributable to consulting and director options	-	-	1,074,700	-	-	-	1,074,700
Issuance of common stock for certain property and equipment of MTel	863,636	864	747,336	-	-	-	748,200
Collections on note receivable from stockholder	-	-	-	-	1,384,414	-	1,384,414
Net loss	-	-	-	-	-	(7,417,935)	(7,417,935)

Balances, September 30, 2005	60,376,153	$60,376	$8,578,234	$-	$-	$(10,072,872)	$(1,434,262)

See notes to financial statements.

MORGAN BEAUMONT, INC.

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(as restated)

	For the year ended September 30, 2005	For the nine months ended September 30, 2004	For the period July 10, 2000 (date of incorporation) to September 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,417,935)	$(1,031,335)	$(10,072,872)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	145,881	28,688	207,931
Provision for bad debts	90,000	-	90,000
Amortization of intangible assets	8,850	6,635	15,485
Stock based compensation and consulting	1,088,200	14,200	2,100,486
Purchased in process research and development	-	-	153,190
Loss on derivative financial instruments	1,620,686	-	1,620,686
Impairment of assets	212,000	43,154	255,154
Forgiveness of indebtedness as a result of litigation settlement	(50,000)		(50,000)
Changes in assets and liabilities, net:
Decrease (increase) in receivables	(2,418,321)	(5,865)	(2,418,321)
Decrease (increase) in inventories	(204,192)	-	(204,192)
Decrease (increase) in prepaid expenses and other current assets	(83,363)	27,432	(89,231)
Decrease (increase) in other assets	(46,603)	(30,525)	(66,072)
Increase (decrease) in deferred revenue	1,910,467	-	1,910,467
Increase (decrease) in accounts payable and accrued liabilities	15,163	137,637	362,089
NET CASH USED IN OPERATING ACTIVITIES	(5,129,167)	(809,979)	(6,185,200)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(643,516)	(45,551)	(791,765)
Notes receivable	(202,000)	-	(202,000)
Initial investment in Financial Services International, Inc.	(10,000)	-	(10,000)
Purchase of assets from Typhoon Voice Technologies, Inc.	-	-	(5,000)
NET CASH USED IN INVESTING ACTIVITIES	(855,516)	(45,551)	(1,008,765)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under notes payable	-	-	97,912
Repayments of notes payable	-	(36,500)	(47,912)
Proceeds from the issuance of common stock and warrants (net of stock issuance costs)	6,308,614	20,700	6,618,677
Collections on note receivable from stockholder	2,028,949	971,051	3,000,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	8,337,563	955,251	9,668,677

			(Continued)

MORGAN BEAUMONT, INC.

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued)

	For the year ended September 30, 2005	For the nine months ended September 30, 2004	For the period July 10, 2000 (date of incorporation) to September 30, 2005

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,352,880	99,721	2,474,712

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	121,832	22,111	-

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,474,712	$121,832	$2,474,712

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$4,159	$3,031	$7,390
Income taxes paid	$-	$-	$-

SUPPLEMENTAL DISLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of assets by issuance of stock	$748,200	$-	$818,200
Reclassification of proceeds from sales of common stock to derivative financial instrument liabilities	$4,007,443	$-	$4,007,443
Issuance of common stock for net assets of Pan American Energy Corporation in a recapitalization - see Note A	$-	$2,969,000	$2,969,000

See notes to consolidated financial statements.

MORGAN BEAUMONT, INC.

  (A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

NOTE A – FORMATION, BACKGROUND AND OPERATIONS OF THE COMPANY

Morgan Beaumont, Inc. (the “Company”), which is considered to be a development stage enterprise as defined in Financial Accounting Standards Board Statement No. 7., was incorporated under the laws of the state of Florida on July 10, 2000.

In August 2004, the Company consummated a merger and recapitalization with Pan American Energy Corp (“PAEC”), a publicly traded company that was incorporated under the laws of the State of Nevada on May 26, 2000. From a legal perspective, PAEC was the surviving company and thus continued its public reporting obligations, however for financial statement purposes, the transaction was treated as a reverse merger and a recapitalization whereby the Company was deemed to be the acquirer, and no goodwill or other intangible assets were recorded. As a result, the accompanying results of operations and cash flows for each of the periods prior to the date of the merger represent the Company’s results of operations and cash flows as if it were the accounting acquirer. On the date of the merger, the shareholders of PAEC received 27,025,000 shares of our common stock.

In connection with this transaction, the Company received a $3,000,000 note receivable from a representative of the PAEC shareholder group. No balance remained outstanding on the note as of September 30, 2005.

Immediately prior to the merger, the Company reduced its outstanding shares via a reverse stock split whereby its outstanding shares were reduced at the rate of 7.8513 to one. In addition, on June 1, 2004, its Articles of Incorporation were amended to change the par value of common stock from $1.00 to $0.001. All references to the number of shares, and related par values, in the accompanying consolidated financial statements and notes thereto have been adjusted to reflect the changes as though they occurred at the date of the Company’s incorporation.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, MBI Services Group, LLC (collectively “we”, “us”, “our”). All significant intercompany accounts and balances have been eliminated in consolidation.

Change in Year End

In 2004, we changed our year end from December 31 to September 30. Accordingly, the accompanying consolidated financial statements are as of and for the year ended September 30, 2005 and for the nine months ended September 30, 2004 as well as from inception to September 30, 2005.

We are headquartered in Bradenton, Florida, and at September 30, 2005 we also have a facility in Miami, Florida. Our primary products are as follows:

•

The Morgan Beaumont ATM and Debit Cards, Morgan Beaumont Stored Value VISA cards and Morgan Beaumont Stored Value MasterCard which are re-loadable financial products primarily for the sub-prime credit market. We have been providing these cards to consumers in the sub-prime credit market sector since the third quarter of 2002. The sub-prime market is generally made up of consumers that do not have checking accounts and/or the ability to obtain debit or credit cards. We have also provided these products to third party companies for co-branding with their company name and logo, and have been marketing these products under our brand name.

•

In June of 2005, through our subsidiary, we began selling prepaid phone cards branded as Morgan Beaumont Phone Cards, and MBI Services Phone Cards. We also privately brand phone cards for some of our distributors and sell unique authorization codes to distributors for resale (“PIN”). The prepaid phone cards have a concealed PIN that the end user exposes in order to use. Once the user has the PIN and the toll-free access number, the user is then able to place both domestic and international long-distance phone calls through our telephone equipment. Our telephone equipment has the retail value of the associated PIN in our database and reduces the value as the user incurs phone charges based on our rates published on our website. Once the value of the PIN has been used up our telephone equipment disconnects any call in process and does not allow the PIN to be used again.

Revenue Recognition and Deferred Revenue

We generate the following types of revenues:

•	Initiation fees, which arise from sales of our stored value and debit cards.

•

Subscription fees, which arise from hosting or licensing fees. Under a hosted agreement, our customers are not charged for the use of our proprietary software; rather they pay a per minute or per transaction fee for each use whereas under a licensing agreement, our customer pays monthly fees for the use of our software at each of their loading stations.

•	Transaction fees, which arise from the use and loading of cash for ATM, debit or stored value cards.

•	Maintenance fees, which arise from charges for keeping the cards active.

•	Financial float fees, which arise from charges for the instant load of cash and convenience of stored value, ATM and debit cards.

•

Sales of prepaid phone cards and related phone card fees which arise from the usage of such cards. All revenue from the sale of prepaid phone cards is initially deferred and subsequently amortized to revenues as the cards are used.

•	Revenues from sales of long-distance minutes are recognized when provided.

In general, our revenue recognition policy for fees and services arising from our products is consistent with the criteria set forth in Staff Accounting Bulletin 104 – Revenue Recognition in Financial Statements (“SAB 104”) for determining when revenue is realized or realizable and earned. In accordance with the requirements of SAB 104, we recognize revenue when, (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) our price to the buyer is fixed or determinable; and (4) collectibility of the receivables is reasonably assured. More specifically, revenue for our stored value cards are recognized when shipped and revenue for our prepaid telephone card sales are recognized when the products are used. Costs of revenue, including the cost of printing the prepaid cards, are recorded at the time revenue is recognized.

Accounts Receivable and Allowance for Doubtful Accounts

Our credit terms for stored value cards vary from net 30 days to up to 90 days from the date of shipment. Our credit terms for prepaid phone cards vary from COD to “first use” plus 3 days with first use being defined as the first time a particular phone card is used. Accounts receivable are determined to be past due if payment is not made in accordance with the terms of our contracts and receivables are written off when they are determined to be uncollectible. We perform ongoing credit evaluations of all of our customers and generally do not require collateral.

We evaluate the allowance for doubtful accounts on a regular basis for adequacy. The level of the allowance account, and related bad debts are based upon our review of the collectibility of our receivables in light of historical experience, adverse situations that may affect our customers’ ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories, which are stated at the lower of cost or market as determined using the first in first out method, consist primarily of prepaid phone cards, and reloadable stored value cards.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions we are required to make. Estimates that are critical to the accompanying consolidated financial statements arise from our belief that we will secure an adequate amount of cash to continue as a going concern, that our allowance for doubtful accounts is adequate to cover potential losses in our receivable portfolio, that all long-lived assets are recoverable and that the resolution of various contingencies (see Note F) will not materially impact our consolidated financial statements. In addition, the determination and valuation of derivative financial instruments is a significant estimate. The markets for our products are characterized by intense competition, rapid technological development, evolving standards, short product life cycles and price competition, all of which could impact the future realization of our assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. It is at least reasonably possible that our estimates could change in the near term with respect to these matters.

Advertising Costs

We expense advertising costs as they are incurred. Advertising costs were $120,211, $28,301, and $215,792 during the year ended September 30, 2005, the nine months ended September 30, 2004 and the period July 10, 2000 (date of incorporation) to September 30, 2005, respectively.

Equity Issued with Registration Rights

In connection with sales of our common stock during the fiscal year ended September 30, 2005 (see Note J), we granted certain registration rights that provide for liquidated damages in the event we fail to timely perform under the agreements. Although the common stock does not provide for net-cash settlement, the existence of liquidated damages provides for a defacto net-cash settlement option. As a result, a portion of the common stock subject to such liquidated damages does not meet the tests required for permanent equity classification, and accordingly has been included as a derivative financial instrument liability in the accompanying consolidated balance sheet until such time the conditions are eliminated. The amount initially allocated to such liability (approximately $546,000) represents our best estimate of the fair value of the estimated penalties we will incur as a result of these liquidated damages.

Derivative Financial Instrument Liabilities

In connection with the sale of certain equity instruments in 2005, we issued freestanding warrants and registration rights to the holder that include liquidating damages (see Note J). Although the terms of the warrants do not provide for net-cash settlement, in certain circumstances, physical or net-share settlement is deemed to not be within our control and, accordingly, we are required to account for these freestanding warrants as derivative financial instrument liabilities, rather than as equity. In addition, because filing registration statements, achieving and maintaining effectiveness and maintaining listing of our common stock is presumed not to be within our control, we are required to carry the estimated settlement value of this feature as a derivative liability. In these cases, we deduct the fair values of the derivative instruments from the proceeds of sales of the equity instrument.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to operations. For warrant-based derivative financial instruments, we use the Black-Scholes option pricing model to value the derivative instruments. For forward-based derivative instruments, we estimate fair value as the present value of estimated future cash flows using a multiple probability-weighted outcome approach.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Financial Instruments

We believe the book value of our cash and cash equivalents, receivables and accounts payable and accrued and other liabilities approximates their fair values due to their short-term nature. We carry our derivative financial instruments at fair values as such amounts were derived using the Black Scholes pricing model for option-based contracts and cash-flow models for forward-based contracts, all under assumptions that we believe are reasonable in the circumstances.

Property and Equipment

Property and equipment are stated at cost. Major additions are capitalized, while minor additions and maintenance and repairs, which do not extend the useful life of an asset, are expensed as incurred. Depreciation and amortization are provided using the straight-line method over the assets’ estimated useful lives, which range from three to ten years.

Concentration of Credit Risk

Financial instruments, which potentially subject us to significant concentrations of credit risk, consist primarily of accounts receivable, and cash and cash equivalents. At September 30, 2005 approximately 90% of our accounts receivable (or approximately $2,084,000, which amount is offset by approximately $1,811,000 of deferred revenues) arise from 10 customers, and revenues from these customers accounted for approximately 80% of our revenues during the year ended September 30, 2005.

With respect to cash and cash equivalents, we frequently maintain cash and cash equivalents balances in excess of federally insured limits. We have not experienced any losses in such accounts.

Long-Lived Assets and Impairment

Statement of Financial Accounting Standards (SFAS) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets, including certain identifiable intangibles, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets in question may not be recoverable. During the year ended September 30, 2005 and the nine months ended September 30, 2004, we determined that certain impairment losses were necessary and charged operations for approximately $212,000 and $43,200, respectively. The 2004 losses were necessary because of certain technology changes whereas the 2005 losses primarily arose from our determination that a note receivable was not recoverable. At September 30, 2005, we believe all of our remaining long-lived assets are recoverable.

Net Loss Per Share

We compute net loss per share in accordance with SFAS No. 128 “Earnings per Share” (“SFAS No. 128”) and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period (common stock equivalent shares arise from options and warrants that were issued in 2005 - see Notes F, G, I and J). Because of our net losses in 2005, none of these common stock equivalent shares are dilutive; accordingly basic and diluted net loss per share are identical for each of the periods in the accompanying consolidated statements of operations.

Stock – Based Compensation

We account for equity instruments issued to employees for services based on the intrinsic value of the equity instruments issued and account for equity instruments issued to those other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

We have adopted Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure” (SFAS No. 148). This statement amends FASB statement No. 123, “Accounting for Stock Based Compensation”. It provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for employee stock based compensation. It also amends the disclosure provisions of FASB statement No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Until such time that we are required to apply SFAS 123 (R) (see “Recent Pronouncements”), as permitted by SFAS No.123 and amended by SFAS No. 148, we will continue to apply the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for our stock-based employee compensation arrangements.

With respect to non-employee stock options that vest at various times, have no significant disincentives for non-performance and/or specific performance commitments, we follow the guidance in Emerging Issues Task Force Number 96-18 Pursuant to this standard, the value of these options is estimated at various reporting dates and finally measured at the respective vesting date(s) of the options (or the date on which the consultants’ performance is complete) The expense for each group of options is recognized ratably over the vesting period for each group, and the estimated value of any unvested options is updated at such time. As a result, under these arrangements, our initial and periodic recording of stock based compensation expense represents an estimate for which changes are reflected in the period that they are determined to be necessary.

Income Taxes

We compute income taxes in accordance with Financial Accounting Standards Statement No. 109 “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date. Significant temporary differences arise from accounts payable and accrued liabilities that are not deductible for tax reporting until they are paid, and accounts receivable, less deferred revenues, that are not recognized as revenue for tax reporting purposes until we receive payment.

Research and Development

Research and development costs, which approximated $303,000, $73,600 and $614,000 during the year ended September 30, 2005, the nine months ended September 30, 2004 and the period July 10, 2000 (date of incorporation) to September 30, 2005, respectively, are expensed as incurred.

Recent Pronouncements

SFAS 154 ‘Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement No. 154. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for, and reporting of, a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. It will only affect our financial statements if we change any of our accounting principles. At this time, no such changes are contemplated or anticipated.

SFAS 153 - Exchanges of Non-monetary Assets an Amendment of APB Opinion No. 29

In December 2004, FASB Statement No. 153 was issued amending APB Opinion No. 29 to eliminate the exception allowing non-monetary exchanges of similar productive assets to be measured based on the carrying value of the assets exchanged as opposed to at their fair values. This exception was replaced with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after the June 15, 2005. The adoption of this statement did not have a material impact on our financial statements.

FIN 47 “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143”

FASB Interpretation No. 47, issued in March 2005, clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement.

Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.

This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005 (our fiscal year ending June 30, 2006). Adoption of this Interpretation is not expected to have a material impact on our financial statements.

SFAS 123(R) ‘Share-Based Payments’

In December 2004, the Financial Accounting Standards Board issued Statement Number 123 (“FAS 123 (R)”), Share-Based Payments. FAS 123 (R) requires all entities to recognize compensation expense in an amount equal to the fair value of shared-based payments such as stock options granted to employees. We will be required to apply FAS 123 (R) on a modified prospective method. Under this method, we are required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. In addition, we may elect to adopt FAS 123 (R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in the pro forma disclosures that had been required by FAS 123. FAS 123 (R) is effective for the first reporting period beginning after December 15, 2005 The adoption of FAS 123(R) in the first quarter of fiscal 2006 will require us to recognize stock-based compensation expense of approximately $750,000, in fiscal 2006 and $250,000 in fiscal 2007 for the unvested portion of options we have issued through September 30, 2005.

NOTE B – GOING CONCERN

Our consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. We have incurred significant losses and negative cash flows from operations since our inception, and at the present time, we anticipate that we will exhaust our current cash resources in the second quarter of fiscal 2006. In addition, we expect to have ongoing requirements for capital investment to implement our business plan, and we have various contingent liabilities that could adversely impact our cash availability if they are not resolved in our favor. As such, our ability to continue as a going concern is contingent upon us being able to secure an adequate amount of debt or equity capital to enable us to meet our operating cash requirements and successfully implement our business plan. In addition, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which we operate.

Since inception, our operations have primarily been funded through private equity financing, and we expect to continue to seek additional funding through private or public equity and debt financing. With respect to this matter, in December 2005, we made the decision to allow our warrant holders (see Note J) to exercise their warrants at a price of $.20 per share anytime through December 28, 2005 (which date was later extended to February 6, 2006). As a result, we received cash proceeds of $1,822,500 in December 2005 when 9,112,500 warrants were exercised. Subsequent to December 31, 2005 and by February 6, 2006, an additional 2,500,000 warrants were exercised and we received $500,000 for those warrants. There are currently an additional 750,000 warrants that remained outstanding, which if exercised would provide us with cash of $450,000 (assuming an exercise price of $.60 per share). Substantially all of this cash has been used to fund our operating activities and accordingly at April 30, 2006 we need additional debt or equity financing to continue as a going concern.

There can be no assurance that we will be successful in funding our estimated cash shortfalls through additional debt or equity capital and/or any cash generated by our operations. These factors, among others, indicate that we may be unable to continue as a going concern for a reasonable period of time.

Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE C – INCOME TAXES

We recognized losses for both financial and tax reporting purposes during each of the periods in the accompanying consolidated statements of operations. Accordingly, no provisions for income taxes and/or deferred income taxes payable have been provided for in the accompanying consolidated financial statements.

Assuming our net operating loss carryforwards are not disallowed by taxing authorities because of certain “change in control” provisions of the Internal Revenue Code, at September 30, 2005 we have net operating loss carryforwards of approximately $6,369,000 for income tax purposes (the significant difference between our net operating carryforwards and our deficit arises primarily from the loss on derivative financial instruments and certain stock based and impairment expenses that are considered to be permanent differences between book and tax reporting ). These carryforwards expire in various years through the year ended September 30, 2025. Components of our net current and non-current deferred income tax assets, assuming an effective income tax rate of 39.5%, are approximately as follows at September 30, 2005:

Net current deferred income tax asset:
Accounts payable and accrued liabilities	$159,400
Receivables (net of deferred revenues)	(159,600)
Other	(2,200)
Net operating loss carryforwards	2,400
Subtotal	-
Less valuation allowance	-

Net current deferred income tax asset	$-

Non-current deferred income tax asset:
Intangibles	$15,200
Net operating loss carry forward	2,407,000
Subtotal	2,422,200

Less valuation allowance	(2,422,200)

Non-current deferred income tax asset	$-

Our non-current deferred income tax asset is not recorded in the accompanying consolidated balance sheet because we established a valuation allowance to fully reserve such asset as its realization did not meet the required asset recognition standard established by SFAS 109. The total valuation allowance increased by approximately $1,823,000 during the year ended September 30, 2005.

NOTE D - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at September 30, 2005:

Furniture, fixtures and equipment	$1,375,909
Computer software	121,739
Leasehold improvements	17,297
1,514,945
Less accumulated depreciation and amortization	(166,487)

Property and equipment – net	$1,348,458

Property and equipment includes approximately $948,000 of telecommunications equipment that was purchased from MTEL Communications, Inc (“MTEL”) on May 6, 2005. MTEL is a telecommunications provider that used the equipment to service its prepaid phone cards that were sold in foreign markets for calls back to the United States. We are using the equipment to offer United States based prepaid phone cards and eventually anticipate offering a phone card feature with our debit card products. As consideration for the purchased assets, we paid $200,000 and issued 863,636 shares of our common stock.

NOTE E –OTHER RELATED PARTY TRANSACTIONS

At September 30, 2005, accounts payable and accrued liabilities include approximately $75,000 that is owed to various officers for accrued vacation.

During the year ended September 30, 2005, we engaged a construction company in which our President and CEO has an interest to remodel our new facility to meet our operating needs. Total amounts paid to this entity for these leasehold improvements approximated $57,000 (including $40,000 incurred and paid subsequent to September 30, 2005).

At the time of the purchase of the MTEL assets (see Note D), we engaged the founder and President of MTEL to provide certain consulting services to us under a consulting agreement that requires, at a minimum, monthly payments of $7,000 for a period of at least eighteen months. During the year ended September 30, 2005, we paid approximately $35,000 under this arrangement.

Subsequent to the date of the purchase of the MTEL assets (see Note D); we purchased approximately $690,000 of telecommunications services from MTEL.

NOTE F - COMMITMENTS AND CONTINGENCIES

Operating Leases

We are obligated under various operating lease agreements for our facilities. Future minimum lease payments under these leases are approximately as follows at September 30, 2005:

Years ending September 30,	Amounts

2006	$286,800
2007	286,800
2008	194,700
2009	48,700

Total	$817,000

Rent expense under all operating leases for the year ended September 30, 2005, and the nine months ended September 30, 2004 approximated $194,100 and $31,800, respectively.

Employment Agreements

At September 30, 2005, we are obligated under an employment agreement with our chief executive officer. Pursuant to the agreement, the officer received base annual compensation of $185,000 for the year ending September 30, 2005, and is to receive $205,000 for the year ending September 30, 2006 and $225,000 for the year ending September 30, 2007, as well as various vacation and medical benefits, a car allowance of $750 per month, an initial bonus of $75,000 and annual bonuses ranging from 2.5 to 3.0% of net income. In addition, we agreed to grant him options to purchase 3,250,000 shares of our common stock at a price of $.20 per share (a significant portion of such grants served as consideration for him agreeing to cancel certain benefits and protections set forth in his prior employment agreement). The agreement, which is subject to automatic renewal unless we exercise our rights to terminate it at the end of the initial, or any succeeding, terms, contains a takeover provision that requires us to pay the greater of $750,000, or an amount equal to 7.5% of any sale price in excess of $25,000,000 to him in the event a change in control occurs. If we terminate this officer without cause, we will be required to pay severance to him in the amount of compensation and benefits he would have otherwise earned for a period of six months.

At September 30, 2004, we were also obligated under a non-cancelable employment agreement with another officer that had similar terms to the above agreement, including the grant of options to purchase 2,500,000 shares of our common stock at a price of $.20 per share (a significant portion of such grants served as consideration for him agreeing to cancel certain benefits and protections set forth in his prior employment agreement). The contract was canceled during the year ended September 30, 2005 when this officer resigned his position. As consideration for releasing us from any liability under the terms of his employment agreement, we agreed to allow him to keep 1,875,000 of the aforementioned options (or the portion of his options that vested through September 30, 2005).

One half of the stock options mentioned above (or 2,875,000 options) vested on October 1, 2004, and 25% of such options (or 1,437,500 options) vested on September 30, 2005. Assuming a change in control does not occur (at which time all remaining options would vest immediately), the remaining outstanding options (812,500) vest on September 30, 2006. Because the option price was effectively the same as the trading value of our stock on the date the options were granted, we were not required to record any stock based compensation for the issuance of these options. However, see Note A – Recent Pronouncements, regarding the accounting for unvested options as of December 2005.

We are also obligated under other employment agreements; however they have customary and reasonable terms for the respective employees and are generally cancelable on thirty days notice. If we elect to exercise such cancellation options, we are obligated to pay severance to the respective employees in the amount of compensation and benefits they would have otherwise earned for a period of six months.

Service and Purchase Agreements

We have entered into one to three year contracts with various contractors to provide certain marketing, technology and customer support services to expand the money card program. Since the fees to be paid are contingent primarily on sales volume, it is not possible to calculate the amount of the future commitment on these contracts.

Other Purchase Commitments

In addition to the above, as of September 30, 2005, we had committed ourselves to purchase approximately $600,000 of inventories during the period October 1, 2005 to June 30, 2006.

We have engaged the firm of ePlus to conduct a PCI Security and Compliance audit and certification for our network. If successful, this audit will provide us with certification of our SIRE Network and will allow us greater access to expand our POPs. We anticipate the process to be completed by December 31, 2005 and with a total cost associated with this audit process to be in excess of $265,000. We have already expended $200,000 on this project to date which includes hardware systems improvements as well as consulting costs.

Contingencies

In the normal course of business, we are involved in certain legal matters in which the claimants are seeking damages in excess of $6,000,000; principally arising from a suit with a former employee and substantially all of which results from a claim to our stock based on the pre-merger stock count with no consideration given to the reverse stock split discussed at Note A. The employee was terminated for cause by us after only a few months of employment. In an attempt to settle this dispute without litigation, we offered to pay all compensation due to Mr. Cloud under his employment agreement through the date he was terminated (which amount was not significant) however such offer was refused. Mr. Cloud has also asserted that he is entitled to pre-merger shares valued at approximately $5,200,000; however he has not filed any litigation regarding such matter. We have counter sued and intend to defend this claim vigorously. Because the case is currently in the discovery stage, its ultimate outcome cannot presently be determined, however based on the facts known to date, we and our legal counsel believe that the resolution of this matter will not have a material adverse effect on our consolidated financial position and/or results of operations. Accordingly, no effect has been given to any loss that may result from the resolution of these matters in the accompanying consolidated financial statements.

At September 30, 2005, we were involved in certain legal matters with two employees, each of whom had demanded that they receive two years salaries and benefits as compensation for damages. We investigated these claims with the assistance of outside counsel and found them to be unsupported. The matters were resolved subsequent to year end at no loss to the Company

On February 10, 2006, we initiated arbitration proceedings against Secure Cash Network (“SCN”) with the American Arbitration Association in Dallas, Texas, for breach of contract under a Private Brand Sales Agreement and Distribution Agreement. SCN delivered cards that did not work. We refused to accept any future shipments from SCN. SCN is demanding that we accept and pay for the nonconforming goods. SCN has filed a counter claim against us and we have subsequently amended our claims. We allege that SCN provided defective cards, improperly swept funds from a Good Funds Account, failed to reimburse us for money paid for defective cards, failed to provide administrative and customer services, and failed to abide by agreed upon reduced funding levels for the Good Funds Account. We have also alleged that SCN improperly suspended and terminated the agreements. SCN has alleged that we breached the agreements with respect to funding of the reserved account, access to information and non-payment of invoices. We seek damages in an amount to be determined and equitable relief. SCN seeks damages including $29,000 plus lost profits alleged to be approximately $250,000 and equitable relief. SCN has also presented us with an invoice for cards (which are alleged defective by us) in excess of $500,000 and has made a reference to damages in the event we interfere with its other relationships.

NOTE G – STOCK-BASED COMPENSATION

Issuance of Common Shares for Various Services

During the period July 10, 2000 (date of incorporation) to September 30, 2004, we issued the following shares of our common stock as consideration for various services, which were provided by employees or consultants:

Description of Service	Value of Service	Shares Issued
Business planning and development	949,663	7,395,048
Information technology services	57,123	505,075
Legal services	5,500	38,209

Totals	$1,012,286	7,938,332

The value of these services, which was based on the number, and fair value, of shares issued has been included in stock based compensation and consulting expense in the accompanying consolidated statements of operations.

Issuances of Options

During the year ended September 30, 2005, we engaged various consultants and other professionals to assist us. Pursuant to the agreements, we granted an aggregate of 2,525,000 options to these consultants at various prices, and recognized stock based compensation expense of approximately $1,039,200.

In October 2004, we also granted options to purchase 700,000 shares of our common stock for $0.20 per share to the members of our Board of Directors as consideration for their service during the current year. The options, which vested on the date of grant, had a fair value of approximately $0.07 in excess of the exercise price on such date; accordingly we recognized $49,000 of stock based compensation as a result of the grant of these options.

NOTE H - SETTLEMENT OF LITIGATION

On November 8, 2004, we settled certain litigation in which we were the plaintiff. As consideration for such settlement, we received forgiveness of notes payable totaling $50,000, cash of $10,000 and process management software certified for use by MasterCard International. The proceeds of the settlement were reflected as other income in the first quarter of our fiscal year ending September 30, 2005.

In addition, during the three months ended December 31, 2004, we settled certain litigation by agreeing to pay cash of $48,000. In accordance with generally accepted accounting principles, this amounts was recognized as an expense and accrued liability in the September 30, 2004 financial statements.

NOTE I – STOCK OPTIONS

Other Option Issuances

Our 2004 Stock Option Plan (the “2004 Plan”) that provides for the issuance of up to 15,000,000 shares of common stock through the granting of stock options to employees, officers, directors, consultants, and advisors. Our board of directors had authority to determine awards and establish the exercise price. As of September 30, 2005, there are 10,471,667 options outstanding under the 2004 Plan. Such options vest over various periods up to three years and expire on various dates through 2007. We anticipate that we will be issuing more options under the plan in the future over and above those we have issued subsequent to September 30, 2005.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model. Assumptions used are approximate: risk free interest rate of 4.0%, and 2.23%, average expected lives of 2 years, a 0% dividend yield rate, and expected volatility of .934, and 1.923.

We account for our employee stock-based awards using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. Had our compensation expense for stock-based compensation plans been determined based upon fair values at the grant dates for awards under this plan in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” our net loss and pro forma net loss per share amounts for the year ended September 30, 2005 would have been as follows:

Net loss:
As reported	$7,417,935
Pro forma	$8,806,941

Loss per share:
As reported	$0.15
Pro forma	$0.18

The following table describes our stock option activity during the year ended September 30, 2005:

	Number of Options	Weighted average exercise price per share
		(priced at date of grant)
Outstanding at September 30, 2004	-	$0.00
Granted	9,440,000	$0.364
Cancelled	-	$0.000
Outstanding at December 31, 2004	9,440,000	$0.364
Granted	745,000	$1.125
Cancelled	(583,333)	$0.463

Outstanding at March 31, 2005	9,601,667	$0.435
Granted	1,060,000	$0.605
Cancelled	(50,000)	$0.200
Outstanding at June 30, 2005	10,611,667	$0.437
Granted	945,000	$0.594
Cancelled	(1,085,000)	$0.401
Outstanding at September 30, 2005	10,471,667	$0.455

Options granted at market value in 2005	14,565,000	$0.357

The following table summarizes information regarding options outstanding at September 30, 2005 under our option plan:

		Options outstanding			Options exercisable
Range of exercise prices		Number outstanding	Weighted average remaining contractual life in years	Weighted average exercise price	Number exercisable	Weighted average exercise price per share
$0.20-$ 0.70		9,771,667	4.13	$ 0.31	5,781,668	$ 0.27
$0.71-$ 1.20		575,000	4.34	$ 0.91	225,000	$ 1.01
$1.21-$ 1.70		125,000	4.35	$ 1.32	125,000	$ 1.32
	TOTAL	10,471,667	4.15	$ 0.36	6,131,668	$ 0.32

Subsequent to September 30, 2005, we granted stock options according to the following table:

	Granted	Vested	Forfeited	Outstanding	Average Exercise Price
Directors	-	-	-	-	-
Executive Officers	-	-	-	-	-
Employees	1,000,000	304,168	-	1,000,000	$0.53
Consultants	-	-	-	-	-
Total	1,000,000	304,168	-	-	$0.53

NOTE J – PRIVATE PLACEMENTS OF COMMON STOCK

During the year ended September 30, 2005 we completed two private placements of our common stock as follows:

•

In December 2004, we completed a private placement of 7,125,000 of shares of our common stock (the “Shares”) to certain accredited investors the (the “Purchasers”) for $1,425,000. The transaction was consummated pursuant to a Securities Purchase Agreement by and among us and the Purchasers.

The Purchasers received (i) certain anti-dilution protection entitling them to price adjustments in the event we sold shares for an effective price of less than $0.20 per share within one year from the date of the completion of the private placement, and (ii) the rights to participate in any subsequent filings for a specified period of time.

In addition, we had also agreed to file, within 45 calendar days of the date of the filing of our current 10-KSB, a registration statement with the SEC, covering the resale of (i) the Shares and (ii) any shares of common stock issued or issuable upon a stock split, dividend or other distribution, recapitalization or similar event. Since we were unable to register the shares by June 15, 2005, we are subject to monetary penalties at the rate of 2% per month commencing on June 15, 2005 and continuing until we are successful in registering the shares. As mentioned at Note A, we have recognized certain penalties as a result of these liquidated damage provisions and included such amount in derivative financial instrument liabilities in the accompanying 2005 consolidated balance sheet.

•

In July 2005, we completed the private placement of an aggregate of 12,362,500 of shares of common stock to certain accredited investors (the “Purchasers”) in an offering, agreed to on June 17, 2005, made pursuant to Rule 506 of Regulation D. The aggregate purchase price was $4,945,000 cash. The Purchasers paid $0.40 per share and received a two year warrant to purchase one (1) share of common stock for $0.60 per share for each share of common stock purchased (see Note K for classification and Note B regarding reduction in this exercise price). The transaction was consummated pursuant to a Securities Purchase Agreement by and between us and the Purchasers (the “Purchase Agreement”). The net proceeds from the sale are being used for general working capital. The shares and warrants sold are restricted from transfer and may only be transferred in compliance with state and federal securities laws.

We also agreed to register the shares and the shares underlying the warrants, pursuant to a

Registration Rights Agreement (the “Registration Rights Agreement”) and have filed a registration statement with the SEC, covering the resale of (i) the shares and (ii) the shares of common stock underlying the warrants (the “Registrable Securities”) for an offering to be made on a continuous basis pursuant to Rule 415. We have agreed to use our reasonable best efforts to have the registration statement declared effective by the SEC as soon as practicable. Pursuant to the Registration Rights Agreement and subject to certain other provisions therein, if we fail to timely perform or provide in accordance with our responsibilities under the Registration Rights Agreement and certain Securities Act provisions, then, in addition to any other rights the holder or holders of the Registrable Securities (the “Purchaser”) may have pursuant to the Registration Rights Agreement or under applicable law: (x) on each such date when we have failed to timely perform or provide under the Registration Rights Agreement (an “Event Date”), we are obligated to pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 12.0% of the aggregate purchase price paid by such Purchaser pursuant to the Purchase Agreement for any Registrable Securities then held by such Purchaser; and (y) on each monthly anniversary of each such Event Date (if the applicable event shall not have been cured by such date) until the applicable event is cured, we are required to pay to each Purchaser an amount in cash, equal to 2.0% of the aggregate purchase price paid by such Purchaser pursuant to the Purchase Agreement for any Registrable Securities then held by such Purchaser. If we fail to pay any partial liquidated damages pursuant to Section 2(b) of the Registration Rights Agreement as summarized above in full within seven days after the date payable, we are also required to pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Purchaser, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms of the Registration Rights Agreement shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an event. As mentioned at Note A, we have recognized certain penalties as a result of these liquidated damage provisions and included such amount in derivative financial instrument liabilities in the accompanying 2005 consolidated balance sheet.

We did not incur any commissions, discounts, rebates or other incentives or compensation in association with this offering.

NOTE K – DERIVATIVE FINANCIAL INSTRUMENT LIABILITIES

Derivative financial instruments consist of the following at September 30, 2005:

Fair value of common stock warrants	$5,031,461
Cash settlement of registration rights	596,668

Total derivative financial instrument liabilities	$5,628,129

At September 30, 2005, the derivative liabilities related to common stock warrants arose from warrants that were issued on June 17, 2005 and expire on June 16, 2007. At inception we issued 12,362,600 of such warrants with an exercise price of $.60 per share, however as mentioned at Note B, we subsequently reduced the strike price of certain warrants that were exercised through February 6, 2006. At September 30, 2005, the value of these warrants was as follows:

Fair value of common stock warrants at inception	$3,461,500
Loss recognized through September 30, 2005	1,569,961

Fair value of common stock warrants	$5,031,461

The total loss from derivative liabilities through September 30, 2005 was as follows:

Loss from fair value of common stock warrants:	$1,569,961
Loss from cash settlement value of registration rights:	50,725

Total	$1,620,686

We carry warrants where net share settlement is not within our control as derivative liabilities. We use the Black-Scholes option pricing model to value these derivative liabilities because that model embodies all of assumptions necessary to fair value these instruments. In valuing the warrants at September 30, 2005, we used the market price of our common stock on that date, the volatility of our common stock based on its market price as of the preceding 31 weeks ending September 30, 2005, a risk-free rate of return of 3.95% an expected dividend yield of 0% and the remaining period to the expiration date of the warrants. In valuing the warrants initially, we used the market price of our common stock on June 17, 2005, which was the date the common shares were offered and subscribed. The warrants can be exercised by the holder at any time.

We carry the estimated net cash settlement value (a fair value technique) of liquidating damages features in our Registration Rights Agreements as derivative liabilities. In valuing these features, we estimate the future cash outlays under multiple scenarios and weight such amounts to their present values based upon estimated probabilities associated with each scenario outcome. All of our derivatives will continue to be carried at fair value until either our ability to net-share settle the instruments is reacquired or the registration rights have been completely fulfilled.

NOTE L – OTHER SUBSEQUENT EVENTS

We continue to seek the registration of the shares discussed in Note J, and in March 2006, we issued unregistered common stock as a settlement to the purchasers from December of 2004, stock at $0.20 per share in settlement of the accrued penalties through February 17, 2006. The share issuance agreement stated that no further penalties would accrue.

In March 2006, we issued 790,625 shares of our unregistered common stock as a settlement to the purchasers from the July 2005 private placement memorandum. The number of shares issued was based on a price of $0.40 per share and was issued as consideration for settlement of the accrued penalties through February 17, 2006. The share issuance agreement indicated that penalties will continue to accrue.

NOTE M - RESTATEMENT

Previously we did not account for the registration rights agreements for common stock sold in our sale of common stock in December 2004 and June 2005. However, we had accounted for the common stock as a redeemable security under the context of ASR 268 Redeemable Preferred Stock and the related topic EITF D-98.

At the request of the SEC we reviewed our accounting for these rights agreements and determined under EITF 00-19 paragraph 25, that instead of accounting for the common stock as a redeemable security we should have accounted for the embedded registration rights as a separate derivative liability. After separately valuing and accounting for the registration rights, the remaining proceeds allocated to the common stock should then be classified as permanent equity rather than the temporary equity. The derivative liability is recorded at its present value and remeasured each balance sheet date. The resulting changes occurred in our financial statements as outlined below:

	As Originally Reported September 30, 2005	As Restated September 30, 2005
Derivative financial instruments	$5,068,625	$5,628,129
Common stock with registration rights	$2,860,675	$-
Common stock	$40,889	$60,376
Additional paid in capital	$6,296,550	$8,578,274

This restatement did not have an impact on our liquidity position as of September 30, 2005.

MORGAN BEAUMONT, INC.

(A Development Stage Enterprise)

Consolidated Financial Statements as of

March 31, 2006 (Unaudited)

TABLE OF CONTENTS

Page

Consolidated Financial Statements as of March 31, 2006:
Balance Sheet..........................................................................................................................................................	F-31
Statements of Operations......................................................................................................................................	F-32
Statements of Cash Flows...................................................................................................................................	F-33
Notes to Financial Statements.............................................................................................................................	F-35

Morgan Beaumont, Inc.

(A Development Stage Enterprise)

CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2006

(Unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$448,044
Receivables:
Accounts (net of allowance for doubtful accounts of $338,584)	2,889,937
Other	15,837
Inventories	244,542
Prepaid expenses and other current assets	200,903
Total current assets	3,799,263

PROPERTY AND EQUIPMENT – NET	1,432,984

OTHER ASSETS	117,855

TOTAL	$5,350,102

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$380,025
Deferred revenues	2,781,992
Derivative financial instruments	1,235,930
Total current liabilities	4,397,947

COMMITMENTS AND CONTINGENCIES (see Note E)

STOCKHOLDERS’ EQUITY:
Common stock - $0.001 par value: 170,000,000 shares authorized; 74,355,528 shares issued and outstanding	74,356
Additional paid-in capital	15,992,423
Deficit accumulated during the development stage	(15,114,624)
Total stockholders’ equity	952,155

TOTAL	$5,350,102

See notes to consolidated financial statements.

Morgan Beaumont, Inc.

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended March 31, 2006	For the three months ended March 31, 2005 (as Restated)	For the six months ended March 31, 2006	For the six months ended March 31, 2005 (as Restated)	For the period July 10, 2000 (date of incorporation) to March 31, 2006 (as Restated)

REVENUES (Net of returns and allowances)	$1,875,582	$149,838	$3,365,331	$191,038	$5,045,223

COST OF REVENUES	2,425,118	79,508	4,260,602	97,242	5,652,209

GROSS PROFIT (DEFICIENCY)	(549,536)	70,330	(895,271)	93,796	(606,986)

OTHER OPERATING EXPENSES:
Stock based compensation and consulting fees	252,951	213,016	250,419	952,833	2,350,905
Purchased in process research and development	-	-	-	-	153,190
Impairment of assets	-	202,000	-	202,000	255,154
Other employee compensation and benefits	684,774	494,622	1,562,629	1,062,012	5,038,299
Other professional and consulting fees	477,713	247,703	1,074,187	456,042	2,354,720
Selling and marketing	47,310	34,904	117,355	60,509	333,148
Occupancy and equipment	224,256	52,743	452,982	97,002	1,144,769
Travel and entertainment	51,404	25,575	103,759	33,064	234,196
Other	212,239	45,288	444,144	64,866	844,065
Total other operating expenses	1,950,647	1,315,851	4,005,475	2,928,328	12,708,446

NET OPERATING LOSS	(2,500,183)	(1,245,521)	(4,900,746)	(2,834,532)	(13,315,432)

OTHER INCOME (EXPENSE):
Gain (loss) from litigation	-	-	-	60,000	4,000
Gain (loss) on derivative financial instruments	(431,838)	-	203,073	-	(1,417,613)
Interest income	4,677	5,837	10,686	11,330	81,180
Interest expense	(1,291)	(11)	(2,793)	(13)	(19,689)
Registration rights penalties	(142,254)	-	(351,972)	-	(351,972)
Other	-	-	-	-	(95,098)
Total other income (expense)	(570,706)	5,826	(141,006)	71,317	(1,799,192)

NET LOSS	$(3,070,889)	$(1,239,695)	$(5,041,752)	$(2,763,215)	$(15,114,624)

NET LOSS PER SHARE – Basic and Diluted	$(0.04)	$(0.03)	$(0.08)	$(0.06)

Weighted Average Number of Shares Outstanding	69,780,222	47,150,017	65,044,210	44,527,077

See notes to consolidated financial statements.

Morgan Beaumont, Inc.

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the six months ended March 31, 2006	For the six months ended March 31, 2005 (as Restated)	For the period July 10, 2000 (date of incorporation) to March 31, 2006 (as Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,041,752)	$(2,763,215)	$(15,114,624)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	204,769	15,341	412,700
Provision for inventory obsolescence	221,733		221,733
Provision for bad debts	261,123	-	351,123
Amortization of intangible assets	-	4,425	15,485
Stock based compensation and consulting	250,419	952,833	2,350,905
Purchased in process research and development	-	-	153,190
Loss (gain) on derivative financial instruments	(203,073)	-	1,417,613
Impairment of assets	-	202,000	255,154
Forgiveness of indebtedness as a result of litigation settlement	-	(50,000)	(50,000)
Changes in assets and liabilities, net:
Decrease (increase) in receivables	(832,710)	(180,991)	(3,251,751)
Decrease (increase) in inventories	(262,083)	(63,355)	(466,275)
Decrease (increase) in prepaid expenses and other current assets	(42,275)	(82,687)	(131,506)
Decrease (increase) in other assets	(40,732)	-	(106,804)
Increase (decrease) in deferred revenue	871,525	-	2,781,992
Increase (decrease) in accounts payable and accrued and other liabilities	553,187	(112,131)	915,994
NET CASH USED IN OPERATING ACTIVITIES	(4,059,869)	(2,077,780)	(10,245,071)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(289,299)	(132,129)	(1,081,063)
Notes receivable	-	(202,000)	(202,000)
Initial investment in Financial Services International, Inc.	-	-	(10,000)
Purchase of assets from Typhoon Voice Technologies, Inc.	-	-	(5,000)
NET CASH USED IN INVESTING ACTIVITIES	(289,299)	(334,129)	(1,298,063)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under notes payable	-	-	97,912
Repayments of notes payable	-	-	(47,912)
Collection of subscription receivable	-	2,028,949	3,000,000
Proceeds from the issuance of common stock	2,322,500	1,425,000	8,941,178
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,322,500	3,453,949	11,991,178

			(Continued)

Morgan Beaumont, Inc.

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Continued)

	For the six months ended March 31, 2006	For the six months ended March 31, 2005 (As restated)	For the period July 10, 2000 (date of incorporation) March 31, 2006 (As restated)

NET INCREASE IN CASH AND CASH EQUIVALENTS	(2,026,668)	1,042,040	448,044

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,474,712	121,832	-
CASH AND CASH EQUIVALENTS, END OF PERIOD	$448,044	$1,163,872	$448,044

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$1,291	$13	$10,182
Income taxes paid	$-	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of assets by issuance of stock	$-	$-	$818,200
Reclassification of proceeds from sales of common stock to common stock to derivative financial instrument liabilities	$(925,000)	$-	$7,219,675
Issuance of common stock for net assets of Pan American Energy Corporation in a recapitalizations – see Note A	$-	$-	$2,969,000
Issuance of common stock in lieu of cash payment of registration penalties	$652,625	$-	$652625

                  See notes to consolidated financial statements.

Morgan Beaumont, Inc.

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

The accompanying consolidated financial statements include our accounts and those of our wholly owned subsidiary, MBI Services Group, LLC (collectively “we”, “us”, “our”). All significant intercompany accounts and balances have been eliminated in consolidation. We are considered to be a development stage enterprise as defined in Financial Accounting Standards Board Statement No. 7. We were incorporated under the laws of the state of Florida on July 10, 2000.

In August 2004, we consummated a merger and recapitalization with Pan American Energy Corp (“PAEC”), a publicly traded company that was incorporated under the laws of the State of Nevada on May 26, 2000. From a legal perspective, PAEC was the surviving company and thus continued its public reporting obligations, however for financial statement purposes, the transaction was treated as a reverse merger and a recapitalization whereby Morgan Beaumont was deemed to be the acquirer, and no goodwill or other intangible assets were recorded. As a result, the accompanying results of operations and cash flows for each of the periods prior to the date of the merger represent our results of operations and cash flows as if we were the accounting acquirer. On the date of the merger, the shareholders of PAEC received 27,025,000 shares of common stock.

Immediately prior to the merger we reduced our outstanding shares via a reverse stock split whereby our outstanding shares were reduced at the rate of 7.8513 to one. In addition, on June 1, 2004, our Articles of Incorporation were amended to change the par value of our common stock from $1.00 to $0.001. All references to the number of shares, and related par values, in the accompanying consolidated financial statements and notes thereto have been adjusted to reflect the changes as though they occurred at the date of our incorporation.

We are headquartered in Bradenton, Florida, and we also have a facility in Miami, Florida. We have established a network for loading funds on debit cards and conducting other financial transactions with business partners such as MasterCard, Visa, Discover card, Western Union and MoneyGram. Our primary products are as follows:

•

The Morgan Beaumont ATM and Debit Cards, Morgan Beaumont Stored Value VISA cards and Morgan Beaumont Stored Value MasterCard which are re-loadable financial products primarily for the sub-prime credit market. We have been providing these cards to consumers in the sub-prime credit market sector since the third quarter of 2002. The sub-prime market is generally made up of consumers that do not have checking accounts and/or the ability to obtain debit or credit cards. We have also provided these products to third party companies for co-branding with their company name and logo, and have been marketing these products under our brand name.

•

In June of 2005, we began selling prepaid phone cards branded as Morgan Beaumont Phone Cards, and MBI Services Phone Cards through our subsidiary. We also privately brand phone cards for some of our distributors and sell unique authorization codes to distributors for resale (“PIN”). The prepaid phone cards have a concealed PIN that the end user exposes in order to use. Once the user has the PIN and the toll-free access number, the user is then able to place both domestic and international long-distance phone calls through our telephone equipment. Our telephone equipment has the retail value of the associated PIN in our database and reduces the value as the user incurs phone charges based on our rates published on our website. Once the value of the PIN has been used up our telephone equipment disconnects any call in process and does not allow the PIN to be used again.

Basis of Presentation

Our accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-QSB and Rule 10-1 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Accordingly, these financial statements do not include all of the footnotes required by accounting principles generally accepted in the United States of America. In our opinion, all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ended September 30, 2006. The accompanying financial statements and the notes thereto should be read in conjunction with our audited financial statements as of September 30, 2005 and for the periods ended September 30, 2005 and 2004 included in our Form 10-KSB filing.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions we are required to make. Estimates that are critical to the accompanying consolidated financial statements arise from our belief that we will secure an adequate amount of cash to continue as a going concern, that our allowance for doubtful accounts is adequate to cover potential losses in our receivable portfolio, that all long-lived assets and inventories are recoverable and that the resolution of various contingencies will not materially impact our consolidated financial statements. In addition, the determination and valuation of derivative financial instruments are a significant estimate. The markets for our products are characterized by intense competition, rapid technological development, evolving standards, short product life cycles and price competition, all of which could impact the future realization of our assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary. It is at least reasonably possible that our estimates could change in the near term with respect to these matters.

Net Loss Per Share

We compute net loss per share in accordance with SFAS No. 128 “Earnings per Share” (“SFAS No. 128”) and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period (common stock equivalent shares arise from options and warrants). Because of our net losses, none of these common stock equivalent shares have been dilutive at any time since our inception; accordingly basic and diluted net loss per share are identical for each of the periods in the accompanying consolidated statements of operations.

Equity Issued with Registration Rights

In connection with sales of our common stock during the fiscal year ended September 30, 2005, we granted certain registration rights that provide for liquidated damages in the event we fail to timely perform under the agreements. Although the common stock does not provide for net-cash settlement, the existence of liquidated damages provides for a defacto net-cash settlement option. As a result, a portion of the common stock subject to such liquidated damages does not meet the tests required for permanent equity classification, and accordingly has been included as a derivative financial instrument liability in the accompanying consolidated balance sheet until such time the conditions are eliminated. The liability is remeasured as of each balance sheet date (see Note H).

Derivative Financial Instrument Liabilities

In connection with the sale of certain equity instruments in 2005, we issued freestanding warrants and we granted registration rights that give the holder rights to liquidating damages. Although the terms of the warrants do not provide for net-cash settlement, in certain circumstances, physical or net-share settlement is deemed to not be within our control and, accordingly, we are required to account for these freestanding warrants as derivative financial instrument liabilities, rather than as equity. In addition, because filing registration statements, achieving and maintaining effectiveness and maintaining listing of our common stock is presumed not to be within our control, we are required to carry the estimated settlement value of this feature as a derivative liability. In these cases, we deduct the fair values of the derivative instruments from the proceeds of sales of the equity instrument.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to operations. For warrant-based derivative financial instruments, we use the Black-Scholes option pricing model to value the derivative instruments. For forward-based derivative instruments, we estimate fair value as the present value of estimated future cash flows using a multiple probability-weighted outcome approach.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Stock - Based Compensation

Prior to January 1, 2006, we used Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure” (“SFAS No. 148”) to account for our stock based compensation arrangements. It amended the disclosure provisions of FASB statement No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Through December 31, 2005, as permitted by SFAS No. 123 and amended by SFAS No. 148, we used the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for our stock-based employee compensation arrangements. Effective January 1, 2006, we began applying Financial Accounting Standards Board Statement Number 123 (“FAS 123 (R)”), “Share-Based Payments” to account for our stock based compensation arrangements. This statement requires us to recognize compensation expense in an amount equal to the fair value of shared-based payments such as stock options granted to employees. We are required to apply FAS 123 (R) on a modified prospective method. Under this method, we are required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. The effect of adopting this statement was to increase our net loss by approximately $253,000 during the three months ended March 31, 2006.

With respect to non-employee stock options that vest at various times and have no significant disincentives for non-performance and/or specific performance commitments, we follow the guidance in Emerging Issues Task Force Number 96-18. Pursuant to this standard, the value of these options is estimated at various reporting dates and finally measured at the respective vesting date(s) of the options (or the date on which the consultants’ performance is complete). The expense for each group of options is recognized ratably over the vesting period for each group, and the estimated value of any unvested options is updated at such time. As a result, under these arrangements, our initial and periodic recording of stock based compensation expense represents an estimate for which changes are reflected in the period that they are determined to be necessary.

Financial Instruments and Concentration of Credit Risk

We believe the book value of our cash and cash equivalents, receivables and accounts payable and accrued and other liabilities approximates their fair values due to their short-term nature. We also believe the book values of our derivative financial instrument liabilities approximates their fair values as such amounts were derived using a Black Scholes pricing model, and assumptions that we believe are reasonable in the circumstances.

Financial instruments, which potentially subject us to significant concentrations of credit risk, consist primarily of accounts receivable, and cash and cash equivalents. At March 31, 2006, approximately 81% of our accounts receivable (or approximately $2,354,000, which amount is offset by approximately $2,209,000 of deferred revenues) arise from two customers, and revenues from these two customers accounted for approximately 19% of our revenues during the six months ended March 31, 2006.

With respect to cash and cash equivalents, we frequently maintain cash and cash equivalents balances in excess of federally insured limits. We have not experienced any losses in such accounts.

NOTE B - RESTATEMENTS

We have effected two restatements of our financial statements as described below:

•

In our intial filing of our March 31, 2005 10-QSB, we valued non-employee options at the date of grant and amortized them ratably over the expected service period. However, in connection with the SEC’s review of our registration statements, we have determined that we should apply EITF 96-18 to those options that have vesting periods, no significant disincentives and no specific performance commitments. We now follow the guidance in Issue 3 of EITF 96-18. As a result, for each group of non-employee options, the value is finally measured at their vesting date and estimated at reporting dates prior to that time. The expense for each group of options is recognized ratably over the vesting period for each group. Originally reported and restated amounts are as follows:

	As Originally Reported Three Months ended March 31, 2005	As Restated Three Months ended March 31, 2005	As Originally Reported Six Months ended March 31, 2005	As Restated Six Months ended March 31, 2005
Stock-based compensation and consulting fees	$112,917	$213,016	$178,517	$952,833
Net loss	$(1,139,596)	$(1,239,695)	$(1,988,899)	$(2,763,215)
Net loss per share – basic and diluted	$(0.02)	$(0.03)	$(0.04)	$(0.06)

•

At the request of the SEC we reviewed the accounting treatment we initially used as of September 30, 2005 and December 31, 2005 for registration rights agreements arising from common stock sold in December 2004 and June 2005. In accordance with EITF 00-19 paragraph 25, we determined that instead of accounting for the common stock as a redeemable security under Accounting Series Release Number 268, we should have accounted for the embedded registration rights as a separate derivative liability. After separately valuing and accounting for the registration rights, the remaining proceeds received from the sales of common stock should have been allocated to the common stock and therefore classified as permanent equity rather than between liabilities and permanent equity (as we presented in our initial filing). The derivative liability is recorded at its present value and remeasured each balance sheet date. Originally reported and restated amounts are:

	As Originally Reported December 31, 2005	As Restated December 31, 2005

Derivative financial instruments	$935,025	$1,910,034
Common stock with registration rights	$8,113,120	$-
Common stock	$40,889	$69,489
Additional paid in capital	$6,307,516	$13,485,771
Accumulated deficit	$(12,126,098)	$(12,043,735)

Gain/(loss) on derivative financial instruments	$703,655	$634,911
Registration rights penalties	$(360,825)	$(209,718)
Net loss	$(2,053,226)	$(1,970,863)
Net loss per share	$(0.03)	$(0.03)

Neither of these restatements impacted our liquidity or cash flow.

NOTE C - GOING CONCERN

Our consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. We have incurred significant losses and negative cash flows from operations since our inception, and at the present time, we do not have enough cash to meet our operating commitments for the next twelve months. We also have various contingent liabilities that could adversely impact our cash availability if they are not resolved in our favor (see Note E). As such, our ability to continue as a going concern is contingent upon us being able to secure an adequate amount of debt or equity capital to enable us to meet our operating cash requirements and successfully implement our business plan. In addition, our ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which we operate.

Since inception, our operations have primarily been funded through private equity financing, and we expect to continue to seek additional funding through private or public equity and debt

40

financing. With respect to this matter, we recently made the decision to allow our warrant holders (see Note F) to exercise their warrants at a price of $.20 per share anytime through December 28, 2005 which was later extended to February 6, 2006. As a result, we received cash proceeds of $1,822,500 in December 2005 when 9,112,500 warrants were exercised. Subsequent to December 31, 2005 and by February 6, 2006, an additional 2,500,000 warrants were exercised and we received $500,000 for those warrants. There are currently an additional 750,000 warrants that remained outstanding on March 31, 2006, which if exercised would provide us with cash of $450,000 (assuming an exercise price of $.60 per share). Substantially all of the cash we raised through these equity issuances was used to fund our operating activities and accordingly on April 27, 2006, we borrowed $500,000.00 from certain stockholders for a term of up to 90 days. The loan accrues interest at the rate of 9% per annum, is convertible into our common stock and contains a 100% warrant coverage both at a strike price equal to the price paid for our shares in our next offering. If the loan is not repaid in full within 90 days, it shall become secured by all of our assets and may be subject to other penalties. Our cash resources as of the date of the filing of this 10-QSB will not be sufficient to meet our operating commitments for the next twelve months and accordingly, we will require additional debt or equity financing to continue as a going concern.

However, there can be no assurance that we will be able to generate proceeds from any such financings and/or that such financings will be available on terms suitable to us. These factors, among others, indicate that we may be unable to continue as a going concern for a reasonable period of time.

Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE D - SIGNIFICANT CURRENT PERIOD EVENTS

Issuance of Options

Our 2004 Stock Option Plan (the “2004 Plan”) provides for the issuance of up to 15,000,000 shares of common stock through the granting of stock options to employees, officers, directors, consultants and advisors. Our board of directors had authority to determine awards and establish the exercise price. As of March 31, 2006, there were 10,790,001options outstanding under the 2004 Plan. Such options vest over various periods up to three years and expire on various dates through 2008. We anticipate that we will be issuing more options under the plan in the future.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model. Assumptions used are approximate: risk free interest rates of 4.47%, and 2.23%, average expected lives of 2 years, a 0% dividend yield rate, and expected volatilities ranging between of .934, and 1.923.

On January 1, 2006, we adopted SFAS 123(R) and, under modified prospective application, have included in compensation cost all new and modified awards and in addition compensation cost for the portion of existing awards for which requisite service had not been rendered. Had our compensation expense for stock-based awards previously been determined based upon fair values at the grant dates for awards under this plan our net loss and net loss per share amounts for the three and six months ended March 31, 2005 and the six months ended March 31, 2006 would have been as follows:

	For the three months ended March 31, 2005	For the six months ended March 31, 2006	For the six months ended March 31, 2005
Net loss: As reported	$(1,239,695)	$(5,041,752)	$(2,763,215)
Pro forma	$(1,486,847)	$(5,083,247)	$(2,422,918)

Loss per share:
As reported	$(0.03)	$(0.08)	$(0.06)
Pro forma	$(0.03)	$(0.08)	$(0.05)

The following table describes our stock option activity during the six months ended March 31, 2006:

		Weighted average exercise price per share
	Number of Options	(priced at date of grant)
Outstanding at September 30, 2005	10,471,667	$0.357
Granted	1,000,000	$0.526
Cancelled	(835,000)	$0.701
Outstanding at December 31, 2005	10,636,667	$0.346
Granted	500,000	$0.593
Cancelled	(346,666)	$0.569
Outstanding at March 31, 2006	10,790,001	$0.350

Options granted at market value in the second quarter of fiscal year end September 30, 2006	500,000	$0.593

The following table summarizes information regarding options outstanding at March 31, 2006:

Options outstanding	Options exercisable

Range of exercise prices		Number outstanding	Weighted average remaining contractual life in years	Weighted average exercise price	Number exercisable	Weighted average exercise price per share
$0.20-$ 0.70		10,215,001	4.40	$0.310	7,575,836	$0.291
$0.71-$ 1.20		450,000	4.30	$1.002	200,000	$1.011
$1.21-$ 1.70		125,000	4.10	$1.320	125,000	$1.320
	TOTAL	10,790,001	4.30	$0.350	7,900,836	$0.336

NOTE E - CONTINGENCIES

Litigation with Former Employee

We are involved in a legal matter in which the claimant (a former employee) is seeking damages in excess of $6,000,000. The matter arises from a suit filed by us against the former employee and the former employee has made claim he is owed stock in our company based on the pre-merger stock count with no consideration given to the reverse stock split discussed at Note A. The employee was terminated for cause by us after only a few months of employment. In an attempt to settle this dispute without litigation, we offered to pay all compensation due to employee under his employment agreement through the date he was terminated (which amount was not significant) however such offer was refused. Employee has also asserted that he is entitled to pre-merger shares valued at approximately $5,200,000; however he has not filed any litigation regarding such matter.

Because the case is currently in the discovery stage, its ultimate outcome cannot presently be determined, however based on the facts known to date, we and our legal counsel believe that the resolution of this matter will not have a material adverse effect on our consolidated financial position and/or results of operations. Accordingly, no effect has been given to any loss that may result from the resolution of these matters in the accompanying consolidated financial statements. The case is currently in discovery stage and is scheduled for trial in late August.

Vendor Dispute

On February 10, 2006, we initiated arbitration proceedings against Secure Cash Network (“SCN”) with the American Arbitration Association in Dallas, Texas, for breach of contract under a Private Brand Sales Agreement and Distribution Agreement. We alleged that SCN delivered certain cards that did not work as represented. We refused to accept any future shipments from SCN. SCN is demanding that we accept and pay for the goods which we alleged to be nonconforming. SCN has filed a counter claim against us and we have subsequently amended our claims. We allege that SCN provided defective cards, improperly swept funds from a Good Funds Account, failed to reimburse us for money paid for defective cards, failed to provide administrative and customer services and various reports on card usage and activities, and failed to abide by agreed upon reduced funding levels for the Good Funds Account. We have also alleged that SCN improperly suspended and terminated the agreements. SCN has alleged that we breached the agreements with respect to funding of the reserved account, access to information and non-payment of invoices. The company may further amend its claims to include non payment of fees and other causes of action.

We seek damages in an amount to be determined and equitable relief. SCN seeks damages including approximately $29,000 plus lost profits alleged to be approximately $250,000 and equitable relief. SCN has also presented us with an invoice for cards (of which 20% are alleged defective by us and 80% have never been printed or delivered) in excess of approximately $500,000 and has made a reference to damages in the event we interfere with its other relationships. We deny all of SCN’s claims.

The final hearing on the arbitration has been scheduled for the week of September 25, 2006. Because the case is currently in the discovery stage, its ultimate outcome cannot presently be determined, however based on the facts known to date, we and our legal counsel believe that the resolution of this matter will not have a material adverse effect on our consolidated financial position and/or results of operations. Accordingly, no effect has been given to any loss that may result from the resolution of these matters in the accompanying consolidated financial statements.

In addition, we are involved in other legal proceedings in the normal course of business. We do not believe that the resolution of such matters will have a significant, adverse impact on our financial position and/or results of operations.

NOTE F – PRIVATE PLACEMENTS OF COMMON STOCK

During the year ended September 30, 2005, we completed two private placements of our common stock as follows:

In December 2004, we completed a private placement of 7,125,000 of shares of our common stock (the “Shares”) to certain accredited investors for $1,425,000. The transaction was consummated pursuant to a Securities Purchase Agreement by and among us and the purchasers. The shares are restricted and may only be transferred in compliance with state and federal securities laws.

In July 2005, we completed the private placement of an aggregate of 12,362,500 of shares of common stock to certain accredited investors in an offering, agreed to on June 17, 2005, made pursuant to Rule 506 of Regulation D. The aggregate purchase price was $4,945,000 cash. The purchasers paid $0.40 per share and received a two year warrant to purchase one (1) share of common stock for $0.60 per share for each share of common stock purchased (however see Note C for reduction in this exercise price). The shares and warrants are restricted and may only be transferred in compliance with state and federal securities laws.

We agreed to register the shares and the shares underlying the warrants, and also agreed to pay certain penalties if we failed to timely perform or provide for the registration of these shares and warrants. Because we have not yet been successful in registering the shares, we have recognized cumulative penalties of approximately $352,000 through March 31, 2006 (approximately $142,300 of which was recognized as expense during the quarter ended March 31, 2006).

We continue to seek the registration of these shares and in March we issued 790,625 unregistered shares of our common stock in settlement of $158,125 in accrued penalties for the common stock sold by the company in December 2004. The agreement to issue these shares stipulated that penalties related to this issuance of stock will no longer accrue after February 17, 2006. In connection with the stock offering of December 2004, Patrick Boyd, the company’s attorney and inventors in this offering waived penalties accruing to him of $5,750.

We continue to seek the registration of these shares and in March we issued 1,236,250, unregistered shares of our common stock in settlement of $494,500 in accrued penalties for the common stock sold by the company in June 2005. The agreement to issue these shares stipulated that penalties related to this issuance of stock will continue to accrue.

For those purchasers who have not yet accepted our offer of settlement, we are continuing to accrue penalties at the rate of approximately $103,000 per month. In addition, if we fail to pay any the liquidated damages mentioned above in full within seven days after the date payable, we are also required to pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the respective purchasers accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. No interest is due as of March 31, 2006.

NOTE G - SUBSEQUENT EVENTS

Bridge Loan

On April 27, 2006, we entered into an agreement with lenders for a Bridge loan for $1,100,000 and we borrowed $500,000.00 from certain stockholders for a term of up to 90 days. The loan accrues interest at the rate of 9% per annum, is convertible into our common stock and contains a 100% warrant coverage. Both the shares and warrants have strike prices equal to the price paid for our shares in our next offering. If the loan is not repaid in full within 90 days, it shall become secured by all of our assets and may be subject to other penalties.

NOTE H – DERIVATIVE FINANCIAL INSTRUMENT LIABILITIES

Derivative financial instruments consist of the following at March 31, 2006:

Fair value of common stock warrants	$133,350
Cash settlement of registration rights	1,102,580

Total derivative financial instrument liabilities	$1,235,930

The derivative liabilities related to common stock warrants arose from warrants that were issued on June 17, 2005 and expire on June 16, 2007. At inception we issued 12,362,600 of such warrants with an exercise price of $.60 per share, however as mentioned at Note C, we subsequently reduced the strike price of certain warrants that were exercised through February 6, 2006. At December 31, 2005, the value of these warrants was as follows:

Fair value of common stock warrants at inception	$3,461,500
Loss recognized through March 31, 2006	1,302,850

Fair value of common stock warrants exercised and reported in paid in capital	(4,631,000)

Fair value of common stock warrants	$133,350

The total loss from derivative liabilities through March 31, 2006 was as follows:

Loss from fair value of common stock warrants	$1,302,850
Loss from cash settlement value of registration rights	114,763

Total	$1,417,613

We carry warrants where net share settlement is not within our control as derivative liabilities. We use the Black-Scholes option pricing model to value these derivative liabilities because that model embodies all of assumptions necessary to fair value these instruments. In valuing the warrants at September 30, 2005, we used the market price of our common stock on that date, the expected volatility of our common stock based on its market price as of the preceding 31 weeks ending September 30, 2005 (1.225%), a risk-free rate of return of 3.95% an expected dividend yield of 0% and the remaining period to the expiration date of the warrants. In valuing the warrants initially, we used the market price of our common stock on June 17, 2005, which was the date the common shares were offered and subscribed. The warrants can be exercised by the holder at any time.

We carry the estimated net cash settlement value (a fair value technique) of liquidating damages features in our Registration Rights Agreements as derivative liabilities. In valuing these features, we estimate the future cash outlays under multiple scenarios and weight such amounts to their present values based upon estimated probabilities associated with each scenario outcome. All of our derivatives will continue to be carried at fair value until either our ability to net-share settle the instruments is reacquired or the registration rights have been completely fulfilled.

End of financial statements.

MORGAN BEAUMONT, INC.

A Nevada Corporation

31,100,000 Shares

Common Stock

PROSPECTUS

MORGAN BEAUMONT, INC.

6015 31st Street East

Bradenton, FL 34203

Telephone (941) 753-2875

June 1, 2006

Until September 30, 2006, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.	INDEMNIFICATION OF OUR DIRECTORS AND OFFICERS.

Nevada law expressly authorizes a Nevada corporation to indemnify its directors, officers, employees, and agents against liabilities arising out of such persons’ conduct as directors, officers, employees, or agents if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the company, and, in the case of criminal proceedings, if they had no reasonable cause to believe their conduct was unlawful. Generally, indemnification for such persons is mandatory if such person was successful, on the merits or otherwise, in the defense of any such proceeding, or in the defense of any claim, issue, or matter in the proceeding. In addition, as provided in the articles of incorporation, bylaws, or an agreement, the corporation may pay for or reimburse the reasonable expenses incurred by such a person who is a party to a proceeding in advance of final disposition if such person furnishes to the corporation an undertaking to repay such expenses if it is ultimately determined that he did not meet the requirements. In order to provide indemnification, unless ordered by a court, the corporation must determine that the person meets the requirements for indemnification. Such determination must be made by a majority of disinterested directors; by independent legal counsel; or by a majority of the shareholders.

Article VI of our bylaws provides that the corporation shall indemnify its directors, officers, and agents to the full extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the common stock, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission - Registration Fee	$902
Printing and Engraving Expenses	$3,000
Edgarizing Fees	$2,500
Accounting Fees and Expenses	$7,500
Legal Fees and Expenses	$15,000

Total	$28,902

We will pay all of the offering expenses on behalf of the selling stockholders.

Item 26.    RECENT SALE OF UNREGISTERED SECURITIES.

2004 Stock Sale

On or about November 19, 2004, we completed a private placement of 7,125,000 shares of our restricted common stock which we sold for $0.20 per share for a total capital infusion of $1,425,000 raising our outstanding shares to 48,020,017. As part of this offering, we agreed to register the shares sold. We paid no commissions or brokers fees associated with the offering. The proceeds from the November 2004 stock sale enabled us to fund our immediate operational obligations, payables, expenses arising from the Merger, including legal and accounting fees, and other Merger related expenses.

The foregoing description of the terms of the private placement is qualified in its entirety by the terms of the November 2004 Purchase Agreement.

2005 Stock and Warrant Sale

Effective July 2, 2005, we completed a second private placement of 12,362,500 shares of restricted common stock for $0.40 per share in an offering that included warrants to purchase an additional 12,362,500 shares of common tock for $0.60 per share. We also agreed to register the shares sold and the shares underlying the warrants sold. The offering was to accredited investors, we paid no commissioner’s or broker’s fees and we raised a total of $4,945,000 and increased our number of outstanding shares to 60,376,153. On December 28, 2005 through February 8, 2006, 11,612,500 warrants were exercised at $0.20 per share bringing our outstanding shares to 71,988,653. We still have 750,000 outstanding warrants to purchase our common stock for $0.60 per share

The foregoing description of the terms of the private placement is qualified in its entirety by the terms of the June 2005 Purchase Agreement.

Exercise of Consulting Options

On January 19, 2006, we issued a total of 200,000 shares of our restricted common stock to two entities, Oxygen Eight, LLC and Spyglass Ventures, Inc., which comprise a former consultant of ours, Cascade Development. The shares were issued pursuant to the partial exercise of a 1,200,000 stock option grant that we provided to Cascade in 2005 for services rendered to us in that year. The options have an exercise price of $.0.20 per share and are exercisable on a cashless basis. Cascade surrendered options to purchase 290,909 shares in order to receive the net number of 200,000 shares. All of the 200,000 shares were eligible for resale pursuant to Rule 144 at the time of issuance.

On March 28, 2006, Cascade exercised options to purchase an additional 200,000 shares of our restricted common stock by surrendering a total of 337,931 options. As of March 31, 2006, all 200,000 shares issued on March 28, 2006 were eligible for resale pursuant to Rule 144. Cascade still holds options to purchase 571,160 shares of our common stock on a cashless basis for $0.20 per share.

Bridge Funding.

In April 2006, we entered into an agreement to enable us to borrow up to $1,100,000 from various lenders. Pursuant to that agreement, on April 27, 2006, we borrowed a total of $500,000.00 for a term of up to 90 days. $400,000 was provided by the London Family Trust and $100,000 was provided by the Focus Fund, L.P. The loan accrues interest at the rate of 9% per annum. It is convertible into our common stock at a price equal to the price paid for our shares in our next offering. The loan also contained 100% warrant coverage at the price per share equal to the price to be paid for our shares in our next offering. If the loan is not repaid in full within 90 days, it shall become secured by all of our assets. We paid no finders fees or commissions associated with the loans. We have a preexisting business relationship with the lenders, each of which is an accredited investor. If we fail to repay the loans by July 27, 2006 the loans are convertible at the option of the lenders into our common stock at $0.05 per share. A specimen of the Note and Warrant is attached as Exhibit 8.1.1. to our 8-K filed with the SEC on May 4, 2006. On May 28, 2006, we borrowed an additional $150,000 from the London Family Trust under the same terms and conditions. We anticipate additional borrowings within the next 60 days until we complete a private placement. There are no assurances any additional funding will be available to us.

Item 27.	EXHIBITS.

Exhibits included or incorporated by reference herein are set forth in the Exhibit Index, and are filed as part of this Registration Statement on Form SB-2/A.

Item 28.	UNDERTAKINGS.

The undersigned hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any material or changed information with respect to the plan of distribution.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We filed reports, proxy statements and other documents with the SEC. You may read and copy any document in our file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus about us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site. We will also upon request provide to each person, including beneficial owners, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. This information will be provided upon written or oral request made to us, we will provide this information at no cost to the requester.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sarasota, Florida, on or as of June 1, 2006.

Morgan Beaumont, Inc.
By:	/s/ Clifford Wildes

Clifford Wildes,
Chief Executive Officer and Treasurer (Principal Executive Officer)

By:	/s/ Theodore Misiewicz

Theodore Misiewicz,
Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/
Benjamin Bond	Director	June 1, 2006

/s/
Mark Brewer	Director	June 1, 2006

/s/
Erik Jensen	Director	June 1, 2006

/s/
Joseph Hudgins	Director	June 1, 2006

/s/
Theodore Misiewicz	Director	June 1, 2006

/s/
Virgil “Brother” Sandifer	Director	June 1, 2006

/s/
Clifford Wildes	Director	June 1, 2006

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Morgan Beaumont, Inc., hereby severally constitute and appoint Cliff Wildes, Theodore Misiewicz and Erik Jensen, and each of them acting singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form SB-2/A filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Morgan Beaumont, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ _______________________________________ Clifford Wildes	Chief Executive Officer and Director (Principal Executive Officer)	June 1, 2006

/s/ _______________________________________ Theodore Misiewicz	Chief Financial Officer (Principal Financial and Accounting Officer) and Secretary and Director	June 1, 2006

/s/	Director	June 1, 2006
_______________________________________ Benjamin J. Bond
/s/ _______________________________________ Mark Brewer	Director	June 1, 2006

/s/ _______________________________________ Joseph Hudgins	Director	June 1, 2006

/s/ _______________________________________ Erik Jensen	Director	June 1, 2006

/s/ _______________________________________ Virgil “Brother” Sandifer	Director	June 1, 2006

	EXHIBITS INDEX

Exhibit No.	Description of Exhibit	Location

3.1	Articles of Incorporation	1
3.2	Current Bylaws	2
3.3	Form of Common Stock Certificate	3
5.1	Opinion re Legality of Shares	4
9.1	Agreement with Discover Card	6
19.1	Definitive Information with Schedule 14C	7
23.1	Consent of Independent Registered Public Accounting Firm	8
23.2	Consent of Attorney	9

(1)	Incorporated herein by reference to Exhibit 3.1 to our Form 10KSB filed with the Securities and Exchange Commission on December 29, 2004 (File No. 030872).
(2)	Incorporated herein by reference to Exhibit 3.2 to our Form 10KSB filed with the Securities and Exchange Commission on December 29, 2004 (File No. 030872).
(3)	Incorporated herein by reference to Exhibit 4.1 to our Form 10KSB filed with the Securities and Exchange Commission on December 29, 2004 (File No. 030872).
(4)	Attached to this report as Exhibit 5.1.
(5)	Incorporated herein by reference to Exhibit 4.1.1 to our Form 8K filed with the Securities and Exchange Commission on October 4, 2004 (File No. 030872).
(6)	Incorporated herein by reference to Exhibit 19.1 to our Form 10KSB filed with the Securities and Exchange Commission on December 29, 2004 (File No. 030872).
(7)	Attached to this report as Exhibit 23.1.
(8)	Attached to this report as Exhibit 23.2.